EXHIBIT 99.1
GLOSSARY OF TERMS AND ABBREVIATIONS

PPL Energy Supply, LLC  and its current and former subsidiaries and affiliates

KU - Kentucky Utilities Company, a public utility subsidiary of LG&E and KU Energy LLC engaged in the regulated generation, transmission, distribution and sale of electricity, primarily in Kentucky.  The subsidiary was acquired by PPL in November 2010.

LG&E - Louisville Gas and Electric Company, a public utility subsidiary of LG&E and KU Energy LLC engaged in the regulated generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas in Kentucky.  The subsidiary was acquired by PPL in November 2010.

LKE - LG&E and KU Energy LLC (formerly E.ON U.S. LLC), a subsidiary of PPL and the parent of LG&E and KU.  PPL acquired E.ON U.S. LLC in November 2010 and changed the name to LG&E and KU Energy LLC.  Within the context of this document, references to LKE also relate to the consolidated entity.

PPL - PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding, LKE and other subsidiaries.

PPL Electric - PPL Electric Utilities Corporation, a public utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding - PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus - PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets and trades wholesale and retail electricity and gas, and supplies energy and energy services in competitive markets.

PPL Energy Supply - PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.  In January 2011, PPL Energy Supply distributed its membership interest in PPL Global, representing 100% of the outstanding membership interests of PPL Global, to PPL Energy Supply's parent, PPL Energy Funding.

PPL Generation - PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.

PPL Global - PPL Global, LLC, a subsidiary of PPL Energy Supply that primarily owns and operates a business in the U.K., WPD, that is focused on the regulated distribution of electricity.  In January 2011, PPL Energy Supply distributed its membership interest in PPL Global, representing 100% of the outstanding membership interests of PPL Global, to PPL Energy Supply's parent, PPL Energy Funding.

PPL Investment Corp. - PPL Investment Corporation, a subsidiary of PPL Energy Supply.

PPL Maine - PPL Maine, LLC, a subsidiary of PPL Generation that owned generating operations in Maine, until their sales in 2009 and 2010.

PPL Martins Creek - PPL Martins Creek, LLC, a subsidiary of PPL Generation that owns generating operations in Pennsylvania.

PPL Montana - PPL Montana, LLC, an indirect subsidiary of PPL Generation that generates electricity for wholesale sales in Montana and the Pacific Northwest.

PPL Services - PPL Services Corporation, a subsidiary of PPL that provides shared services for PPL and its subsidiaries.

PPL Susquehanna - PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation.

WPD - refers collectively to WPDH Limited and its subsidiaries.

WPD (South Wales) - Western Power Distribution (South Wales) plc, a British regional electric utility company.

WPD (South West) - Western Power Distribution (South West) plc, a British regional electric utility company.

WPDH Limited - Western Power Distribution Holdings Limited, an indirect, wholly owned U.K. subsidiary of PPL Global.  Indirectly, WPDH Limited wholly owns WPD (South Wales) and WPD (South West).

Other terms and abbreviations

£ - British pounds sterling.

401(h) account - A sub-account established within a qualified pension trust to provide for the payment of retiree medical costs.

Acid Rain Program - allowance trading system established by the Clean Air Act to reduce levels of sulfur dioxide.  Under this program, affected power plants are allocated allowances based on their fuel consumption during specified baseline years and a specific emissions rate.

A.M. Best - A.M. Best Company, a company that reports on the financial condition of insurance companies.

AMT - alternative minimum tax.

AOCI - accumulated other comprehensive income or loss.

ARO - asset retirement obligation.

Baseload generation - includes the output provided by PPL's nuclear, coal, hydroelectric and qualifying facilities.

Basis - when used in the context of derivatives and commodity trading, the commodity price differential between two locations, products or time periods.

Bcf - billion cubic feet.

CAIR - the EPA's Clean Air Interstate Rule.

Clean Air Act - federal legislation enacted to address certain environmental issues related to air emissions, including acid rain, ozone and toxic air emissions.

COLA - license application for a combined construction permit and operating license from the NRC for a nuclear plant.

CTC - competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act - the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity.

DEP - Department of Environmental Protection, a state government agency.

Dodd-Frank Act - the Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law in July 2010.

DOE - Department of Energy, a U.S. government agency.

E.ON AG - a German corporation and the parent of E.ON US Investments.

E.ON US Investments - E.ON US Investments Corp., a Delaware corporation and the former parent of E.ON U.S. LLC.  PPL acquired E.ON U.S. LLC in November 2010 and changed its name to LG&E and KU Energy LLC.

Economic Stimulus Package - The American Recovery and Reinvestment Act of 2009, generally referred to as the federal economic stimulus package, which was signed into law in February 2009.

EMF - electric and magnetic fields.

EPA - Environmental Protection Agency, a U.S. government agency.

Equity Unit - consists of a Purchase Contract and, initially, a 5.0% undivided beneficial ownership interest in $1,000 principal amount of PPL Capital Funding 4.625% Junior Subordinated Notes due 2018.  Equity Units were issued in June 2010 to help fund PPL's acquisition of LKE.

ESOP - Employee Stock Ownership Plan.

Euro - the basic monetary unit among participating members of the European Union.

FERC - Federal Energy Regulatory Commission, the federal agency that regulates, among other things, interstate transmission and wholesale sales of electricity, hydroelectric power projects and related matters.

Fitch - Fitch, Inc., a credit rating agency.

FTR - financial transmission rights, which are financial instruments established to manage price risk related to electricity transmission congestion.  They entitle the holder to receive compensation or require the holder to remit payment for certain congestion-related transmission charges that arise when the transmission grid is congested.

GAAP - generally accepted accounting principles in the U.S.

GBP - British pound sterling.

GHG – greenhouse gas(es).

GWh - gigawatt-hour, one million kilowatt-hours.

Health Care Reform - The Patient Protection and Affordable Care Act (HR 3590) and the Health Care and Education Reconciliation Act of 2010 (HR 4872), signed into law in March 2010.

HMRC - HM Revenue & Customs.  The tax authority in the U.K., formerly known as Inland Revenue.

Intermediate and peaking generation - includes the output provided by PPL's oil- and natural gas-fired units.

Ironwood - a natural gas-fired power plant in Lebanon, Pennsylvania with a winter rating of 763 MW.

IRS - Internal Revenue Service, a U.S. government agency.

IRC Sec. 481 - the Internal Revenue Code Section that identifies the tax year in which accounting method change differences are recognized in federal taxable income.

ISO - Independent System Operator.

kWh - kilowatt-hour, basic unit of electrical energy.

LIBOR - London Interbank Offered Rate.

Long Island generation business - includes a 79.9 MW gas-fired plant in the Edgewood section of Brentwood, New York and a 79.9 MW oil-fired plant in Shoreham, New York and related tolling agreements.  This business was sold in February 2010.

MACT - maximum achievable control technology.

MISO (Midwest Independent System Operator) - an independent system operator and the regional transmission organization that provides open-access transmission service and monitors the high voltage transmission system in all or parts of Illinois, Indiana, Iowa, Michigan, Minnesota, Missouri, Montana, Nebraska, North Dakota, Ohio, South Dakota, Wisconsin and Manitoba, Canada.

Montana Power - The Montana Power Company, a Montana-based company that sold its generating assets to PPL Montana in December 1999.  Through a series of transactions consummated during the first quarter of 2002, Montana Power sold its electricity delivery business to NorthWestern.

Moody's - Moody's Investors Service, Inc., a credit rating agency.

MW - megawatt, one thousand kilowatts.

MWh - megawatt-hour, one thousand kilowatt-hours.

NDT - PPL Susquehanna's nuclear plant decommissioning trust.

NERC - North American Electric Reliability Corporation.

NorthWestern - NorthWestern Corporation, a Delaware corporation, and successor in interest to Montana Power's electricity delivery business, including Montana Power's rights and obligations under contracts with PPL Montana.

NPDES - National Pollutant Discharge Elimination System.

NPNS - the normal purchases and normal sales exception as permitted by derivative accounting rules.

NRC - Nuclear Regulatory Commission, the federal agency that regulates nuclear power facilities.

NUGs - non-utility generators, generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

OCI - other comprehensive income or loss.

Ofgem - Office of Gas and Electricity Markets, the British agency that regulates transmission, distribution and wholesale sales of electricity and related matters.

PEDFA - Pennsylvania Economic Development Financing Authority.

PJM (PJM Interconnection, L.L.C.) - operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PLR (Provider of Last Resort) - the role of PPL Electric in providing default electricity supply to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

PP&E - property, plant and equipment.

PUC - Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order - final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric's restructuring proceeding.

Purchase Contract - a contract that is a component of the Equity Unit that requires holders to purchase shares of PPL common stock on or prior to July 1, 2013.

PURPA - Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

RAB - regulatory asset base.  This term is also commonly known as RAV.

RECs - renewable energy credits.

RMC - Risk Management Committee.

RTO - Regional Transmission Organization.

S&P - Standard & Poor's Ratings Services, a credit rating agency.

Sarbanes-Oxley - Sarbanes-Oxley Act of 2002, which sets requirements for management's assessment of internal controls for financial reporting.  It also requires an independent auditor to make its own assessment.

SCR - selective catalytic reduction, a pollution control process for the removal of nitrogen oxide from exhaust gases.

Scrubber - an air pollution control device that can remove particulates and/or gases (such as sulfur dioxide) from exhaust gases.

SEC - Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.

SIFMA Index - the Securities Industry and Financial Markets Association Municipal Swap Index.

SNCR - selective non-catalytic reduction, a pollution control process for the removal of nitrogen oxide from exhaust gases.

Tolling agreement - agreement whereby the owner of an electric generating facility agrees to use that facility to convert fuel provided by a third party into electricity for delivery back to the third party.

Total shareowner return - increase in market value of a share of the Company's common stock plus the value of all dividends paid on a share of the common stock during the applicable performance period, divided by the price of the common stock as of the beginning of the performance period.

VaR - value-at-risk, a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level.

VEBA - Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

VIE - variable interest entity.

Volumetric risk - the risk that the actual load volumes provided under full-requirement sales contracts could vary significantly from forecasted volumes.

PPL ENERGY SUPPLY, LLC AND SUBSIDIARIES

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The information provided in this Item 7 should be read in conjunction with PPL Energy Supply's Consolidated Financial Statements and the accompanying Notes.  Terms and abbreviations are explained in the glossary.  Dollars are in millions unless otherwise noted.

PPL Energy Supply is an energy company with headquarters in Allentown, Pennsylvania.  Through its subsidiaries, PPL Energy Supply is primarily engaged in the generation and marketing of electricity in two key markets - the northeastern and northwestern U.S. - and, through 2010, in the delivery of electricity in the U.K.  PPL Energy Supply's overall strategy is to achieve disciplined growth in energy supply margins while limiting volatility in both cash flows and earnings and to achieve stable, long-term growth in its regulated international electricity delivery business through efficient operations and strong customer and regulatory relations.  More specifically, PPL Energy Supply's strategy for its competitive electricity generation and marketing business is to match energy supply with load, or customer demand, under contracts of varying lengths with creditworthy counterparties to capture profits while effectively managing exposure to energy and fuel price volatility, counterparty credit risk and operational risk.  PPL Energy Supply's strategy for its regulated international electricity delivery business is to own and operate this business at the most efficient cost while maintaining high quality customer service and reliability.

Through December 31, 2010, PPL Energy Supply had two reportable segments - International Regulated and Supply.  However, in January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding, to better align PPL's organizational structure with the manner in which it manages its businesses and reports segment information in its consolidated financial statements.  As a result, effective January 1, 2011, PPL Energy Supply operates in a single business segment and through its subsidiaries is primarily engaged in the generation and marketing of electricity in two key markets - the northeastern and northwestern U.S.  The operating results of the International Regulated segment have been reclassified to Discontinued Operations on the Statements of Income for all prior periods and details for the International Regulated segment are no longer presented.  See Note 6 to the Financial Statements for additional information.  Certain information for periods subsequent to 2010 has been adjusted to eliminate amounts related to PPL Global.

To manage financing costs and access to credit markets, a key objective for PPL Energy Supply's business is to maintain a strong credit profile.  PPL Energy Supply continually focuses on maintaining an appropriate capital structure and liquidity position.  In addition, PPL Energy Supply has adopted financial and operational risk management programs that, among other things, are designed to monitor and manage its exposure to earnings and cash flow volatility related to changes in energy and fuel prices, interest rates, foreign currency exchange rates, counterparty credit quality and the operating performance of its generating units.  See "Item 1A. Risk Factors" in PPL Energy Supply's 2010 Form 10-K for more information concerning these and other material risks PPL Energy Supply faces in its businesses.

Refer to "Item 1. Business - Background" in PPL Energy Supply's 2010 Form 10-K for descriptions of PPL Energy Supply's business, which through December 31, 2010 had two reportable segments - International Regulated (formerly International Delivery) and Supply.  In 2010, there were no changes to these segments other than renaming the International Regulated segment.

"Management's Discussion and Analysis of Financial Condition and Results of Operations" provides information concerning PPL Energy Supply's performance in implementing the strategies and managing the risks and challenges mentioned above.  Specifically:

•	"Results of Operations" provides an overview of PPL Energy Supply's operating results in 2010, 2009 and 2008, including a review of earnings. It also provides a brief outlook for 2011.

•
"Financial Condition - Liquidity and Capital Resources" provides an analysis of PPL Energy Supply's liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual obligations and capital expenditure requirements) and the key risks and uncertainties that impact PPL Energy Supply's past and future liquidity position and financial condition.  This subsection also includes rating agency actions on PPL Energy Supply's credit ratings.

•	"Financial Condition - Risk Management - Energy Marketing & Trading and Other" provides an explanation of PPL Energy Supply's risk management programs relating to market risk and credit risk.

•
"Application of Critical Accounting Policies" provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Energy Supply and that require its management to make significant estimates, assumptions and other judgments.

See "Item 1. Business - Background - Segment Information - Pennsylvania Regulated Segment" in PPL Energy Supply's 2010 Form 10-K for a discussion of the Customer Choice Act.

When comparing 2010 with 2009, certain line items on PPL Energy Supply's financial statements were impacted by the expiration of the full-requirement energy supply contracts.  Overall, the expiration of generation rate caps had a significant positive impact on PPL Energy Supply's results of operations, financial condition and cash flows during 2010.

The primary impact of the expiration of generation rate caps and these contracts is reflected in PPL Energy Supply's unregulated gross energy margins.  See "Statement of Income Analysis" for an explanation of this non-GAAP financial measure.  In 2010, PPL Energy Supply sold the majority of its generation supply under various wholesale and retail contracts at prevailing market rates at the time the contracts were executed.  In 2009, the majority of generation produced by PPL Energy Supply's generation plants was sold to PPL Electric's customers as PLR supply under predetermined capped rates.

See "Regulatory Issues - Enactment of Financial Reform Legislation" in Note 11 for information on the Dodd-Frank Act.

Results of Operations

Earnings
	2010	2009	2008

Net Income Attributable to PPL Energy Supply	$861	$246	$768

The after-tax changes in Net Income Attributable to PPL Energy Supply from year to year were due to the following factors, including several special items that management considers significant.  Details of these special items are provided below.

	2010 vs. 2009	2009 vs. 2008

Eastern U.S. non-trading margins	$607	$(3)
Western U.S. non-trading margins	9	20
Net energy trading margins	(9)	81
Other operation and maintenance	(26)	(33)
Depreciation	(24)	(18)
Income taxes and other	81	(44)
Discontinued operations, excluding special items (Note 6)	(29)	(28)
Special items	6	(497)
Total	$615	$(522)

•	See "Unregulated Gross Energy Margins" in the "Statement of Income Analysis" section for an explanation of non-trading margins and net energy trading margins.

•
Other operation and maintenance increased in 2010 compared with 2009, primarily due to increased payroll-related costs, higher contractor-related costs and other costs at Susquehanna.  Also contributing to the increase were higher support group costs, higher expenses at western fossil/hydro plants due to the Corette overhaul and lease expense related to the use of the streambeds in Montana.  See Note 11 to the Financial Statements for additional information on continuing litigation regarding the streambeds in Montana.

Other operation and maintenance increased in 2009 compared with 2008, primarily due to increased payroll-related costs, higher contractor-related costs and other costs at generation plants.

•	Depreciation increased in 2010 compared with 2009, primarily due to the Brunner Island environmental equipment that was placed in service in 2009 and early 2010.

Depreciation increased in 2009 compared with 2008, primarily due to the scrubbers at Brunner Island and Montour and portions of the Susquehanna uprate projects that were placed in service in 2008 and 2009.

•
Income taxes decreased in 2010 compared with 2009, primarily due to a release of valuation allowances related to deferred tax assets for Pennsylvania net operating loss carryforwards, investment tax credits at Holtwood and Rainbow, a release of tax reserves in 2010, and a tax benefit from the manufacturing deduction.

Income taxes increased in 2009 compared with 2008, in part due to lower domestic manufacturing deductions in 2009.

•	Income from discontinued operations, excluding special items and the impact of revenues and expenses included in margins, decreased in 2010 compared with 2009, primarily due to:

•
U.K. utility revenues increased in 2010 compared with 2009, primarily due to price increases in April 2010 and 2009, partially offset by lower regulatory recovery due to a revised estimate of network electricity losses.

•	U.K. other operation and maintenance increased in 2010 compared with 2009, primarily due to higher pension expense resulting from an increase in amortization of actuarial losses.

•	U.K. interest expense increased in 2010 compared with 2009, primarily due to higher inflation rates on index-linked Senior Unsecured Notes and interest expense related to the March 2010 debt issuance.

•
U.K. income taxes decreased in 2010 compared with 2009, primarily due to realized capital losses that offset a gain relating to a business activity sold in 1999, partially offset by favorable settlements of uncertain tax positions in 2009.

•
Changes in foreign currency exchange rates positively impacted U.K. earnings for 2010 compared with 2009.  The weighted-average exchange rates for the British pound sterling were approximately $1.56 in 2010 and $1.53 in 2009.

•	U.S. income taxes increased in 2010 compared with 2009, primarily due to changes in the taxable amount of planned U.K. cash repatriations.

Income from discontinued operations, excluding special items and the impact of revenues and expenses included in margins, decreased in 2009 compared with 2008, primarily due to:

•	U.K. utility revenues increased in 2009 compared with 2008, due to higher regulatory recovery primarily due to a revised estimate of network electricity losses and higher prices.

•	U.K. other operation and maintenance decreased in 2009 compared with 2008, primarily due to lower pension cost resulting from an increase in discount rates and lower inflation rates.

•	U.K. interest expense decreased in 2009 compared with 2008, primarily due to lower inflation rates on index-linked Senior Unsecured Notes and lower debt balances.

•
U.K. income taxes decreased in 2009 compared with 2008, primarily due to HMRC's determination related to the valuation of a business activity sold in 1999 and to the deductibility of foreign currency exchange losses, partially offset by the settlement of uncertain tax positions and a change in the tax law in 2008.

•
Changes in foreign currency exchange rates negatively impacted U.K. earnings for 2009 compared with 2008.  The weighted-average exchange rates for the British pound sterling were approximately $1.53 in 2009 and $1.91 in 2008.

The following after-tax amounts, which management considers special items, also impacted earnings.

	2010	2009	2008

Adjusted energy-related economic activity, net (a)	$(121)	$(225)	$251
Foreign currency-related economic hedges (b)	1	1
Sales of assets:
Maine hydroelectric generation business (Note 6)	15	22
Sundance indemnification	1
Long Island generation business (c)		(33)
Latin American businesses (Note 6)		(27)
Interest in Wyman Unit 4 (Note 6)		(4)
Impairments:
Impacts from emission allowances (d)	(10)	(19)	(25)
Adjustments - NDT investments (e)			(17)
Other asset impairments (f)		(5)	(15)
Workforce reduction (Note 9)		(8)	(2)
LKE acquisition-related costs:
Monetization of certain full-requirement sales contracts (g)	(125)
Anticipated sale of certain non-core generation facilities (h)	(64)
Reduction of credit facility (Note 4)	(6)
Other:
Montana hydroelectric litigation (Note 11)	(34)	(3)
Health Care Reform - tax impact (Note 9)	(5)
Montana basin seepage litigation (Note 11)	2		(5)
Change in U.K. tax rate (Note 3)	18
U.S. Tax Court ruling (i)	12
Change in tax accounting method related to repairs (Note 3)		(21)
Synfuel tax adjustment (Note 11)			(13)
Off-site remediation of ash basin leak (Note 11)			1
Total	$(316)	$(322)	$175

(a)	See "Reconciliation of Economic Activity" below.
(b)	Represents unrealized gains on contracts that economically hedge anticipated earnings from discontinued operations denominated in British pounds sterling.
(c)	Consists primarily of the initial impairment charge recorded in June 2009 when this business was classified as held for sale. See Note 6 to the Financial Statements for additional information.
(d)
2010 and 2009 include impairments of sulfur dioxide emission allowances.  2009 also includes a pre-tax gain of $4 million related to the settlement of a dispute regarding the sale of certain annual nitrogen oxide allowance put options.  See Note 14 to the Financial Statements for additional information.

2008 consists of charges related to annual nitrogen oxide allowances and put options. See Note 14 to the Financial Statements for additional information.
(e)	Represents other-than-temporary impairment charges on securities, including reversals of previous impairments when securities previously impaired were sold.
(f)	2008 primarily consists of a pre-tax charge of $22 million related to the Holtwood hydroelectric expansion project. See Note 5 to the Financial Statements for additional information.
(g)	See "Components of Monetization of Certain Full-Requirement Sales Contracts" below.
(h)
Consists primarily of an impairment charge recorded when these facilities were classified as held for sale, and allocated goodwill that was written off.  See Note 6 to the Financial Statements for additional information.

(i)
Represents the net tax benefit recorded as a result of the U.S. Tax Court ruling that the U.K. Windfall Profits Tax is creditable for U.S. tax purposes, excluding the reversal of accrued interest.  See Notes 3 and 11 to the Financial Statements for additional information.

Reconciliation of Economic Activity

The following table reconciles unrealized pre-tax gains (losses) from the table within "Commodity Price Risk (Non-trading) - Economic Activity" in Note 15 to the Financial Statements to the special item identified as "Adjusted energy-related economic activity, net."

	2010	2009	2008
Operating Revenues
Unregulated retail electric and gas	$1	$6	$5
Wholesale energy marketing	(805)	(229)	1,056
Operating Expenses
Fuel	29	49	(79)
Energy Purchases	286	(155)	(553)
Energy-related economic activity (a)	(489)	(329)	429
Option premiums (b)	32	(54)
Adjusted energy-related economic activity	(457)	(383)	429
Less: Unrealized economic activity associated with the monetization of certain
full-requirement sales contracts (c)	(251)
Adjusted energy-related economic activity, net, pre-tax	$(206)	$(383)	$429

Adjusted energy-related economic activity, net, after-tax	$(121)	$(225)	$251

(a)	The components of this item are from the table within "Commodity Price Risk (Non-trading) - Economic Activity" in Note 15 to the Financial Statements.
(b)
Adjustment for the net deferral and amortization of option premiums over the delivery period of the item that was hedged or upon realization.  After-tax amount for 2010 was a $19 million gain and for 2009 was a $31 million loss.

(c)	See "Components of Monetization of Certain Full-Requirement Sales Contracts" below.

Components of Monetization of Certain Full-Requirement Sales Contracts

The following table provides the components of the "Monetization of Certain Full-Requirement Sales Contracts" special item.

2010

Full-requirement sales contracts monetized (a)	$(68)
Economic activity related to the full-requirement sales contracts monetized	(146)
Monetization of certain full-requirement sales contracts, pre-tax (b)	$(214)

Monetization of certain full-requirement sales contracts, after-tax	$(125)

(a)	See "Commodity Price Risk (Non-trading) – Monetization of Certain Full-Requirement Sales Contracts" in Note 15 to the Financial Statements for additional information.
(b)
Includes unrealized losses of $251 million from the "Reconciliation of Economic Activity" table above.  These amounts are reflected in "Wholesale energy marketing - Unrealized economic activity" and "Energy purchases - Unrealized economic activity" on the Statement of Income.  Also includes net realized gains of $37 million, which are reflected in "Wholesale energy marketing - Realized" and "Energy purchases - Realized" on the Statement of Income.  This economic activity will continue to be realized through May 2013.

2011 Outlook

Excluding special items, lower earnings are projected in 2011 compared with 2010 as a result of lower energy margins driven by lower energy and capacity prices in the East, higher average fuel costs, and higher operation and maintenance expense.  In addition, as a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, earnings in 2011 will exclude the earnings of PPL Global.

Earnings beyond 2010 are subject to various risks and uncertainties.  See "Forward-Looking Information," "Item 1. Business" and "Item 1A. Risk Factors" in PPL Energy Supply's 2010 Form 10-K and the rest of this Item 7 and Note 11 to the Financial Statements included herein for a discussion of the risks, uncertainties and factors that may impact future earnings.

Statement of Income Analysis --

Unregulated Gross Energy Margins

Non-GAAP Financial Measure

The following discussion includes financial information prepared in accordance with GAAP, as well as a non-GAAP financial measure, "Unregulated Gross Energy Margins."  "Unregulated Gross Energy Margins" is a single financial performance measure of PPL Energy Supply's competitive energy non-trading and trading activities.  In calculating this measure, PPL Energy Supply's unregulated energy revenues are offset by the cost of fuel and energy purchases, and adjusted for other related items.  This performance measure is relevant to PPL Energy Supply due to the volatility in the individual revenue and expense lines on the Statements of Income that comprise "Unregulated Gross Energy Margins."  This volatility stems from a number of factors, including the required netting of certain transactions with ISOs and significant swings in unrealized gains and losses.  Such factors could result in gains or losses being recorded in either "Wholesale energy marketing" or "Energy purchases" on the Statements of Income.  In addition, PPL Energy Supply excludes from "Unregulated Gross Energy Margins" energy-related economic activity, which includes the changes in fair value of positions used to economically hedge a portion of the economic value of PPL Energy Supply's competitive generation assets, full-requirement and retail activities.  This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged.  Also included in this energy-related economic activity is the ineffective portion of qualifying cash flow hedges, net losses on the monetization of certain full-requirement sales contracts and premium amortization associated with options.  This economic activity is deferred, with the exception of the net losses on the full-requirement sales contracts that were monetized, and included in unregulated gross energy margins over the delivery period that was hedged or upon realization.  PPL Energy Supply believes that "Unregulated Gross Energy Margins" provides another criterion to make investment decisions.  This performance measure is used, in conjunction with other information, internally by senior management and the Board of Directors of PPL to manage its competitive energy non-trading and trading activities.  PPL's management also uses "Unregulated Gross Energy Margins" in measuring certain PPL corporate performance goals used in determining variable compensation.

This measure is not intended to replace "Operating Income," which is determined in accordance with GAAP, as an indicator of overall operating performance.  Other companies may use different measures to analyze and to report on the results of their operations.  The following table reconciles "Operating Income" to "Unregulated Gross Energy Margins" as defined by PPL Energy Supply.

	2010	2009	2008

Operating Income (a)	$1,061	$135	$825
Adjustments:
Energy-related businesses, net (b)	(7)	(8)	(14)
Other operation and maintenance (a)	979	921	876
Depreciation (a)	236	196	165
Taxes, other than income (a)	46	29	20
Revenue adjustments (c)	600	411	(868)
Expense adjustments (c)	(145)	47	560
Unregulated gross energy margins	$2,770	$1,731	$1,564

(a)	As reported on the Statements of Income.
(b)	Amount represents the net of "Energy-related businesses" revenue and expense as reported on the Statements of Income.
(c)	The components of these adjustments are detailed in the table below.

The following table provides the income statement line items and other adjustments that comprise unregulated gross energy margins.

	2010	2009	Change	2009	2008	Change
Revenue
Wholesale energy marketing (a)	$4,027	$2,955	$1,072	$2,955	$3,194	$(239)
Wholesale energy marketing to affiliate (a)	320	1,806	(1,486)	1,806	1,826	(20)
Unregulated retail electric and gas (a)	415	152	263	152	151	1
Net energy trading margins (a)	2	17	(15)	17	(121)	138
Revenue adjustments (b)
Exclude impact from energy-related
economic activity (c)	483	274	209	274	(1,061)	1,335
Include gains from sale of emission allowances/RECs (d)		2	(2)	2	6	(4)
Include revenue from certain discontinued operations (e)	117	135	(18)	135	187	(52)
Total revenue adjustments	600	411	189	411	(868)	1,279
	5,364	5,341	23	5,341	4,182	1,159
Expense
Fuel (a)	1,096	920	176	920	1,057	(137)
Energy purchases (a)	1,350	2,667	(1,317)	2,667	2,013	654
Energy purchases from affiliate (a)	3	70	(67)	70	108	(38)
Expense adjustments (b)
Exclude impact from energy-related
economic activity (f)	63	(109)	172	(109)	(632)	523
Include expenses from certain discontinued operations (g)	33	22	11	22	37	(15)
Include ancillary charges (d)	24	19	5	19	15	4
Include gross receipts tax (h)	15		15
Other	10	21	(11)	21	20	1
Total expense adjustments	145	(47)	192	(47)	(560)	513
	2,594	3,610	(1,016)	3,610	2,618	992
Unregulated gross energy margins	$2,770	$1,731	$1,039	$1,731	$1,564	$167

(a)	As reported on the Statements of Income.
(b)	To include/exclude the impact of any revenues and expenses consistent with the way management reviews unregulated gross energy margins internally.
(c)
See "Commodity Price Risk (Non-trading) – Economic Activity" in Note 15 to the Financial Statements for additional information.  In addition, 2010 and 2009 includes a pre-tax gain of $28 million and a loss of $51 million related to the amortization of option premiums, and in 2010 a realized gain of $293 million related to the monetization of certain full-requirement sales contracts.  These amounts are reflected in "Wholesale energy marketing – Realized" on the Statement of Income.

(d)	Included in "Other operation and maintenance" on the Statements of Income.
(e)	Represents the operating revenues of certain businesses classified as discontinued operations. See Note 6 to the Financial Statements for additional information.
(f)
See "Commodity Price Risk (Non-trading) – Economic Activity" in Note 15 to the Financial Statements for additional information.  In addition, 2010 and 2009 include a pre-tax gain of $4 million and a loss of $3 million related to the amortization of option premiums, and in 2010 a realized loss of $256 million related to the monetization of certain full-requirement sales contracts.  These amounts are reflected in "Energy purchases – Realized" on the Statement of Income.

(g)
Represents fuel costs and energy purchases associated with the anticipated sale of certain non-core generation facilities that are classified as discontinued operations.  See Note 6 to the Financial Statements for additional information.

(h)	Included in "Taxes, other than income" on the Statement of Income.

Unregulated Gross Energy Margins By Region

Unregulated gross energy margins are generated through non-trading and trading activities.  The non-trading energy business is managed on a geographic basis that is aligned with its generation assets.

	2010	2009	Change	2009	2008	Change
Non-trading:
Eastern U.S.	$2,429	$1,391	$1,038	$1,391	$1,396	$(5)
Western U.S.	339	323	16	323	289	34
Net energy trading	2	17	(15)	17	(121)	138
Unregulated gross energy margins	$2,770	$1,731	$1,039	$1,731	$1,564	$167

Eastern U.S.

Eastern U.S. non-trading margins were higher in 2010 compared with 2009, primarily due to significantly higher pricing in 2010 for eastern baseload generation compared with prices realized under the PLR contract with PPL Electric that expired at the end of 2009.  Partially offsetting the increase were lower realized margins from full-requirement sales contracts due to lower customer demand and customer migration.

Eastern U.S. non-trading margins were lower in 2009 compared with 2008, primarily due to lower margins on full-requirement sales contracts resulting from mild weather, decreased demand, and customer migration.  Also contributing to the decrease were higher average baseload generation fuel costs, primarily due to higher coal prices.  Partially offsetting these lower margins were net gains resulting from the settlement of economic positions associated with rebalancing portfolios to better align them with current strategies, higher capacity revenue, higher baseload generation output due to unplanned major outages in 2008, and an increase in the PLR sales prices in accordance with the PUC Final Order.

Western U.S.

Western U.S. non-trading margins were higher in 2010 compared with 2009, primarily due to higher average prices, partially offset by lower volumes.

Western U.S. non-trading margins were higher in 2009 compared with 2008, primarily due to higher wholesale volumes and increased generation from the hydroelectric units.

Net Energy Trading

Net energy trading margins decreased in 2010 compared with 2009, consisting of lower trading margins related to power and gas, partially offset by higher trading margins related to FTRs.

Net energy trading margins increased in 2009 compared with 2008, primarily due to increased margins in the power, gas and oil trading positions resulting from unrealized trading losses in 2008 due to a dramatic decline in energy prices and a severe contraction of liquidity in the wholesale power markets.

Energy-Related Businesses

The changes in contributions from energy-related businesses were due to:

	2010 vs. 2009	2009 vs. 2008

Mechanical business (a)	$(8)	$(6)
Other	7
Total	$(1)	$(6)

(a)	Primarily attributable to a decline in construction activity caused by the slowdown in the economy.

Other Operation and Maintenance

The changes in other operation and maintenance expenses were due to:

	2010 vs. 2009	2009 vs. 2008

Montana hydroelectric litigation (Note 11)	$48	$8
Other costs at Susquehanna nuclear plant	23	14
Outage costs at Susquehanna nuclear plant	8
Uncollectible accounts	3	(8)
Other costs at fossil/hydroelectric plants	2	17
Outage costs at eastern fossil/hydroelectric plants		23
Impacts from emission allowances (a)	(16)	(9)
Workforce reductions (Note 9)	(10)	12
Allocation of certain corporate support group costs	(3)	16
Defined benefit costs (Note 9)	(2)	11
Impairment of cancelled generation expansion project in 2008 (Note 5)		(22)
Montana basin seepage litigation (Note 11)		(8)
Trademark royalty fees from a PPL subsidiary (Note 12)		(7)
Other	5	(2)
Total	$58	$45

(a)
For the period 2010 compared to 2009, $21 million relates to lower impairment charges of sulfur dioxide emission allowances.  See Note 14 to the Financial Statements for additional information.  Partially offsetting the decrease was a $5 million increase in the charge for the settlement of a dispute regarding the sale of certain annual nitrogen oxide allowance put options.

For the period 2009 compared to 2008, $33 million relates to lower impairment charges of nitrogen oxide allowances partially offset by $37 million of higher impairment charges of sulfur dioxide allowances.  See Note 14 to the Financial Statements for additional information.  Also contributing to the difference was a $13 million decrease in the charge for the settlement of a dispute regarding the sale of certain annual nitrogen oxide allowance put options.

Depreciation

Depreciation increased by $40 million in 2010 compared with 2009 and by $31 million in 2009 compared with 2008, primarily due to additions to PP&E.  PP&E additions included Susquehanna generation uprates and the completion of Brunner Island environmental projects in 2008 through 2010, as well as the Montour scrubber project in 2008.

Taxes, Other Than Income

The changes in taxes, other than income were due to:

	2010 vs. 2009	2009 vs. 2008

Pennsylvania gross receipts tax (a)	$15
Property tax expense (b)	1	$10
Other	1	(1)
	$17	$9

(a)	The increase in 2010 compared with 2009 was primarily due to an increase in retail electricity sales by PPL EnergyPlus. This tax is included in "Unregulated Gross Energy Margins" above.
(b)	The increase in 2009 compared with 2008 was primarily due to a $7 million property tax credit recorded by PPL Montana in 2008.

Other Income (Expense) - net

See Note 13 to the Financial Statements for details.

Other-Than-Temporary Impairments

Other-than-temporary impairments decreased by $15 million in 2010 compared with 2009 and by $18 million in 2009 compared with 2008.  The decrease for both periods was primarily due to stronger returns on NDT investments caused by improved market conditions within the financial markets.

Interest Income from Affiliates

Interest income from affiliates increased by $7 million in 2010 compared with 2009, primarily due to loans to LKE subsidiaries, which have been fully repaid as of December 31, 2010.

Interest income from affiliates decreased by $12 million in 2009 compared with 2008, primarily due to the decline in the average balance outstanding and the floating interest rate on the collateral deposit related to the PLR contract.

Interest Expense

The changes in interest expense were due to:

	2010 vs. 2009	2009 vs. 2008

Capitalized interest	$12	$12
Amortization of debt issuance costs	12	4
Montana hydroelectric litigation (Note 11)	10
Other	(2)	(1)
Total	$32	$15

Income Taxes

The changes in income taxes were due to:

	2010 vs. 2009	2009 vs. 2008

Higher (lower) pre-tax book income	$356	$(271)
State valuation allowance adjustments	(52)
Federal income tax credits	(10)	(17)
Domestic manufacturing deduction	(8)	13
Federal and state tax reserve adjustments	(8)	(13)
Federal and state tax return adjustments	(29)	30
Health Care Reform	5
Other	4	5
	$258	$(253)

See Note 3 to the Financial Statements for additional information on income taxes.

Discontinued Operations

See Note 6 to the Financial Statements for information related to various 2010 and 2009 sales, including the anticipated sale of certain non-core generation facilities expected to occur in the first quarter of 2011, as well as the reclassification of PPL Global's operating results as Discontinued Operations as a result of the January 2011 distribution by PPL Energy Supply of its membership interest in PPL Global to its parent, PPL Energy Funding.

Financial Condition

Liquidity and Capital Resources

PPL Energy Supply expects to continue to have adequate liquidity available through operating cash flows, cash and cash equivalents and its credit facilities.  Additionally, subject to market conditions, PPL Energy Supply currently plans to access debt capital markets in 2011.

PPL Energy Supply's cash flows from operations and access to cost-effective bank and capital markets are subject to risks and uncertainties including, but not limited to:

•	changes in market prices for electricity;
•	changes in commodity prices that may increase the cost of producing power or decrease the amount PPL Energy Supply receives from selling power;
•	operational and credit risks associated with selling and marketing products in the wholesale power markets;
•
potential ineffectiveness of the trading, marketing and risk management policy and programs used to mitigate PPL Energy Supply's risk exposure to adverse electricity and fuel prices, interest rates and counterparty credit;

•	reliance on transmission and distribution facilities that PPL Energy Supply does not own or control to deliver its electricity and natural gas;
•
unavailability of generating units (due to unscheduled or longer-than-anticipated generation outages, weather and natural disasters) and the resulting loss of revenues and additional costs of replacement electricity;

•	costs of compliance with existing and new environmental laws and with new security and safety requirements for nuclear facilities;
•	any adverse outcome of legal proceedings and investigations with respect to PPL Energy Supply's current and past business activities;
•	deterioration in the financial markets that could make obtaining new sources of bank and capital markets funding more difficult and more costly; and
•	a downgrade in PPL Energy Supply's or its rated subsidiaries' credit ratings that could adversely affect their ability to access capital and increase the cost of credit facilities and any new debt.

See "Item 1A. Risk Factors" in PPL Energy Supply's 2010 Form 10-K for further discussion of risks and uncertainties affecting PPL Energy Supply's cash flows.

At December 31, PPL Energy Supply had the following:

	2010 (a)	2009	2008

Cash and cash equivalents	$661	$245	$464
Short-term investments (b)			150
	$661	$245	$614
Short-term debt	$531	$639	$584

(a)
$325 million of the December 31, 2010 cash and cash equivalents and $181 million of short-term debt were removed from the balance sheet in 2011 as a result of PPL Energy Supply's distribution of PPL Global to its parent in January 2011.

(b)
2008 amount represents tax-exempt bonds issued by the PEDFA in December 2008 on behalf of PPL Energy Supply and purchased by a subsidiary of PPL Energy Supply upon issuance.  Such bonds were refunded in April 2009.  See Note 4 to the Financial Statements for further discussion.

The changes in PPL Energy Supply's cash and cash equivalents position resulted from:

	2010	2009	2008

Net cash provided by operating activities	$1,840	$1,413	$1,039
Net cash used in investing activities	(825)	(551)	(1,696)
Net cash provided by (used in) financing activities	(612)	(1,081)	779
Effect of exchange rates on cash and cash equivalents	13		(13)
Net Increase (Decrease) in Cash and Cash Equivalents	$416	$(219)	$109

Operating Activities

Net cash provided by operating activities increased by 30%, or $427 million, in 2010 compared with 2009.  The expiration of the long-term power purchase agreements between PPL Electric and PPL EnergyPlus at the end of 2009 enabled PPL EnergyPlus to sell power at higher market prices and had a positive impact on net income, and specifically on "unregulated gross energy margins" which increased over $600 million, after-tax, in 2010 compared with 2009, and therefore, was the primary driver to the above increase.  The positive impact of additional earnings was partially offset by a reduction in the amount of counterparty collateral received and by additional defined benefit plan contributions.  In addition, changes in working capital in 2010 compared with 2009 offset the $300 million impact of cash collateral received from PPL Electric in 2009 as discussed below.

Net cash provided by operating activities increased by 36%, or $374 million, in 2009 compared with 2008, primarily as a result of the return of $300 million in cash collateral from PPL Electric related to the long-term PLR energy supply agreements (which expired at the end of 2009); cash collateral received from counterparties; and the benefit of lower income tax payments due to the change in method of accounting for certain expenditures for tax purposes.  These increases were partially offset by a decrease in accounts payable and the unfavorable impact of foreign currency exchange rates in 2009 compared with 2008.

A significant portion of PPL Energy Supply's operating cash flows is derived from its baseload generation business activities.  PPL Energy Supply employs a formal hedging program for its baseload generation fleet, the primary objective of which is to provide a reasonable level of near-term cash flow and earnings certainty while preserving upside potential of power price increases over the medium term.  See Note 15 to the Financial Statements for further discussion.  Despite its hedging practices, PPL Energy Supply expects its future cash flows to be more influenced by commodity prices than during the past years when long-term supply contracts were in place between PPL EnergyPlus and PPL Electric. In the near-term, PPL Energy Supply expects its operating cash flows to decline as a result of lower commodity prices.  In addition, in January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding, to better align PPL's organizational structure with the manner in which it manages its businesses and reports segment information in its consolidated financial statements.  See Note 6 to the Financial Statements for additional information.  As a result, PPL Energy Supply's net cash provided by operating activities will also decline in future periods, as compared with prior periods.  Excluding PPL Global, PPL Energy Supply's net cash provided by operating activities was $1.6 billion, $1.2 billion and $760 million for 2010, 2009 and 2008.

PPL Energy Supply's contracts for the sale and purchase of electricity and fuel often require cash collateral or other credit enhancements, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Energy Supply's or its subsidiary's credit ratings or adverse changes in market prices.  For example, in addition to limiting its trading ability, if PPL Energy Supply's or its subsidiary's ratings were lowered to below "investment grade" and there was a 10% adverse movement in energy prices, PPL Energy Supply estimates that, based on its December 31, 2010 positions, it would have had to post additional collateral of approximately $348 million with respect to electricity and fuel contracts.  PPL Energy Supply has in place risk management programs that are designed to monitor and manage its exposure to volatility of cash flows related to changes in energy and fuel prices, interest rates, foreign currency exchange rates, counterparty credit quality and the operating performance of its generating units.

Investing Activities

The primary use of cash in investing activities is capital expenditures.  See "Forecasted Uses of Cash" for detail regarding capital expenditures in 2010 and projected expenditures for the years 2011 through 2015.

Net cash used in investing activities increased 50%, or $274 million in 2010 compared with 2009, primarily as a result of a decrease of $154 million from proceeds from the sale of other investments, a change of $135 million from restricted cash and cash equivalents, and an increase of $102 million in capital expenditures.  The increase in cash used in investing activities from the above items was partially offset by the change in proceeds received from the sale of businesses, which are discussed in Note 6 to the Financial Statements and a change of $28 million in other investing activities.  PPL Energy Supply received proceeds of $81 million from the sale of the majority of the Maine hydroelectric generation business in 2009, compared to proceeds of $162 million received in 2010 from the sales of the Long Island generation business and the remaining Maine hydroelectric generation business assets.

Net cash used in investing activities decreased 68%, or $1.1 billion in 2009 compared with 2008, primarily as a result of a change of $371 million from restricted cash and cash equivalents, a change of $249 million from purchases and sales of other investments, a change of $244 million from purchases and sales of intangible assets, a decrease of $207 million in capital expenditures and $81 million of proceeds received in 2009 from the sale of the majority of the Maine hydroelectric generation business.  See Note 1 to the Financial Statements for a discussion of restricted cash and cash equivalents and Note 4 to the Financial Statements for a discussion of the purchase and sale by a subsidiary of PPL Energy Supply of Exempt Facilities Revenue Bonds issued by the PEDFA on behalf of PPL Energy Supply and Note 6 to the Financial Statements for a discussion of the sale of the majority of the Maine hydroelectric generation business.

In January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding.  See Note 6 to the Financial Statements for additional information.  Excluding PPL Global, PPL Energy Supply's net cash used in investing activities was $544 million, $308 million and $1.5 billion for 2010, 2009 and 2008.

Financing Activities

Net cash used in financing activities was $612 million in 2010 compared with $1.1 billion in 2009 and net cash provided by financing activities of $779 million in 2008.  The change from 2009 to 2010 primarily reflects more long-term debt issuances, increased contributions from and distributions to Member, and less short-term borrowings in 2010.  The change from 2008 to 2009 primarily reflects no issuances of long-term debt in 2009, reduced contributions from Member, increased distributions to Member and less short-term borrowings in 2009.

In 2010, cash used in financing activities primarily consisted of $4.7 billion in distributions to Member, partially offset by $3.6 billion in contributions from Member and net debt issuances of $509 million.  The distributions to and contributions from Member during 2010 primarily relate to the funds received by PPL in June 2010 from the issuance of common stock and Equity Units.  These funds were invested by a subsidiary of PPL Energy Supply until they were returned to its Member in October 2010 to be available to partially fund PPL's acquisition of LKE and pay certain acquisition-related fees and expenses.

In 2009, cash used in financing activities primarily consisted of $943 million in distributions to Member and net debt retirements of $177 million, partially offset by $50 million in contributions from Member.

In 2008, cash provided by financing activities primarily consisted of net debt issuances of $1.1 billion and $421 million in contributions from Member, partially offset by $750 million in distributions to Member.

See "Forecasted Sources of Cash" for a discussion of PPL Energy Supply's plans to issue debt securities, as well as a discussion of credit facility capacity available to PPL Energy Supply.  Also see "Forecasted Uses of Cash" for information regarding maturities of PPL Energy Supply's long-term debt.

PPL Energy Supply's debt financing activity in 2010 was:

	Issuances (a)	Retirements

WPD Senior Unsecured Notes	$597
Other long-term debt	5
PPL Energy Supply short-term debt (net change)	65
WPD short-term debt (net change)		$(158)
Total	$667	$(158)
Net increase	$509

(a)	Issuances are net of pricing discounts, where applicable and exclude the impact of debt issuance costs.

See Note 4 to the Financial Statements for more detailed information regarding PPL Energy Supply's financing activities in 2010.

In January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding.  See Note 6 to the Financial Statements for additional information.  Excluding PPL Global, PPL Energy Supply's net cash (used in) provided by financing activities was $(1.0) billion, $(1.1) billion and $738 million for 2010, 2009 and 2008.

Forecasted Sources of Cash

PPL Energy Supply expects to continue to have significant sources of cash available in the near term, including various credit facilities, operating leases and contributions from Member.  Additionally, PPL Energy Supply expects to have access to debt capital markets and currently plans to issue up to $500 million in long-term debt securities in 2011, subject to market conditions.

Credit Facilities

At December 31, 2010, PPL Energy Supply's total committed borrowing capacity under credit facilities and the use of this borrowing capacity were:

					Letters of
	Committed				Credit	Unused
	Capacity		Borrowed		Issued (a)	Capacity

Domestic Credit Facilities (b)		$3,500		$350	$185		$2,965

WPDH Limited Credit Facility (c)	₤	150	₤	115	n/a	₤	35
WPD (South West) Credit Facility (d)		210			n/a		210
Total WPD Credit Facilities (e)	₤	360	₤	115	n/a	₤	245

(a)	The borrower under each of these facilities has a reimbursement obligation to the extent any letters of credit are drawn upon.
(b)
PPL Energy Supply has the ability to borrow $3.0 billion under its credit facilities.  Such borrowings generally bear interest at LIBOR-based rates plus a spread, depending upon the company's senior unsecured long-term debt rating.  PPL Energy Supply also has the capability to cause the lenders to issue up to $3.5 billion of letters of credit under these facilities, which issuances reduce available borrowing capacity.  Subject to certain conditions, PPL Energy Supply may request that the capacity of one of its facilities be increased by up to $500 million.

These credit facilities contain a financial covenant requiring debt to total capitalization not to exceed 65%.  At December 31, 2010 and 2009, PPL Energy Supply's consolidated debt to total capitalization percentages, as calculated in accordance with its credit facilities, were 44% and 46%.  The credit facilities also contain standard representations and warranties that must be made for PPL Energy Supply to borrow under them.

The commitments under PPL Energy Supply's domestic credit facilities are provided by a diverse bank group, with no one bank and its affiliates providing an aggregate commitment of more than 14% of the total committed capacity.  The committed capacity expires as follows:  $300 million in 2011, $200 million in 2013 and $3.0 billion in 2014.

(c)
Borrowings under WPDH Limited's credit facility bear interest at LIBOR-based rates plus a spread, depending upon the company's public long-term credit rating.  This credit facility contains financial covenants that require WPDH Limited to maintain an interest coverage ratio of not less than 3.0 times consolidated earnings before income taxes, depreciation and amortization and a RAB that exceeds total net debt by the higher of an amount equal to 15% of total net debt or £150 million, in each case as calculated in accordance with the credit facility.  At December 31, 2010 and 2009, WPDH Limited's interest coverage ratios, as calculated in accordance with its credit facility, were 3.5 and 4.3.  At December 31, 2010 and 2009, WPDH Limited's RAB, as calculated in accordance with the credit facility, exceeded its total net debt by £364 million, or 27%, and £325 million, or 25%.

(d)
Borrowings under WPD (South West)'s credit facility bear interest at LIBOR-based rates plus a margin.  This credit facility contains financial covenants that require WPD (South West) to maintain an interest coverage ratio of not less than 3.0 times consolidated earnings before income taxes, depreciation and amortization and total net debt not in excess of 85% of RAB, in each case as calculated in accordance with the credit facility.  At December 31, 2010 and 2009, WPD (South West)'s interest coverage ratios, as calculated in accordance with its credit facility, were 3.6 and 5.3.  At December 31, 2010 and 2009, WPD (South West)'s total net debt, as calculated in accordance with the credit facility, was 75% and 67% of RAB.

(e)
The commitments under WPD's credit facilities are provided by eight banks, with no one bank providing more than 25% of the total committed capacity.  The committed capacity under the facilities expires as follows:  £210 million in 2012 and £150 million in 2013.

At December 31, 2010, the unused capacity of WPD's credit facilities was approximately $381 million.

In January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding.  As a result, these credit facilities are no longer available to PPL Energy Supply beginning in 2011.  See Note 6 to the Financial Statements for additional information.

In addition to the financial covenants noted in the table above, the credit agreements governing the credit facilities contain various other covenants.  Failure to comply with the covenants after applicable grace periods could result in acceleration of repayment of borrowings and/or termination of the agreements.  PPL Energy Supply monitors compliance with the covenants on a regular basis.  At December 31, 2010, PPL Energy Supply was in material compliance with these covenants.  At this time, PPL Energy Supply believes that these covenants and other borrowing conditions will not limit access to these funding sources.

See Note 4 to the Financial Statements for further discussion of PPL Energy Supply's credit facilities.

Operating Leases

PPL Energy Supply and its subsidiaries also have available funding sources that are provided through operating leases.  PPL Energy Supply's subsidiaries lease office space, land, buildings and certain equipment.  These leasing structures provide PPL Energy Supply additional operating and financing flexibility.  The operating leases contain covenants that are typical for these agreements, such as maintaining insurance, maintaining corporate existence and timely payment of rent and other fees.

PPL Energy Supply, through its subsidiary PPL Montana, leases a 50% interest in Colstrip Units 1 and 2 and a 30% interest in Unit 3, under four 36-year, non-cancelable operating leases.  These operating leases are not recorded on PPL Energy Supply's Balance Sheets.  The leases place certain restrictions on PPL Montana's ability to incur additional debt, sell assets and declare dividends.  At this time, PPL Energy Supply believes that these restrictions will not limit access to these funding sources or cause acceleration or termination of the leases.

See Note 7 to the Financial Statements for further discussion of the operating leases.

Long-Term Debt Securities and Contributions from Member

Subject to market conditions, PPL Energy Supply currently plans to issue up to $500 million in long-term debt securities in 2011.  PPL Energy Supply expects to use the proceeds from this issuance primarily to refund PPL Energy Supply's 2011 debt maturity.

From time to time, as determined by its Board of Directors, PPL Energy Supply's Member, PPL Energy Funding, makes capital contributions to PPL Energy Supply.  PPL Energy Supply uses these contributions for general corporate purposes.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, fuel and taxes, PPL Energy Supply currently expects to incur future cash outflows for capital expenditures, various contractual obligations, distributions to its Member and possibly the purchase or redemption of a portion of its debt securities.

Capital Expenditures

The table below shows PPL Energy Supply's actual spending for the year 2010 and current capital expenditure projections for the years 2011 through 2015.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, amounts related to PPL Global have been excluded for periods subsequent to 2010.  See Note 6 to the Financial Statements for additional information.

	Actual	Projected
	2010	2011	2012	2013	2014	2015
Construction expenditures (a) (b)
Generating facilities	$550	$625	$513	$398	$202	$366
Distribution facilities and other - WPD	286
Environmental	40	48	53	99	147	64
Other	21	31	32	32	29	23
Total Construction Expenditures	897	704	598	529	378	453
Nuclear fuel	138	152	159	161	158	160
Total Capital Expenditures	$1,035	$856	$757	$690	$536	$613

(a)	Construction expenditures include capitalized interest, which is expected to be approximately $203 million for the years 2011 through 2015.
(b)	Includes expenditures for certain intangible assets.

PPL Energy Supply's capital expenditure projections for the years 2011 through 2015 total approximately $3.5 billion.  Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions.  This table includes projected costs related to the planned 247 MW of incremental capacity increases.  See Note 5 to the Financial Statements for information regarding the significant development projects.

PPL Energy Supply plans to fund its capital expenditures in 2011 with cash on hand and cash from operations.

Contractual Obligations

PPL Energy Supply has assumed various financial obligations and commitments in the ordinary course of conducting its business.  At December 31, 2010, the estimated contractual cash obligations of PPL Energy Supply were as follows.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, amounts related to PPL Global have been excluded for periods subsequent to 2010.  See Note 6 to the Financial Statements for additional information.

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years

Long-term Debt (a)	$3,272	$500	$737	$600	$1,435
Interest on Long-term Debt (b)	1,862	204	343	222	1,093
Operating Leases (c)	828	105	213	204	306
Purchase Obligations (d)	4,908	1,197	1,554	754	1,403
Total Contractual Cash Obligations	$10,870	$2,006	$2,847	$1,780	$4,237

(a)
Reflects principal maturities only based on stated maturity dates, except for PPL Energy Supply's 5.70% Reset Put Securities (REPS).  See Note 4 to the Financial Statements for a discussion of the remarketing feature related to the REPS, as well as discussion of variable-rate remarketable bonds issued on behalf of PPL Energy Supply.  PPL Energy Supply does not have any significant capital lease obligations.

(b)
Assumes interest payments through stated maturity, except for the REPS, for which interest is reflected to the put date.  The payments herein are subject to change, as payments for debt that is or becomes variable-rate debt have been estimated.

(c)	See Note 7 to the Financial Statements for additional information.
(d)
The payments reflected herein are subject to change, as certain purchase obligations included are estimates based on projected obligated quantities and/or projected pricing under the contracts.  Purchase orders made in the ordinary course of business are excluded from the amounts presented.  The payments also include obligations related to nuclear fuel and the installation of the scrubbers, which are also reflected in the Capital Expenditures table presented above.

At December 31, 2010, total unrecognized tax benefits of $183 million were excluded from this table as PPL Energy Supply cannot reasonably estimate the amount and period of future payments.  See Note 3 to the Financial Statements for additional information.

Distributions to Member

From time to time, as determined by its Board of Managers, PPL Energy Supply makes return of capital distributions to its Member.  In January 2011, PPL Energy Supply distributed its membership interest in PPL Global to PPL Energy Supply's parent at a book value of approximately $1.3 billion, which included $325 million of cash and cash equivalents.  See Note 6 to the Financial Statements for additional information.

Purchase or Redemption of Debt Securities

PPL Energy Supply will continue to evaluate purchasing or redeeming outstanding debt securities and may decide to take action depending upon prevailing market conditions and available cash.

Credit Ratings

Moody's, S&P and Fitch periodically review the credit ratings on the debt securities of PPL Energy Supply and its subsidiaries.  Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues.  The credit ratings of PPL Energy Supply and its subsidiaries are based on information provided by PPL Energy Supply and other sources.  The ratings of Moody's, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Energy Supply or its subsidiaries.  Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.  A downgrade in PPL Energy Supply's or its subsidiaries' credit ratings could result in higher borrowing costs and reduced access to capital markets.

In prior periodic reports, PPL Energy Supply described its then-current debt ratings in connection with, and to facilitate, an understanding of its liquidity position.  As a result of the passage of the Dodd-Frank Act and the attendant uncertainties relating to the extent to which issuers of non-asset backed securities may disclose credit ratings without being required to obtain rating agency consent to the inclusion of such disclosure, or incorporation by reference of such disclosure, in a registrant's registration statement or section 10(a) prospectus, PPL Energy Supply is limiting its credit rating disclosure to a description of the actions taken by the rating agencies with respect to PPL Energy Supply's ratings, but without stating what ratings have been assigned to PPL Energy Supply or its subsidiaries, or their securities.  The ratings assigned by the rating agencies to PPL Energy Supply and its subsidiaries and their respective securities may be found, without charge, on each of the respective ratings agencies' websites, which ratings together with all other information contained on such rating agency websites is, hereby, explicitly not incorporated by reference in this report.

The rating agencies took the following actions related to PPL Energy Supply and its subsidiaries in 2010.

Moody's

Following PPL's then-announced agreement to acquire LKE, Moody's affirmed its senior unsecured notes credit rating and outlook for PPL Energy Supply in April 2010.

In August 2010, Moody's affirmed all of PPL Energy Supply's ratings.

S&P

Following PPL's then-announced agreement to acquire LKE, S&P took the following actions in April 2010:

•	Revised the outlook of PPL Energy Supply;
•	Revised the outlook of WPDH Limited, WPD (South Wales) and WPD (South West); and
•	Affirmed its credit ratings for PPL Energy Supply, WPDH Limited, WPD (South Wales) and WPD (South West).

S&P stated in its press release that the change to the outlook for PPL Energy Supply considers the greater regulated mix that will result from PPL acquiring LKE, resulting in a pro forma "strong" consolidated business risk profile for PPL.  S&P also stated that the revision in the outlook for WPD is a reflection of the change to PPL's outlook and is not a result of any change in WPD's stand-alone credit profile.

In October 2010, S&P took the following actions:

•	Revised the outlook of PPL Energy Supply;
•	Raised the issuer rating of PPL Energy Supply; and
•	Raised the senior unsecured debt rating of PPL Energy Supply.

In November 2010, S&P affirmed its credit rating and revised the outlook for PPL Montana's Pass Through Certificates due 2020.

Fitch

Following PPL's then-announced agreement to acquire LKE, Fitch affirmed its credit ratings and outlook for PPL Energy Supply in April 2010.

In May 2010, Fitch affirmed its rating and issued an outlook for PPL Montana's Pass Through Certificates due 2020.

In October 2010, Fitch affirmed its credit ratings for and revised the outlook of WPDH Limited, WPD (South Wales) and WPD (South West).

Ratings Triggers

As discussed in Note 4 to the Financial Statements, certain of WPD's senior unsecured notes may be put by the holders back to the issuer for redemption if the long-term credit ratings assigned to the notes by Moody's, S&P or Fitch are withdrawn by any of the rating agencies or reduced to a non-investment grade rating of Ba1 or BB+ in connection with a restructuring event.  A restructuring event includes the loss of, or a material adverse change to, the distribution license under which WPD (South West) and WPD (South Wales) operate.  These notes totaled £1.3 billion (approximately $2.0 billion) at December 31, 2010.

PPL Energy Supply has various derivative and non-derivative contracts, including contracts for the sale and purchase of electricity and fuel, commodity transportation and storage, tolling agreements, and interest rate and foreign currency instruments, which contain provisions requiring PPL Energy Supply to post additional collateral, or permit the counterparty to terminate the contract, if PPL Energy Supply's credit rating were to fall below investment grade.  See Note 15 to the Financial Statements for a discussion of "Credit Risk-Related Contingent Features," including a discussion of the potential additional collateral that would have been required for derivative contracts in a net liability position at December 31, 2010.  At December 31, 2010, if PPL Energy Supply's credit rating had been below investment grade, PPL Energy Supply would have been required to prepay or post an additional $347 million of collateral to counterparties for both derivative and non-derivative commodity and commodity-related contracts used in its generation, marketing and trading operations and interest rate and foreign currency contracts.

Guarantees for Subsidiaries

PPL Energy Supply guarantees certain consolidated affiliate financing arrangements that enable certain transactions.  Some of the guarantees contain financial and other covenants that, if not met, would limit or restrict the consolidated affiliates' access to funds under these financing arrangements, require early maturity of such arrangements or limit the consolidated affiliates' ability to enter into certain transactions.  At this time, PPL Energy Supply believes that these covenants will not limit access to relevant funding sources.  See Note 11 to the Financial Statements for additional information about guarantees.

Off-Balance Sheet Arrangements

PPL Energy Supply has entered into certain agreements that may contingently require payment to a guaranteed or indemnified party.  See Note 11 to the Financial Statements for a discussion of these agreements.

Risk Management - Energy Marketing & Trading and Other

Market Risk

See Notes 1, 14, and 15 to the Financial Statements for information about PPL Energy Supply's risk management objectives, valuation techniques and accounting designations.

The forward-looking information presented below provides estimates of what may occur in the future, assuming certain adverse market conditions and model assumptions.  Actual future results may differ materially from those presented.  These disclosures are not precise indicators of expected future losses, but only indicators of possible losses under normal market conditions at a given confidence level.

Commodity Price Risk (Non-trading)

PPL Energy Supply segregates its non-trading activities into two categories:  hedge activity and economic activity.  Transactions that are accounted for as hedge activity qualify for hedge accounting treatment.  The economic activity category includes transactions that address a specific risk, but were not eligible for hedge accounting or for which hedge accounting was not elected.  This activity includes the changes in fair value of positions used to hedge a portion of the economic value of PPL Energy Supply's generation assets, full-requirement sales contracts and retail activities.  This economic activity is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power).  Although they do not receive hedge accounting treatment, these transactions are considered non-trading activity.  (See Note 15 to the Financial Statements for additional information on hedge and economic activity).  The net fair value of economic positions at December 31, 2010 and 2009 was a net liability of $389 million and $77 million.

To hedge the impact of market price volatility on PPL Energy Supply's energy-related assets, liabilities and other contractual arrangements, PPL Energy Supply sells and purchases physical energy at the wholesale level under FERC market-based tariffs throughout the U.S. and enters into financial exchange-traded and over-the-counter contracts.  PPL Energy Supply's non-trading commodity derivative contracts mature at various times through 2017.

The following table sets forth the net fair value of PPL Energy Supply's non-trading commodity derivative contracts.  See Notes 14 and 15 to the Financial Statements for additional information.

	Gains (Losses)
	2010	2009

Fair value of contracts outstanding at the beginning of the period	$1,280	$402
Contracts realized or otherwise settled during the period	(490)	189
Fair value of new contracts entered into during the period	(5)	143
Changes in fair value attributable to changes in valuation techniques (a)	(23)
Other changes in fair value	196	546
Fair value of contracts outstanding at the end of the period	$958	$1,280

(a)	Amount represents the reduction of valuation reserves related to capacity and FTR contracts upon the adoption of fair value accounting guidance.

The following table segregates the net fair value of PPL Energy Supply's non-trading commodity derivative contracts at December 31, 2010 based on whether the fair value was determined by prices quoted in active markets for identical instruments or other more subjective means.

	Net Asset (Liability)
	Maturity			Maturity
	Less Than	Maturity	Maturity	in Excess	Total Fair
	1 Year	1-3 Years	4-5 Years	of 5 Years	Value
Source of Fair Value
Prices based on significant other observable inputs	$362	$592	$8		$962
Prices based on significant unobservable inputs	3	(29)	(4)	$26	(4)
Fair value of contracts outstanding at the end of the period	$365	$563	$4	$26	$958

PPL Energy Supply sells electricity, capacity and related services and buys fuel on a forward basis to hedge the value of energy from its generation assets.  If PPL Energy Supply were unable to deliver firm capacity and energy or to accept the delivery of fuel under its agreements, under certain circumstances it could be required to pay liquidating damages.  These damages would be based on the difference between the market price and the contract price of the commodity.  Depending on price changes in the wholesale energy markets, such damages could be significant.  Extreme weather conditions, unplanned power plant outages, transmission disruptions, nonperformance by counterparties (or their own counterparties) with which it has energy contracts and other factors could affect PPL Energy Supply's ability to meet its obligations, or cause significant increases in the market price of replacement energy.  Although PPL Energy Supply attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty nonperformance in the future.

Commodity Price Risk (Trading)

PPL Energy Supply's trading contracts mature at various times through 2015.  The following table sets forth changes in the net fair value of PPL Energy Supply's trading commodity derivative contracts.  See Notes 14 and 15 to the Financial Statements for additional information.

	Gains (Losses)
	2010	2009

Fair value of contracts outstanding at the beginning of the period	$(6)	$(75)
Contracts realized or otherwise settled during the period	(12)	2
Fair value of new contracts entered into during the period	39	31
Other changes in fair value	(17)	36
Fair value of contracts outstanding at the end of the period	$4	$(6)

PPL Energy Supply will reverse unrealized gains of approximately $2 million over the next three months as the transactions are realized.

The following table segregates the net fair value of PPL Energy Supply's trading commodity derivative contracts at December 31, 2010 based on whether the fair value was determined by prices quoted in active markets for identical instruments or other more subjective means.

	Net Asset (Liability)
	Maturity			Maturity
	Less Than	Maturity	Maturity	in Excess	Total Fair
	1 Year	1-3 Years	4-5 Years	of 5 Years	Value
Source of Fair Value
Prices based on significant other observable inputs	$(1)	$2	$3		$4
Fair value of contracts outstanding at the end of the period	$(1)	$2	$3		$4

VaR Models

PPL Energy Supply utilizes a VaR model to measure commodity price risk in domestic gross energy margins for its non-trading and trading portfolios.  VaR is a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level.  PPL Energy Supply calculates VaR using a Monte Carlo simulation technique based on a five-day holding period at a 95% confidence level.  Given the company's conservative hedging program, PPL's non-trading VaR exposure is expected to be limited in the short term.  At December 31, 2010 and December 31, 2009, the VaR for PPL Energy Supply's portfolios using end-of-month results for the period was as follows.

	Trading VaR		Non-Trading VaR
	2010	2009	2010	2009
95% Confidence Level, Five-Day Holding Period
Period End	$1	$3	$5	$8
Average for the Period	4	4	7	9
High	9	8	12	11
Low	1	1	4	8

The trading portfolio includes all speculative positions, regardless of the delivery period.  All positions not considered speculative are considered non-trading.  PPL Energy Supply's non-trading portfolio includes PPL Energy Supply's entire portfolio, including generation, with delivery periods through the next 12 months.  Both the trading and non-trading VaR computations exclude FTRs due to the absence of reliable spot and forward markets.  The fair value of the non-trading and trading FTR positions was insignificant at December 31, 2010.

Interest Rate Risk

PPL Energy Supply and its subsidiaries have issued debt to finance their operations, which exposes them to interest rate risk.  PPL and PPL Energy Supply utilize various financial derivative instruments to adjust the mix of fixed and floating interest rates in PPL Energy Supply's debt portfolio, adjust the duration of its debt portfolio and lock in benchmark interest rates in anticipation of future financing, when appropriate.  Risk limits under the risk management program are designed to balance risk exposure to volatility in interest expense and changes in the fair value of PPL Energy Supply's debt portfolio due to changes in the absolute level of interest rates.

At December 31, 2010 and 2009, PPL Energy Supply's potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was not significant.

PPL Energy Supply is also exposed to changes in the fair value of its domestic and international debt portfolios.  PPL Energy Supply estimated that a 10% decrease in interest rates at December 31, 2010 would increase the fair value of its debt portfolio by $198 million, compared with $187 million at December 31, 2009.  Such amounts include approximately $139 million and $100 million related to PPL Global.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Supply is no longer subject to this exposure beginning in 2011.

PPL Energy Supply had the following interest rate hedges outstanding at:

	December 31, 2010			December 31, 2009
			Effect of a			Effect of a
			10% Adverse			10% Adverse
	Exposure	Fair Value,	Movement	Exposure	Fair Value,	Movement
	Hedged	Net - Asset (a)	in Rates (b)	Hedged	Net - Asset (a)	in Rates (b)
Cash flow hedges
Interest rate swaps (c)
Cross-currency swaps (d)	$302	$35	$(18)	$302	$8	$(41)
Fair value hedges
Interest rate swaps (e)

(a)	Includes accrued interest, if applicable.
(b)	Effects of adverse movements decrease assets or increase liabilities, as applicable, which could result in an asset becoming a liability.
(c)
PPL and PPL Energy Supply utilize various risk management instruments to reduce PPL Energy Supply's exposure to the expected future cash flow variability of PPL Energy Supply's debt instruments.  These risks include exposure to adverse interest rate movements for outstanding variable rate debt and for future anticipated financing.  While PPL Energy Supply is exposed to changes in the fair value of these instruments, any changes in the fair value of these instruments are recorded in equity and then reclassified into earnings in the same period during which the item being hedged affects earnings.  Sensitivities represent a 10% adverse movement in interest rates.

(d)
WPDH Limited uses cross-currency swaps to hedge the interest payments and principal of its U.S. dollar-denominated senior notes with maturity dates ranging from December 2017 to December 2028.  While PPL Energy Supply is exposed to changes in the fair value of these instruments, any change in the fair value of these instruments is recorded in equity and reclassified into earnings in the same period during which the item being hedged affects earnings.  Sensitivities represent a 10% adverse movement in both interest rates and foreign currency exchange rates.  As a result of PPL Energy Supply's distribution of its membership interest in PPL Global to its parent, these hedges have been removed from PPL Energy Supply's Balance sheet, and PPL Energy Supply is no longer subject to this exposure beginning in 2011.

(e)
PPL and PPL Energy Supply utilize various risk management instruments to adjust the mix of fixed and floating interest rates in PPL Energy Supply's debt portfolio.  The change in fair value of these instruments, as well as the offsetting change in the value of the hedged exposure of the debt, is reflected in earnings.  Sensitivities represent a 10% adverse movement in interest rates.

Foreign Currency Risk

Through December 31, 2010, PPL Energy Supply was exposed to foreign currency risk, primarily through investments in U.K. affiliates.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Supply is no longer subject to this risk beginning in 2011.  In addition, PPL Energy Supply's domestic operations may make purchases of equipment in currencies other than U.S. dollars.  See Note 1 to the Financial Statements for additional information regarding foreign currency translation.

PPL and PPL Energy Supply have adopted a foreign currency risk management program designed to hedge certain foreign currency exposures, including firm commitments, recognized assets or liabilities, anticipated transactions and net investments.  In addition, through December 31, 2010, PPL Energy Supply entered into financial instruments to protect against foreign currency translation risk of expected earnings.

PPL Energy Supply had the following foreign currency hedges outstanding at:

	December 31, 2010			December 31, 2009
			Effect of a 10%			Effect of a 10%
		Fair Value,	Adverse Movement		Fair Value,	Adverse Movement
	Exposure	Net - Asset	in Foreign Currency	Exposure	Net - Asset	in Foreign Currency
	Hedged	(Liability)	Exchange Rates (a)	Hedged	(Liability)	Exchange Rates (a)

Net investment hedges (b)	£35	$7	$(5)	£40	$13	$(6)
Economic hedges (c)	89	4	(10)	48	2	(4)

(a)	Effects of adverse movements decrease assets or increase liabilities, as applicable, which could result in an asset becoming a liability.
(b)
To protect the value of a portion of PPL Energy Supply's net investment in WPD, PPL executed forward contracts to sell British pounds sterling.  The contracts outstanding at December 31, 2010 were settled in January 2011.

(c)
To economically hedge the translation of expected income denominated in British pounds sterling to U.S. dollars, PPL entered into a combination of average rate forwards and average rate options to sell British pounds sterling.  The forwards and options outstanding at December 31, 2010 have termination dates ranging from January 2011 through December 2011.

NDT Funds - Securities Price Risk

In connection with certain NRC requirements, PPL Susquehanna maintains trust funds to fund certain costs of decommissioning the Susquehanna nuclear station.  At December 31, 2010, these funds were invested primarily in domestic equity securities and fixed-rate, fixed-income securities and are reflected at fair value on PPL Energy Supply's Balance Sheet.  The mix of securities is designed to provide returns sufficient to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs.  However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the values of fixed-rate, fixed-income securities are exposed to changes in interest rates.  PPL actively monitors the investment performance and periodically reviews asset allocation in accordance with its nuclear decommissioning trust policy statement.  At December 31, 2010, a hypothetical 10% increase in interest rates and a 10% decrease in equity prices would have resulted in an estimated $45 million reduction in the fair value of the trust assets, compared with $40 million at December 31, 2009.  See Notes 14 and 19 to the Financial Statements for additional information regarding the NDT funds.

Defined Benefit Plans - Securities Price Risk

See "Application of Critical Accounting Policies - Defined Benefits" for additional information regarding the effect of securities price risk on plan assets.

Credit Risk

Credit risk is the risk that PPL Energy Supply would incur a loss as a result of nonperformance by counterparties of their contractual obligations.  PPL Energy Supply maintains credit policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and requires other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk.  However, PPL Energy Supply has concentrations of suppliers and customers among electric utilities, financial institutions and other energy marketing and trading companies.  These concentrations may impact PPL Energy Supply's overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

PPL Energy Supply includes the effect of credit risk on its fair value measurements to reflect the probability that a counterparty will default when contracts are out of the money (from the counterparty's standpoint).  In this case, PPL Energy Supply would have to sell into a lower-priced market or purchase from a higher-priced market.  When necessary, PPL Energy Supply records an allowance for doubtful accounts to reflect the probability that a counterparty will not pay for deliveries PPL Energy Supply has made but not yet billed, which are reflected in "Unbilled revenues" on the Balance Sheets.  PPL Energy Supply also has established a reserve with respect to certain sales to the California ISO for which PPL Energy Supply has not yet been paid, which is reflected in accounts receivable on the Balance Sheets.  See Note 11 to the Financial Statements for additional information.

See "Overview" in this Item 7 and Notes 12, 14 and 15 to the Financial Statements for additional information on credit concentration and credit risk.

Foreign Currency Translation

At December 31, 2010, the British pound sterling had weakened in relation to the U.S. dollar compared with the prior year end.  Changes in these exchange rates resulted in a foreign currency translation loss of $63 million for 2010, which primarily reflected a $180 million reduction to PP&E offset by a reduction of $117 million to net liabilities.  At December 31, 2009, the British pound sterling had strengthened in relation to the U.S. dollar as compared with the prior year end.  Changes in these exchange rates resulted in a foreign currency translation gain of $106 million for 2009, which primarily reflected a $225 million increase in PP&E offset by an increase of $119 million to net liabilities.  At December 31, 2008, the British pound sterling had weakened in relation to the U.S. dollar compared with the prior year end.  Changes in these exchange rates resulted in a foreign currency translation loss of $520 million for 2008, which primarily reflected a $1.1 billion reduction to PP&E offset by a reduction of $580 million to net liabilities.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Supply no longer has foreign subsidiaries, and will no longer be subject to foreign currency translation gains and losses beginning in 2011.

Related Party Transactions

PPL Energy Supply is not aware of any material ownership interests or operating responsibility by senior management of PPL Energy Supply in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Energy Supply.  See Note 12 to the Financial Statements for additional information on related party transactions.

Acquisitions, Development and Divestitures

Incremental capacity increases of 247 MW are currently planned, primarily at existing generating facilities.  See "Item 2. Properties - Supply Segment" for additional information.

Development projects are continuously reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute tolling agreements or pursue other options.

See Notes 5 and 6 to the Financial Statements for additional information on the more significant activities.

Environmental Matters

See "Item 1. Business - Environmental Matters" in PPL Energy Supply's 2010 Form 10-K and Note 11 to the Financial Statements for a discussion of environmental matters.

Competition

See "Item 1. Business - Competition" under the International Regulated and Supply segments and "Item 1A. Risk Factors" in PPL Energy Supply's 2010 Form 10-K for a discussion of competitive factors affecting PPL Energy Supply.

New Accounting Guidance

See Note 1 to the Financial Statements for a discussion of new accounting guidance adopted.

Application of Critical Accounting Policies

Financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies.  The following accounting policies are particularly important to the financial condition or results of operations, and require estimates or other judgments of matters inherently uncertain.  Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the Financial Statements (these accounting policies are also discussed in Note 1 to the Financial Statements).  PPL's senior management has reviewed these critical accounting policies, the following disclosures regarding their application and the estimates and assumptions regarding them, with PPL's Audit Committee.

In January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global to its parent, PPL Energy Funding.  See Note 6 to the Financial Statements for additional information.  This distribution will primarily affect PPL Energy Supply's critical accounting policies related to "Defined Benefits," "Asset Impairment" and "Income Taxes" in
2011.

1)      Price Risk Management

See "Price Risk Management" in Note 1 to the Financial Statements as well as "Risk Management - Energy Marketing & Trading and Other" above.

2)      Defined Benefits

PPL and certain of PPL Energy Supply's subsidiaries sponsor various defined benefit pension and other postretirement plans and participate in and are allocated a significant portion of the liability and net periodic defined benefit costs of plans sponsored by PPL Services based on participation in those plans.  PPL Energy Supply subsidiaries record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to OCI.  Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets.  See Note 9 to the Financial Statements for additional information about the plans and the accounting for defined benefits.

PPL Services and PPL Energy Supply make certain assumptions regarding the valuation of benefit obligations and the performance of plan assets.  When accounting for defined benefits, delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle.  Annual net periodic defined benefit costs are recorded in current earnings based on estimated results.  Any differences between actual and estimated results are recorded in OCI.  These amounts in AOCI are amortized to income over future periods.  The delayed recognition allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans.  The primary assumptions are:

•
Discount Rate - The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•
Expected Return on Plan Assets - Management projects the long-term rates of return on plan assets based on historical performance, future expectations and periodic portfolio rebalancing among the diversified asset classes.  These projected returns reduce the net benefit costs PPL records currently.

•	Rate of Compensation Increase - Management projects employees' annual pay increases, which are used to project employees' pension benefits at retirement.

•	Health Care Cost Trend Rate - Management projects the expected increases in the cost of health care.

In selecting a discount rate for its U.S. defined benefit plans, PPL Services and PPL Energy Supply start with an analysis of the expected benefit payment stream for their plans.  This information is first matched against a spot-rate yield curve.  A portfolio of 604 Aa-graded non-callable (or callable with make-whole provisions) bonds, with a total amount outstanding in excess of $667 billion, serves as the base from which those with the lowest and highest yields are eliminated to develop the ultimate yield curve.  The results of this analysis are considered together with other economic data and movements in various bond indices to determine the discount rate assumption.  At December 31, 2010, PPL Services and PPL Energy Supply decreased the discount rate for their U.S. pension plans from 6.00% to 5.41% and 5.47%, respectively, as a result of this assessment.  PPL Services decreased the discount rate for its other postretirement benefit plans from 5.81% to 5.16% and PPL Energy Supply decreased the discount rate for its other postretirement benefit plans from 5.55% to 4.95%.

A similar process is used to select the discount rate for the U.K. pension plans, which uses an iBoxx British pounds sterling denominated corporate bond index as its base.  At December 31, 2010, the discount rate for the U.K. pension plans was decreased from 5.55% to 5.54% as a result of this assessment.

The expected long-term rates of return for PPL Services and PPL Energy Supply's U.S. defined benefit pension and other postretirement benefit plans have been developed using a best-estimate of expected returns, volatilities and correlations for each asset class.  PPL management corroborates these rates with expected long-term rates of return calculated by its independent actuary, who uses a building block approach that begins with a risk-free rate of return with factors being added such as inflation, duration, credit spreads and equity risk.  Each plan's specific asset allocation is also considered in developing a reasonable return assumption.

At December 31, 2010, PPL Services' expected return on plan assets decreased from 8.00% to 7.25% for its U.S. pension plans and decreased from 7.00% to 6.45% for PPL's other postretirement benefit plans.  The expected long-term rates of return for PPL and PPL Energy Supply's U.K. pension plans have been developed by PPL management with assistance from an independent actuary using a best-estimate of expected returns, volatilities and correlations for each asset class.  For the U.K. plans, PPL and PPL Energy Supply's expected return on plan assets decreased from 7.91% to 7.86% at December 31, 2010.

In selecting a rate of compensation increase, PPL Energy Supply considers past experience in light of movements in inflation rates.  At December 31, 2010, PPL Services and PPL Energy Supply's rate of compensation increase remained at 4.75% for their U.S. plans.  For the U.K. plans, PPL and PPL Energy Supply's rate of compensation increase remained at 4.00% at December 31, 2010.

In selecting health care cost trend rates, PPL Services and PPL Energy Supply consider past performance and forecasts of health care costs.  At December 31, 2010, PPL Services' and PPL Energy Supply's health care cost trend rates were 9.00% for 2011, gradually declining to 5.50% for 2019.

A variance in the assumptions listed above could have a significant impact on accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and OCI.  While the charts below reflect either an increase or decrease in each assumption, the inverse of this change would impact the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and OCI by a similar amount in the opposite direction.  The sensitivities below reflect an evaluation of the change based solely on a change in that assumption and does not include income tax effects.

At December 31, 2010, defined benefit plan liabilities were as follows.

Pension liabilities	$619
Other postretirement benefit liabilities	73

The following chart reflects the sensitivities in the December 31, 2010 Balance Sheet associated with a change in certain assumptions based on PPL Services' and PPL Energy Supply's primary defined benefit plans.

	Increase (Decrease)
	Change in	Impact on defined
Actuarial assumption	assumption	benefit liabilities	Impact on OCI

Discount Rate	(0.25)%	$149	$(149)
Rate of Compensation Increase	0.25%	23	(23)
Health Care Cost Trend Rate (a)	1.00%	1	(1)

(a)	Only impacts other postretirement benefits.

In 2010, PPL Energy Supply was allocated and recognized net periodic defined benefit costs charged to earnings of $52 million.  This amount represents a $29 million increase from 2009.  This increase in expense was primarily attributable to amortization of actuarial losses of the WPD pension plans in the U.K.

The following chart reflects the sensitivities in the 2010 Statement of Income (excluding income tax effects) associated with a change in certain assumptions based on PPL's and PPL Energy Supply's primary defined benefit plans.

Actuarial assumption	Change in assumption	Impact on defined benefit costs

Discount Rate	(0.25)%	$12
Expected Return on Plan Assets	(0.25)%	9
Rate of Compensation Increase	0.25%	4
Health Care Cost Trend Rate (a)	1.00%	1

(a)	Only impacts other postretirement benefits.

3)	Asset Impairment

Impairment analyses are performed for long-lived assets that are subject to depreciation or amortization whenever events or changes in circumstances indicate that a long-lived asset's carrying value may not be recoverable.  For these long-lived assets classified as held and used, such events or changes in circumstances are:

•	a significant decrease in the market price of an asset;
•	a significant adverse change in the manner in which an asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset;
•	a current-period operating or cash flow loss combined with a history of losses or a forecast that demonstrates continuing losses; or
•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

For a long-lived asset classified as held and used, an impairment is recognized when the carrying amount of the asset is not recoverable and exceeds its fair value.  The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset is impaired, an impairment loss is recorded to adjust the asset's carrying value to its estimated fair value.  Management must make significant judgments to estimate future cash flows, including the useful lives of long-lived assets, the fair value of the assets and management's intent to use the assets.  Alternate courses of action are considered to recover the carrying value of a long-lived asset, and estimated cash flows from the "most likely" alternative are used to assess impairment whenever one alternative is clearly the most likely outcome.  If no alternative is clearly the most likely, then a probability-weighted approach is used taking into consideration estimated cash flows from the alternatives.  For assets tested for impairment as of the balance sheet date, the estimates of future cash flows used in that test consider the likelihood of possible outcomes that existed at the balance sheet date, including the assessment of the likelihood of a future sale of the assets.  That assessment is not revised based on events that occur after the balance sheet date.  Changes in assumptions and estimates could result in significantly different results than those identified and recorded in the financial statements.

For a long-lived asset classified as held for sale, an impairment exists when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell.  If the asset (disposal group) is impaired, an impairment loss is recorded to adjust the carrying amount to its fair value less cost to sell.  A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative impairment previously recognized.

For determining fair value, quoted market prices in active markets are the best evidence of fair value.  However, when market prices are unavailable, PPL considers all valuation techniques appropriate under the circumstances and for which market participant inputs can be obtained.  Generally discounted cash flows are used to estimate fair value, which incorporates market participant inputs when available.  Discounted cash flows are calculated by estimating future cash flow streams and applying appropriate discount rates to determine the present value of the cash flow streams.

In 2010, impairments of certain long-lived assets were recorded.  See Note 14 to the Financial Statements for a discussion of impairments related to certain sulfur dioxide emission allowances and certain non-core generation facilities.

Goodwill is tested for impairment at the reporting unit level.  Reporting units have been determined to be at or one level below operating segments.  A goodwill impairment test is performed annually or more frequently if events or changes in circumstances indicate that the carrying value of the reporting unit may be greater than the unit's fair value.  Additionally, goodwill is tested for impairment after a portion of goodwill has been allocated to a business to be disposed of.

Goodwill is tested for impairment using a two-step approach.  The first step of the goodwill impairment test compares the estimated fair value of a reporting unit with its carrying amount, including goodwill.  If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired.  If the carrying amount exceeds the estimated fair value of the reporting unit, the second step is performed to measure the amount of impairment loss, if any.

The second step requires a calculation of the implied fair value of goodwill.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill in a business combination.  That is, the estimated fair value of a reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the price paid to acquire the reporting unit.  The excess of the estimated fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  The implied fair value of the reporting unit's goodwill is then compared with the carrying amount of that goodwill.  If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.  The loss recognized cannot exceed the carrying amount of the reporting unit's goodwill.

In 2010, no goodwill was required to be impaired.  Management used both discounted cash flows and market multiples, which required significant assumptions, to estimate the fair value of each reporting unit.  For the discounted cash flows approach, a decrease in the forecasted cash flows of 10%, or an increase in the discount rate by 25 basis points, would not have resulted in an impairment of goodwill.  For the market multiples approach, which is based on either current or forward trading multiples of comparable companies or precedent transactions, a 10% decrease in the multiples would not have resulted in an impairment of goodwill.

In 2010 and 2009, $5 million and $3 million of goodwill allocated to discontinued operations was written off.

4)      Loss Accruals

Losses are accrued for the estimated impacts of various conditions, situations or circumstances involving uncertain or contingent future outcomes.  For loss contingencies, the loss must be accrued if (1) information is available that indicates it is probable that a loss has been incurred, given the likelihood of the uncertain future events, and (2) the amount of the loss can be reasonably estimated.  Accounting guidance defines "probable" as cases in which "the future event or events are likely to occur."  The accrual of contingencies that might result in gains is not recorded unless recovery is assured.  Potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events are continuously assessed.

The accounting aspects of estimated loss accruals include (1) the initial identification and recording of the loss, (2) the determination of triggering events for reducing a recorded loss accrual, and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient.  All three of these aspects require significant judgment by management.  Internal expertise and outside experts (such as lawyers and engineers) are used, as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

In 2010, a significant adjustment to the contingency accrual related to the Montana hydroelectric streambed litigation was recorded.  See Note 11 to the Financial Statements for additional information.

Certain other events have been identified that could give rise to a loss, but that do not meet the conditions for accrual.  Such events are disclosed, but not recorded, when it is "reasonably possible" that a loss has been incurred.  See Note 11 to the Financial Statements for disclosure of other potential loss contingencies that have not met the criteria for accrual.

When an estimated loss is accrued, the triggering events for subsequently reducing the loss accrual are identified, where applicable.  The triggering events generally occur when the contingency has been resolved and the actual loss is paid or written off, or when the risk of loss has diminished or been eliminated.  The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•
Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or underlying amounts are ultimately collected.

•
Environmental and other litigation contingencies are reduced when the contingency is resolved and actual payments are made, a better estimate of the loss is determined or the loss is no longer considered probable.

Loss accruals are reviewed on a regular basis to assure that the recorded potential loss exposures are appropriate.  This involves ongoing communication and analyses with internal and external legal counsel, engineers, operation management and other parties.

5)      Asset Retirement Obligations

PPL Energy Supply is required to recognize a liability for legal obligations associated with the retirement of long-lived assets.  The initial obligation should be measured at its estimated fair value.  A conditional ARO must be recognized when incurred if the fair value of the ARO can be reasonably estimated.  An equivalent amount should be recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset.  Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time.  See Note 17 to the Financial Statements for further discussion of AROs.

In determining AROs, management must make significant judgments and estimates to calculate fair value.  Fair value is developed using an expected present value technique based on assumptions of market participants that considers estimated retirement costs in current period dollars that are inflated to the anticipated retirement date and then discounted back to the date the ARO was incurred.  Changes in assumptions and estimates included within the calculations of the fair value of AROs could result in significantly different results than those identified and recorded in the financial statements.  Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO.  Any change to the capitalized asset, positive or negative, is amortized over the remaining life of the associated long-lived asset.  See Note 17 to the Financial Statements for a discussion of the remeasurement of the ARO for the decommissioning of the Susquehanna nuclear units in the third quarter of 2010, which resulted in a $103 million reduction in the ARO primarily due to a decrease in estimated inflation rates.

At December 31, 2010, AROs totaling $345 million were recorded on the Balance Sheet, of which $13 million is included in "Other current liabilities."  Of the total amount, $270 million, or 78%, relates to the nuclear decommissioning ARO.  The most significant assumptions surrounding AROs are the forecasted retirement costs, the discount rates and the inflation rates.  A variance in any of these inputs could have a significant impact on the ARO liabilities.

The following table reflects the sensitivities related to the nuclear decommissioning ARO liability associated with a change in these assumptions as of December 31, 2010.  There is no significant change to the annual depreciation expense of the ARO asset or the annual accretion expense of the ARO liability as a result of changing the assumptions.  The sensitivities below reflect an evaluation of the change based solely on a change in that assumption.

	Change in Assumption	Impact on ARO Liability

Retirement Cost	10%	$27
Discount Rate	(0.25)%	$25
Inflation Rate	0.25%	$26

6)      Income Taxes

Significant management judgment is required in developing the provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and the determination of deferred tax assets, liabilities and valuation allowances.

Significant management judgment is required to determine the amount of benefit recognized related to an uncertain tax position.  Tax positions are evaluated following a two-step process.  The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained.  This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position.  The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion.  The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%.  Management considers a number of factors in assessing the benefit to be recognized, including negotiation of a settlement.

On a quarterly basis, uncertain tax positions are reassessed by considering information known at the reporting date.  Based on management's assessment of new information, a tax benefit may subsequently be recognized for a previously unrecognized tax position, a previously recognized tax position may be de-recognized, or the benefit of a previously recognized tax position may be remeasured.  The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements in the future.

At December 31, 2010, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could increase by as much as $1 million or decrease by up to $181 million.  This change could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the creditability of foreign taxes, the timing and utilization of foreign tax credits and the related impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups.  The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, assets and liabilities of PPL Global, including unrecognized tax benefits, were removed from the balance sheet in 2011.  See Note 6 to the Financial Statements for additional information.  Excluding PPL Global, at December 31, 2010, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could increase by as much as $1 million or decrease by up to $26 million.

The balance sheet classification of unrecognized tax benefits and the need for valuation allowances to reduce deferred tax assets also require significant management judgment.  Unrecognized tax benefits are classified as current to the extent management expects to settle an uncertain tax position by payment or receipt of cash within one year of the reporting date.  Valuation allowances are initially recorded and reevaluated each reporting period by assessing the likelihood of the ultimate realization of a deferred tax asset.  Management considers a number of factors in assessing the realization of a deferred tax asset, including the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies.  Any tax planning strategy utilized in this assessment must meet the recognition and measurement criteria utilized to account for an uncertain tax position.  Management also considers the uncertainty posed by political risk (e.g. the potential for legislative extension of generation rate caps) and the effect of this uncertainty on the various factors that management takes into account in evaluating the need for valuation allowances.  The amount of deferred tax assets ultimately realized may differ materially from the estimates utilized in the computation of valuation allowances and may materially impact the financial statements in the future.  See Note 3 to the Financial Statements for income tax disclosures, including the release of $52 million of valuation allowances associated with state net operating loss carryforwards in 2010.

Other Information

PPL's Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by Sarbanes-Oxley and SEC rules.  The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, and internal control reviews. See "Item 14. Principal Accounting Fees and Services" in PPL Energy Supply's 2010 Form 10-K for more information.

(THIS PAGE LEFT BLANK INTENTIONALLY.)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Sole Member of PPL Energy Supply, LLC

We have audited the accompanying consolidated balance sheets of PPL Energy Supply, LLC and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Energy Supply, LLC and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 25, 2011, except for the effects of the distribution of the Company's membership interest in PPL Global, LLC as described in Note 6, as to which the date is June 24, 2011

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

	2010	2009	2008
Operating Revenues
Wholesale energy marketing
Realized	$4,832	$3,184	$2,138
Unrealized economic activity (Note 15)	(805)	(229)	1,056
Wholesale energy marketing to affiliate	320	1,806	1,826
Unregulated retail electric and gas	415	152	151
Net energy trading margins	2	17	(121)
Energy-related businesses	364	379	478
Total Operating Revenues	5,128	5,309	5,528

Operating Expenses
Operation
Fuel	1,096	920	1,057
Energy purchases
Realized	1,636	2,512	1,460
Unrealized economic activity (Note 15)	(286)	155	553
Energy purchases from affiliate	3	70	108
Other operation and maintenance	979	921	876
Depreciation	236	196	165
Taxes, other than income	46	29	20
Energy-related businesses	357	371	464
Total Operating Expenses	4,067	5,174	4,703

Operating Income	1,061	135	825

Other Income (Expense) - net	22	44	29

Other-Than-Temporary Impairments	3	18	36

Interest Income from Affiliates	9	2	14

Interest Expense	208	176	161

Income (Loss) from Continuing Operations Before Income Taxes	881	(13)	671

Income Taxes	261	3	256

Income (Loss) from Continuing Operations After Income Taxes	620	(16)	415

Income (Loss) from Discontinued Operations (net of income taxes)	242	263	355

Net Income	862	247	770

Net Income Attributable to Noncontrolling Interests	1	1	2

Net Income Attributable to PPL Energy Supply	$861	$246	$768

Amounts Attributable to PPL Energy Supply:
Income (Loss) from Continuing Operations After Income Taxes	$619	$(17)	$413
Income (Loss) from Discontinued Operations (net of income taxes)	242	263	355
Net Income	$861	$246	$768

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2010	2009	2008
Cash Flows from Operating Activities
Net income	$862	$247	$770
Adjustments to reconcile net income to net cash provided by operating activities
Pre-tax gain from the sale of the Maine hydroelectric generation business	(25)	(38)
Depreciation	365	327	317
Amortization	160	75	66
Defined benefit plans - expense	52	23	6
Defined benefit plans - funding	(302)	(136)	(103)
Deferred income taxes and investment tax credits	(31)	141	165
Impairment of assets	120	123	93
Unrealized (gains) losses on derivatives, and other hedging activities	536	330	(285)
Provision for Montana hydroelectric litigation	66	8
Other	41	14	63
Change in current assets and current liabilities
Accounts receivable	(18)	77	141
Accounts payable	20	(178)	72
Unbilled revenue	(88)	9	(89)
Collateral on PLR energy supply from affiliate		300
Taxes	87	(16)	(65)
Counterparty collateral	(18)	334	1
Price risk management assets and liabilities	(27)	(223)	(88)
Other	35	7	18
Other operating activities
Other assets	(71)	15	15
Other liabilities	76	(26)	(58)
Net cash provided by operating activities	1,840	1,413	1,039
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,009)	(907)	(1,114)
Proceeds from the sale of the Long Island generation business	124
Proceeds from the sale of the Maine hydroelectric generation business	38	81
Expenditures for intangible assets	(82)	(78)	(325)
Purchases of nuclear plant decommissioning trust investments	(128)	(227)	(224)
Proceeds from the sale of nuclear plant decommissioning trust investments	114	201	197
Purchases of other investments			(197)
Proceeds from the sale of other investments		154	102
Repayment of long-term notes receivable from affiliates	(1,816)
Issuance of long-term notes receivable to affiliates	1,816
Net (increase) decrease in restricted cash and cash equivalents	84	219	(152)
Other investing activities	34	6	17
Net cash used in investing activities	(825)	(551)	(1,696)
Cash Flows from Financing Activities
Issuance of long-term debt	602		849
Retirement of long-term debt		(220)	(266)
Contributions from Member	3,625	50	421
Distributions to Member	(4,692)	(943)	(750)
Net increase (decrease) in short-term debt (Note 4)	(93)	43	534
Other financing activities	(54)	(11)	(9)
Net cash provided by (used in) financing activities	(612)	(1,081)	779
Effect of Exchange Rates on Cash and Cash Equivalents	13		(13)
Net Increase (Decrease) in Cash and Cash Equivalents	416	(219)	109
Cash and Cash Equivalents at Beginning of Period	245	464	355
Cash and Cash Equivalents at End of Period	$661	$245	$464

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$275	$274	$271
Income taxes - net	$278	$(91)	$149

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2010	2009
Assets

Current Assets
Cash and cash equivalents	$661	$245
Restricted cash and cash equivalents	19	99
Accounts receivable (less reserve: 2010, $20; 2009, $21)
Customer	225	168
Other	24	31
Unbilled revenues	486	402
Accounts receivable from affiliates	124	165
Fuel, materials and supplies	297	325
Prepayments	89	56
Price risk management assets	1,907	2,147
Other intangibles	11	25
Assets held for sale	374	127
Other current assets	11	1
Total Current Assets	4,228	3,791

Investments
Nuclear plant decommissioning trust funds	618	548
Other investments	37	58
Total Investments	655	606

Property, Plant and Equipment
Regulated utility plant - electric and gas	4,269	4,234
Less: accumulated depreciation - regulated utility plant	888	823
Regulated utility plant - electric and gas, net	3,381	3,411
Non-regulated property, plant and equipment
Generation	10,169	10,493
Nuclear fuel	578	506
Other	314	307
Less: accumulated depreciation - non-regulated property, plant and equipment	5,401	5,346
Non-regulated property, plant and equipment, net	5,660	5,960
Construction work in progress	594	422
Property, Plant and Equipment, net (a)	9,635	9,793

Other Noncurrent Assets
Goodwill	765	806
Other intangibles (a)	464	477
Price risk management assets	651	1,234
Other noncurrent assets	398	317
Total Other Noncurrent Assets	2,278	2,834

Total Assets	$16,796	$17,024

(a)
At December 31, 2010 and  December 31, 2009,  includes $424 million of PP&E, consisting primarily of "Generation," including leasehold improvements, and $11 million of "Other intangibles" from the consolidation of a VIE.  See Note 18 for additional information.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2010	2009
Liabilities and Equity

Current Liabilities
Short-term debt	$531	$639
Long-term debt	500
Accounts payable	592	537
Accounts payable to affiliates	43	51
Taxes	119	33
Interest	110	86
Price risk management liabilities	1,112	1,502
Counterparty collateral	338	356
Other current liabilities	624	481
Total Current Liabilities	3,969	3,685

Long-term Debt	5,089	5,031

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,548	1,481
Investment tax credits	81	30
Price risk management liabilities	438	582
Accrued pension obligations	619	883
Asset retirement obligations	332	416
Other deferred credits and noncurrent liabilities	211	330
Total Deferred Credits and Other Noncurrent Liabilities	3,229	3,722

Commitments and Contingent Liabilities (Note 11)

Equity
Member's equity	4,491	4,568
Noncontrolling interests	18	18
Total Equity	4,509	4,586

Total Liabilities and Equity	$16,796	$17,024

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF EQUITY
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

		Non-
	Member's	controlling
	equity	interests	Total

December 31, 2007	$5,205	$19	$5,224
Net income	768	2	770
Other comprehensive loss	(850)		(850)
Contributions from member	421		421
Distributions	(750)	(2)	(752)
Divestitures		(1)	(1)
December 31, 2008	$4,794	$18	$4,812

Net income	$246	$1	$247
Other comprehensive income	421		421
Contributions from member	50		50
Distributions	(943)	(1)	(944)
December 31, 2009 (a)	$4,568	$18	$4,586

Net income	$861	$1	$862
Other comprehensive income	129		129
Contributions from member	3,625		3,625
Distributions	(4,692)	(1)	(4,693)
December 31, 2010 (a)	$4,491	$18	$4,509

(a)	See "General – Comprehensive Income" in Note 1 for disclosure of balances of each component of AOCI.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

	2010	2009	2008

Net income	$862	$247	$770

Other comprehensive income (loss):
Amounts arising during the period - gains (losses), net of tax (expense) benefit:
Foreign currency translation adjustments, net of tax of ($1), $4, ($11)	(59)	101	(500)
Available-for-sale securities, net of tax of ($31), ($50), $55	29	49	(50)
Qualifying derivatives, net of tax of ($207), ($330), ($125)	305	454	249
Equity investee's other comprehensive income (loss), net of tax of $0, $0, $0		1	(3)
Defined benefit plans:
Prior service costs, net of tax of ($8), $0, $0	12	1	(1)
Net actuarial loss, net of tax of $36, $136, $243	(63)	(326)	(500)
Transition obligation, net of tax of ($3), $0, $0	6
Reclassifications to net income - (gains) losses, net of tax expense (benefit):
Available-for-sale securities, net of tax of $3, $3, ($2)	(5)	(4)	2
Qualifying derivatives, net of tax of $99, ($91), $19	(145)	131	(73)
Defined benefit plans:
Prior service costs, net of tax of ($5), ($6), ($5)	9	9	12
Net actuarial loss, net of tax of ($14), ($3), ($5)	39	4	12
Transition obligation, net of tax of ($1), ($1), ($1)	1	1	2
Total other comprehensive income (loss) attributable to PPL Energy Supply	129	421	(850)

Comprehensive income (loss)	991	668	(80)
Comprehensive income attributable to noncontrolling interests	1	1	2

Comprehensive income (loss) attributable to PPL Energy Supply	$990	$667	$(82)

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

General

Terms and abbreviations are explained in the glossary.  Dollars are in millions unless otherwise noted.

Business and Consolidation

PPL Energy Supply is an energy company with headquarters in Allentown, Pennsylvania.  PPL Generation owns and operates a portfolio of competitive domestic power generating assets.  These power plants are primarily located in Pennsylvania and Montana and use well-diversified fuel sources including coal, uranium, natural gas, oil and water.  PPL EnergyPlus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as:  capacity, transmission, FTRs, coal, natural gas, oil, uranium, emission allowances, RECs and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern U.S.

In January 2011, PPL Energy Supply distributed its membership interest in PPL Global, representing 100% of the outstanding membership interests of PPL Global, to PPL Energy Supply's parent, PPL Energy Funding, to better align PPL's organizational structure with the manner in which it manages its businesses and reports segment information in its consolidated financial statements.  The distribution was made based on the book value of the assets and liabilities of PPL Global with financial effect as of January 1, 2011.  PPL Global owns and operates WPD's electricity distribution businesses in the U.K.  See Note 6 for additional information related to the distribution.

On November 1, 2010, PPL acquired all of the limited liability company interests of E.ON U.S. LLC from a wholly owned subsidiary of E.ON AG.  To ensure adequate funds were available for the acquisition, in July 2010, PPL Energy Supply monetized certain full-requirement sales contracts that resulted in cash proceeds of $249 million.  See "Commodity Price Risk (Non-trading) - Monetization of Certain Full-Requirement Sales Contracts" in Note 15 for additional information.  Additionally, PPL Energy Supply expects to receive proceeds in the first quarter of 2011 from the sale of certain non-core generation facilities, which will be used to repay the short-term borrowings drawn on existing credit facilities.  See "Credit Arrangements and Short-term Debt" in Note 4 and "Anticipated Sale of Certain Non-Core Generation Facilities" in Note 6 for additional information.  Additionally, in 2010, PPL Energy Supply completed the sale of its Long Island generation business and related tolling agreements and its remaining three hydroelectric facilities in Maine.  See Note 6 for additional information on these sales.

The consolidated financial statements of PPL Energy Supply include its own accounts as well as the accounts of all entities in which it has a controlling financial interest.  Entities for which a controlling financial interest is not demonstrated through voting interests are evaluated based on accounting guidance for VIEs.  PPL Energy Supply consolidates a VIE when it is determined to have a controlling interest in the VIE, and thus is the primary beneficiary of the entity.  See "New Accounting Guidance Adopted - Consolidation of Variable Interest Entities" within this note for additional information and Note 18 for information regarding a significant consolidated VIE.  Investments in entities in which a company has the ability to exercise significant influence but does not have a controlling financial interest are accounted for under the equity method.  All other investments are carried at cost or fair value.  All significant intercompany transactions have been eliminated.  Any noncontrolling interests are reflected in the consolidated financial statements.

PPL Energy Supply consolidates foreign subsidiaries on a one-month lag.  Material intervening events, such as debt issuances and retirements, acquisitions or divestitures that occur in the lag period are recognized in the current period financial statements.  Events that are significant but not material are disclosed.

The consolidated financial statements of PPL Energy Supply include its share of any undivided interests in jointly owned facilities, as well as its share of the related operating costs of those facilities.  See Note 10 for additional information.

Regulation

WPD operates under distribution licenses granted by and price controls set by Ofgem.  The price control formula that governs WPD's allowed revenue is designed to provide economic incentives to minimize operating, capital and financing costs.  The price control formula is normally determined every five years.  Ofgem completed a review in December 2009 that became effective April 1, 2010 and will continue through March 31, 2015.

WPD is not subject to accounting for the effects of certain types of regulation as prescribed by GAAP.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Loss Accruals

Potential losses are accrued when (1) information is available that indicates it is "probable" that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated.  Accounting guidance defines "probable" as cases in which "the future event or events are likely to occur."  PPL Energy Supply and its subsidiaries continuously assess potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.  PPL Energy Supply and its subsidiaries discount loss accruals for environmental remediation when appropriate.

PPL Energy Supply and its subsidiaries do not record the accrual of contingencies that might result in gains, unless recovery is assured.

Changes in Classification

The classification of certain amounts in the 2009 and 2008 financial statements have been changed to conform to the current presentation.  The changes in classification did not affect "Net Income Attributable to PPL Energy Supply," or "Member's equity."

The classification on the Statements of Cash Flows has not been changed for the classification of amounts to Discontinued Operations.

Comprehensive Income

Comprehensive income, which includes net income and OCI, consists of changes in equity from transactions not related to shareowners.  Comprehensive income is shown on the Statements of Comprehensive Income.

AOCI, which is included in Member's equity on the Balance Sheets, consisted of these after-tax gains (losses) at December 31.

	2010	2009

Foreign currency translation adjustments	$(195)	$(136)
Unrealized gains on available-for-sale securities	86	62
Net unrealized gains on qualifying derivatives	732	573
Equity investee's AOCI	(2)	(2)
Defined benefit plans:
Prior service cost	(23)	(44)
Actuarial loss	(953)	(930)
Transition obligation		(7)
	$(355)	$(484)

Price Risk Management

PPL Energy Supply enters into energy and energy-related contracts to hedge the variability of expected cash flows associated with its generating units and marketing activities, as well as for trading purposes.  PPL Energy Supply enters into interest rate contracts to hedge its exposure to changes in the fair value of its debt instruments and to hedge its exposure to variability in expected cash flows associated with existing debt instruments or forecasted issuances of debt.  PPL Energy Supply also enters into foreign currency exchange contracts to hedge foreign currency exposures related to firm commitments, recognized assets or liabilities, forecasted transactions, and through December 31, 2010, net investments and foreign earnings translation.

Certain of PPL Energy Supply's energy and energy-related contracts meet the definition of a derivative, while others do not meet the definition of a derivative because they lack a notional amount or a net settlement provision.  In cases where there is no net settlement provision, PPL Energy Supply periodically reviews these contracts to assess whether a market mechanism has evolved which could facilitate net settlement. Certain derivative energy contracts have been excluded from the requirements of derivative accounting treatment because they meet the definition of NPNS.  These contracts are accounted for using accrual accounting.  All other contracts that have been classified as derivative contracts are reflected on the balance sheet at their fair value.  These contracts are recorded as "Price risk management assets" and "Price risk management liabilities" on the Balance Sheets.  Derivative positions that deliver within a year are included in "Current Assets" and "Current Liabilities."  PPL Energy Supply records derivative positions that deliver beyond a year in "Other Noncurrent Assets" and "Deferred Credits and Other Noncurrent Liabilities."  Every trade is entered into the risk management system with an assigned strategy and accounting classification.  Processes exist that allow for subsequent review and validation of the trade information.  These strategies are discussed in more detail in Note 15.  PPL's accounting department provides the traders and the risk management department with guidelines on appropriate accounting classifications for various trade types and strategies.  Some examples of these guidelines include, but are not limited to:

•	Physical coal, limestone, uranium, electric transmission, gas transportation, gas storage and renewable energy credit contracts are not derivatives due to the lack of net settlement provisions.

•	Only contracts where physical delivery is deemed probable throughout the entire term of the contract can qualify for the NPNS exception.

•
Physical transactions that permit cash settlement and financial transactions do not qualify for NPNS because physical delivery cannot be asserted; however, these transactions can receive cash flow hedge treatment if they lock in the future cash flows for energy-related commodities.

•	Certain purchased option contracts or net purchased option collars may receive hedge accounting treatment. Those that are not eligible are marked to fair value through earnings.

•	Derivative transactions that do not qualify for NPNS or hedge accounting treatment are marked to fair value through earnings.

A similar process is also followed by PPL's treasury department as it relates to interest rate and foreign currency derivatives.  The following accounting guidelines are provided to the treasury department staff:

•	Transactions to lock in an interest rate prior to a debt issuance can be designated as cash flow hedges.

•	Transactions entered into to hedge fluctuations in the fair value of existing debt can be designated as fair value hedges.

•	Transactions entered into to hedge the value of a net investment of foreign operations can be designated as net investment hedges.

•
Derivative transactions that do not qualify for hedge accounting treatment are marked to fair value through earnings.  These transactions generally include hedges of earnings translation risk associated with subsidiaries that report their financial statements in a currency other than the U.S. dollar.  As such, these transactions reduce earnings volatility due solely to changes in foreign currency exchange rates.

Therefore, on the date the derivative contract is executed, PPL Energy Supply may designate the derivative as NPNS, a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), a foreign currency fair value or cash flow hedge (foreign currency hedge) or a hedge of a net investment in a foreign operation (net investment hedge).  Other derivatives may be linked to certain risk management strategies, but hedge accounting treatment is not permitted or elected.  Finally, some derivatives have been entered into for proprietary trading purposes. As such, similar derivatives may receive different accounting treatment, depending on the intended use of such derivative instrument.

Changes in the fair value of derivatives are recorded in either OCI or in current-period earnings.

Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing activities on the Statements of Cash Flows, depending on the underlying nature of the hedged items.

PPL Energy Supply and its subsidiaries have elected not to offset net derivative positions in the financial statements.  Accordingly, PPL Energy Supply and its subsidiaries do not offset such derivative positions against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

Gains and losses associated with non-trading bilateral sales of electricity at major market delivery points are netted with purchases that offset the sales at those same delivery points.  A major market delivery point is any delivery point with liquid pricing available.

PPL Energy Supply reflects its net realized and unrealized gains and losses associated with all derivatives that are held for trading purposes in the "Net energy trading margins" line on the Statements of Income.

See Notes 14 and 15 for additional information on derivatives.

Revenue Recognition

Operating revenues, except for "Energy-related businesses," are recorded based on energy deliveries through the end of the calendar month.  Unbilled retail revenues result because customers' meters are read and bills are rendered throughout the month, rather than all being read at the end of the month.  Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.  Unbilled wholesale energy revenues are recorded at month-end to reflect estimated amounts until actual dollars and MWhs are confirmed and invoiced.  At that time, unbilled revenue is reversed and actual revenue is recorded.

PPL Energy Supply records energy marketing activity in the period when the energy is delivered.  Generally, the wholesale sales and purchases that qualify as derivative instruments held for non-trading purposes are reported gross on the Statements of Income within "Wholesale energy marketing" and "Energy purchases."  Additionally, the bilateral sales and purchases that are designated as speculative trading activities and qualify as derivative instruments for accounting purposes are reported net on the Statements of Income within "Net energy trading margins."  Spot market activity that balances PPL Energy Supply's physical trading positions is included on the Statements of Income in "Net energy trading margins."

Certain PPL Energy Supply subsidiaries participate in RTOs, primarily in PJM.  In PJM, PPL EnergyPlus is a marketer, a load-serving entity to its customers who have selected it as a supplier and a seller for PPL Energy Supply's generation subsidiaries.  A function of interchange accounting is to match participants' MWh entitlements (generation plus scheduled bilateral purchases) against their MWh obligations (load plus scheduled bilateral sales) during every hour of every day.  If the net result during any given hour is an entitlement, the participant is credited with a spot-market sale to the ISO at the respective market price for that hour; if the net result is an obligation, the participant is charged with a spot-market purchase from the ISO at the respective market price for that hour.  ISO purchases and sales are not allocated to individual customers.  PPL Energy Supply records the hourly net sales and purchases in its financial statements as wholesale energy marketing and energy purchases.

"Energy-related businesses" revenue includes revenue from the mechanical contracting and engineering subsidiaries, as well as WPD's telecommunications and property subsidiaries.  The mechanical contracting and engineering subsidiaries record revenue from construction contracts on the percentage-of-completion method of accounting, measured by the actual cost incurred to date as a percentage of the estimated total cost for each contract.  Accordingly, costs and estimated earnings in excess of billings on uncompleted contracts are recorded within "Unbilled revenues" on the Balance Sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded within "Other current liabilities" on the Balance Sheets.  The amount of costs in excess of billings was $9 million and $5 million at December 31, 2010 and 2009, and the amount of billings in excess of costs was $70 million and $69 million at December 31, 2010 and 2009.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, all revenues associated with PPL Global are reported within "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.  See Note 6 for additional information.

Accounts Receivable

Accounts receivable are reported in the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

PPL Electric's customers may elect to procure generation supply from an alternative supplier.  As a result of a PUC-approved purchase of accounts receivable program, beginning in the first quarter of 2010, PPL Electric has purchased certain accounts receivable from alternative suppliers at a nominal discount, which reflects a provision for uncollectible accounts.  The alternative suppliers (including PPL EnergyPlus) have no continuing involvement or interest in the purchased accounts receivable.  During 2010, PPL Electric purchased $212 million of accounts receivable from PPL EnergyPlus.

Allowance for Doubtful Accounts

Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms.  Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs.  Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.

Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management.  The nature of the item, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.

Accounts receivable are charged-off in the period in which the receivable is deemed uncollectible.  Recoveries of accounts receivable previously charged-off are recorded when it is known they will be received.

The changes in the allowance for doubtful accounts, including unbilled revenues, were:

	Balance at	Additions		Balance at
	Beginning of Period	Charged to Income	Deductions (a)	End of Period

2010	$21	$1	$2	$20
2009	26	1	6	21
2008	22	5	1	26

(a)	Primarily related to uncollectible accounts written off.

See Note 11 for information on allowance for doubtful accounts related to California ISO sales.

Cash

Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Restricted Cash and Cash Equivalents

Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are classified as restricted cash and cash equivalents.  The change in restricted cash and cash equivalents is reported as an investing activity on the Statements of Cash Flows.  On the Balance Sheets, the current portion of restricted cash and cash equivalents is shown as "Restricted cash and cash equivalents" while the noncurrent portion is included in "Other noncurrent assets."  See Note 14 for total restricted cash.  The December 31, 2010 balance included $11 million of margin deposits posted to counterparties in connection with trading activities and $6 million of funds required by law to be held by WPD's captive insurance company to meet claims.  The December 31, 2009 balance consisted primarily of margin deposits posted by counterparties to PPL Energy Supply in connection with trading activities.

Fair Value Measurements

PPL Energy Supply and its subsidiaries value certain financial and nonfinancial assets and liabilities at fair value.  Generally, the most significant fair value measurements relate to price risk management assets and liabilities, investments in securities including investments in the NDT funds and defined benefit plans, and cash and cash equivalents.  PPL Energy Supply and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and/or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability.  These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.  These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

PPL Energy Supply and its subsidiaries prioritize fair value measurements for disclosure by grouping them into one of three levels in the fair value hierarchy.  The highest priority is given to measurements using Level 1 inputs.  The appropriate level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety.  The three levels of the fair value hierarchy are as follows:

•
Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date.  Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 - inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for substantially the full term of the asset or liability.

•	Level 3 - unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

Assessing the significance of a particular input requires judgment that considers factors specific to the asset or liability.  As such, PPL Energy Supply and its subsidiaries' assessment of the significance of a particular input may affect how the assets and liabilities are classified within the fair value hierarchy.  PPL Energy Supply and its subsidiaries recognize transfers between levels at end-of-reporting-period values.  See Notes 9, 14, and 15 for additional information on fair value measurements.

Investments

Generally, the original maturity date of an investment and management's ability to sell an investment prior to its original maturity determine the classification of investments as either short-term or long-term.  Investments that would otherwise be classified as short-term, but are restricted as to withdrawal or use for other than current operations or are clearly designated for expenditure in the acquisition or construction of noncurrent assets or for the liquidation of long-term debts, are classified as long-term.

Short-term Investments

Short-term investments generally include certain deposits as well as securities that are considered highly liquid or provide for periodic reset of interest rates.  Investments with original maturities greater than three months and less than a year, as well as investments with original maturities of greater than a year that management has the ability and intent to sell within a year, are considered short-term investments.

Investments in Debt and Equity Securities

Investments in debt securities are classified as held-to-maturity and measured at amortized cost when there is an intent and ability to hold the securities to maturity.  Debt and equity securities that are acquired and held principally for the purpose of selling them in the near-term are classified as trading.  Trading securities are generally held to capitalize on fluctuations in their value.  All other investments in debt and equity securities are classified as available-for-sale.  Both trading and available-for-sale securities are carried at fair value.  The specific identification method is used to calculate realized gains and losses on debt and equity securities.  Any unrealized gains and losses on trading securities are included in earnings.  Through March 31, 2009, unrealized gains and losses on all available-for-sale securities were reported, net of tax, in OCI or recognized in earnings when the decline in fair value below amortized cost was determined to be an other-than-temporary impairment.

Accounting guidance effective April 1, 2009 has modified the criteria for determining whether a decline in fair value of a debt security is other than temporary and whether the other-than-temporary impairment is recognized in earnings or reported in OCI.  Beginning April 1, 2009, when a debt security is in an unrealized loss position:

•	if there is an intent to sell the security or a requirement to sell the security before recovery, the other-than-temporary impairment is recognized currently in earnings; or
•
if there is no intent to sell the security or requirement to sell the security before recovery, the portion of the other-than-temporary impairment that is considered a credit loss is recognized currently in earnings and the remainder of the other-than-temporary impairment is reported in OCI, net of tax; or

•	if there is no intent to sell the security or requirement to sell the security before recovery and there is no credit loss, the unrealized loss is reported in OCI, net of tax.

Equity securities were not impacted by this accounting guidance; therefore, unrealized gains and losses on available-for-sale equity securities continue to be reported, net of tax, in OCI.  Earnings continue to be charged when an equity security's decline in fair value below amortized cost is determined to be an other-than-temporary impairment.  See Notes 14 and 19 for additional information on investments in debt and equity securities.

Long-Lived and Intangible Assets

Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired.  If impaired, the asset is written down to fair value at that time, which becomes the new cost basis of the asset.  Original cost includes material, labor, contractor costs, certain overheads and financing costs, where applicable.  The cost of repairs and minor replacements are charged to expense as incurred.  PPL Energy Supply records costs associated with planned major maintenance projects in the period in which the costs are incurred.  No costs are accrued in advance of the period in which the work is performed.

Nuclear fuel-related costs, including fuel, conversion, enrichment, fabrication and assemblies, are capitalized as PP&E.  Such costs are amortized over the period the fuel is spent using the unit-of-production method and included in "Fuel" on the Statements of Income.

PPL Energy Supply capitalizes interest costs as part of construction costs.  The following capitalized interest was excluded from "Interest Expense" on the Statements of Income.

2010	$33
2009	45
2008	56

Included in PP&E on the balance sheet are capitalized costs of software projects that were developed or obtained for internal use.  These capitalized costs are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed five years.  Following are capitalized software costs and the accumulated amortization.

December 31, 2010		December 31, 2009
Gross		Gross
Carrying	Accumulated	Carrying	Accumulated
Amount	Amortization	Amount	Amortization

$30	$20	$24	$19

Amortization expense of capitalized software costs was as follows:

2010	$3
2009	2
2008	2

The amortization of capitalized software is included in "Depreciation" on the Statements of Income.

Depreciation

Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods.  When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation.  When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income.

Following are the weighted-average rates of depreciation at December 31.

	2010	2009

Regulated utility plant - WPD	2.31	2.24
Non-regulated PP&E - Generation	2.76	2.48

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in the acquisition of a business.

Other acquired intangible assets are initially measured based on their fair value.  Intangibles that have finite useful lives are amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used.  Costs incurred to renew or extend terms of licenses are capitalized as intangible assets.

When determining the useful life of an intangible asset, including intangible assets that are renewed or extended, PPL Energy Supply and its subsidiaries consider the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible asset may relate; legal, regulatory, or contractual provisions that may limit the useful life; the company's historical experience as evidence of its ability to support renewal or extension; the effects of obsolescence, demand, competition, and other economic factors; and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

PPL Energy Supply and its subsidiaries account for emission allowances as intangible assets.  Since the economic benefits of emission allowances are not diminished until they are consumed, emission allowances are not amortized; rather, they are expensed when consumed.  Such expense is included in "Fuel" on the Statements of Income.  Gains and losses on the sale of emission allowances are included in "Other operation and maintenance" on the Statements of Income.

PPL Energy Supply and its subsidiaries also account for RECs as intangible assets, and the associated costs are not expensed until the credits are consumed.  Such expense is included in "Energy purchases" on the Statements of Income.  Gains and losses on the sale of RECs are included in "Other operation and maintenance" on the Statements of Income.

See Note 16 for additional information on goodwill and other intangible assets.

Asset Impairment

PPL Energy Supply and its subsidiaries review long-lived assets that are subject to depreciation or amortization, including finite-lived intangibles, for impairment when events or circumstances indicate carrying amounts may not be recoverable.

For a long-lived asset classified as held and used, an impairment exists when the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset is impaired, an impairment loss is recorded to adjust the asset's carrying amount to its fair value.  Certain emission allowances are expected to be sold rather than consumed.  These emission allowances are tested for impairment when events or changes in circumstances, such as a decline in market prices, indicate that their carrying value might be impaired.  See Note 14 for a discussion of impairment charges recorded associated with long-lived assets classified as held and used.

For a long-lived asset classified as held for sale, an impairment exists when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell.  If the asset (disposal group) is impaired, an impairment loss is recorded to adjust the carrying amount of the asset (disposal group) to its fair value less cost to sell.  See Notes 6 and 14 for a discussion of impairment charges recorded associated with long-lived assets classified as held for sale.

Goodwill is reviewed for impairment, at the reporting unit level, annually or more frequently when events or circumstances indicate that the carrying amount of a reporting unit may be greater than the unit's fair value.  Additionally, goodwill must be tested for impairment after a portion of goodwill has been allocated to a business to be disposed of.  PPL Energy Supply's reporting units are significant businesses that have discrete financial information, and the operating results are regularly reviewed by segment management.  PPL Energy Supply's reporting units are at or one level below its operating segments.  If the carrying amount of the reporting unit, including goodwill, exceeds its fair value, the implied fair value of goodwill must be calculated.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill in a business combination.  That is, the fair value of a reporting unit is allocated to all assets and liabilities of that unit as if the reporting unit had been acquired in a business combination.  The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  If the implied fair value of goodwill is less than the carrying amount, an impairment loss is recognized for an amount equal to that difference.

Asset Retirement Obligations

PPL Energy Supply and its subsidiaries recognize various legal obligations associated with the retirement of long-lived assets as liabilities in the financial statements.  Initially, this obligation is measured at fair value.  An equivalent amount is recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset.  Until the obligation is settled, the liability is increased, through the recognition of accretion expense classified within "Other operation and maintenance" on the Statements of Income, for changes in the obligation due to the passage of time.

Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO.  Any change to the capitalized asset, positive or negative, is amortized over the remaining life of the associated long-lived asset.  See Note 17 for additional information on AROs and a discussion of the remeasurement in the third quarter of 2010 of the ARO for the decommissioning of the Susquehanna nuclear units.

Compensation and Benefits

Defined Benefits

PPL and certain of PPL Energy Supply's subsidiaries sponsor various defined benefit pension and other postretirement plans.  An asset or liability is recorded to recognize the funded status of all defined benefit plans with an offsetting entry to OCI.  Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets.

For PPL's primary defined benefit plans, the expected return on plan assets is determined based on a market-related value of plan assets, which is calculated by rolling forward the prior year market-related value with contributions, disbursements and long-term expected return on investments.  One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL's primary defined benefit plans use an accelerated amortization method for the recognition of gains and losses for its pension plans.  Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan's projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants.  Gains and losses in excess of 30% of the plan's projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.

See Note 9 for a discussion of defined benefits.

Stock-Based Compensation

PPL grants stock options, restricted stock, restricted stock units and performance units to certain employees, and stock units and restricted stock units to directors, under several stock-based compensation plans.  PPL grants most of its stock-based awards in the first quarter of each year.  PPL and its subsidiaries recognize compensation expense for stock-based awards based on the fair value method.  Stock options with graded vesting (i.e., that vest in installments) are valued as a single award.  PPL grants stock options with an exercise price that is not less than the fair value of PPL's common stock on the date of grant.  See Note 8 for a discussion of stock-based compensation.  All awards are recorded as equity or a liability on the Balance Sheets.  Stock-based compensation is included primarily in "Other operation and maintenance" on the Statements of Income.

PPL Energy Supply's stock-based compensation expense includes an allocation of PPL Services' expense.

Other

Debt Issuance Costs

Debt issuance costs are deferred and amortized over the term of the related debt using the interest method or another method, generally straight line, if the results obtained are not materially different than those that would result from the interest method.

Income Taxes

PPL and its domestic subsidiaries file a consolidated U.S. federal income tax return.

Significant management judgment is required in developing PPL Energy Supply and its subsidiaries' provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and the determination of deferred tax assets, liabilities and valuation allowances.

Significant management judgment is required to determine the amount of benefit to be recognized in relation to an uncertain tax position.  PPL Energy Supply and its subsidiaries evaluate tax positions following a two-step process.  The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained.  This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position.  The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion.  The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%.  The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements of PPL Energy Supply and its subsidiaries in the future.

Deferred income taxes reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes, as well as the tax effects of net operating losses and tax credit carryforwards.

PPL Energy Supply and its subsidiaries record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized.  PPL Energy Supply and its subsidiaries consider the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances.  If PPL Energy Supply and its subsidiaries determine that they are able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made.  Likewise, if PPL Energy Supply and its subsidiaries determine that they are not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

PPL Energy Supply and its subsidiaries defer investment tax credits when the credits are utilized and amortize the deferred amounts over the average lives of the related assets.

PPL Energy Supply and its subsidiaries recognize interest and penalties in "Income Taxes" on their Statements of Income.

See Note 3 for additional discussion regarding income taxes.

PPL Energy Supply's income tax provision is calculated in accordance with an intercompany tax sharing policy which provides that taxable income be calculated as if PPL and any domestic subsidiaries each filed a separate consolidated return.  Tax benefits are not shared between companies.  A tax benefit inures only to the entity that gave rise to said benefit.  The effect of PPL filing a consolidated tax return is taken into account in the settlement of current taxes and the recognition of deferred taxes.  PPL Energy Supply's intercompany tax payable was $26 million at December 31, 2010 and the intercompany tax receivable was $21 million at December 31, 2009.

Taxes, Other Than Income

PPL Energy Supply presents sales taxes in "Accounts Payable" and value-added taxes in "Taxes" on its Balance Sheets.  These taxes are not reflected on the Statements of Income.  See Note 3 for details on taxes included in "Taxes, other than income" on the Statements of Income.

Leases

PPL Energy Supply and its subsidiaries evaluate whether arrangements entered into contain leases for accounting purposes.

See Note 7 for a discussion of arrangements under which PPL Energy Supply is a lessee for accounting purposes.

PPL EnergyPlus entered into several arrangements whereby PPL EnergyPlus was considered the lessor for accounting purposes.  See Note 6 for additional information regarding the 2010 sale of the Long Island generation business and the leases that were transferred to the purchaser upon completion of the sale.

Fuel, Materials and Supplies

Fuel, natural gas stored underground and materials and supplies are valued at the lower of cost or market using the average cost method.

"Fuel, materials and supplies" on the Balance Sheets consisted of the following at December 31.

	2010	2009

Fuel	$97	$137
Natural gas stored underground (a)	21	14
Materials and supplies	179	174
	$297	$325

(a) The majority of natural gas stored underground is available for resale.

Guarantees

Generally, the initial measurement of a guarantee liability is the fair value of the guarantee at its inception.  However, there are certain guarantees excluded from the scope of accounting guidance and other guarantees that are not subject to the initial recognition and measurement provisions of accounting guidance.  See Note 11 for further discussion of recorded and unrecorded guarantees.

Foreign Currency Translation and Transactions

Assets and liabilities of international subsidiaries, where the local currency is the functional currency, are translated at the exchange rates on the date of consolidation and related revenues and expenses are translated at average exchange rates prevailing during the year.  See "Business and Consolidation" above for a discussion regarding the use of a lag period.  Adjustments resulting from translation are recorded in AOCI.  The effect of translation is removed from AOCI upon the sale or substantial liquidation of the international subsidiary that gave rise to the translation adjustment.  The local currency is the functional currency for PPL Energy Supply's U.K. operating company.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest to its parent, PPL Energy Supply no longer has foreign subsidiaries, and will no longer be subject to foreign currency translation gains and losses beginning in 2011.

Also as a result of this distribution, gains or losses relating to foreign currency transactions are recognized in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.  See Note 6 for additional information.  Net transaction losses were insignificant in 2010, 2009, and 2008.

New Accounting Guidance Adopted

Accounting for Transfers of Financial Assets

Effective January 1, 2010, PPL Energy Supply and its subsidiaries adopted accounting guidance issued to revise the accounting for transfers of financial assets.  This guidance:

•	eliminates the concept of a qualifying special-purpose entity (QSPE); therefore, QSPEs will be subject to consolidation guidance;
•	changes the requirements for the derecognition of financial assets;
•	establishes new criteria for reporting the transfer of a portion of a financial asset as a sale;
•	requires transferors to initially recognize, at fair value, assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and
•	requires enhanced disclosures to improve the transparency around transfers of financial assets and a transferor's continuing involvement.

This guidance is applied prospectively to new transfers of financial assets.  Disclosures are required for all transfers, including those entered into before the effective date.

The adoption did not have a material impact on PPL Energy Supply's financial statements.  See "Accounts Receivable" above for information on PPL Electric's purchase of accounts receivable from alternative suppliers, including PPL EnergyPlus, which are within the scope of this guidance.

Consolidation of Variable Interest Entities

Effective January 1, 2010, PPL Energy Supply and its subsidiaries adopted accounting guidance issued to replace the quantitative-based risks and rewards calculation for determining which entity, if any, has a controlling financial interest in a VIE and is the primary beneficiary.  The primary beneficiary must consolidate the VIE.  This guidance:

•
prescribes a qualitative approach focused on identifying which entity has the power to direct the activities of a VIE that most significantly impact the VIE's economic performance and the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE;

•	requires ongoing assessments of whether an entity is the primary beneficiary of a VIE;
•	requires enhanced disclosures to improve the transparency of an entity's involvement in a VIE;
•	requires that all previous consolidation conclusions be reconsidered; and
•	requires that QSPEs be evaluated for consolidation (resulting from the elimination of the QSPE concept in the guidance addressing accounting for transfers of financial assets).

The adoption did not have a material impact on PPL Energy Supply's financial statements.  See the Balance Sheets and Note 18 for enhanced VIE disclosures.

Improving Disclosures about Fair Value Measurements

Effective January 1, 2010, PPL Energy Supply and its subsidiaries prospectively adopted accounting guidance issued to improve disclosures about fair value measurements.  This guidance:

•	requires disclosures be provided for each class of assets and liabilities, with class determined on the basis of the nature and risks of the assets and liabilities;
•	clarifies that a description of valuation techniques and inputs used to measure fair value is required for Level 2 and 3 recurring and nonrecurring fair value measurements; and
•	for recurring fair value measurements, requires separate disclosure of significant transfers into and out of levels and the reasons for those transfers.

This guidance makes corresponding amendments to employers' disclosures about pensions and other postretirement benefits.

The adoption did not have a material impact on PPL Energy Supply's financial statements.  The enhanced disclosures are presented in Notes 9 and 14.

Subsequent Measurement - Cash Flow Hedges

Effective April 1, 2010, PPL Energy Supply and its subsidiaries prospectively adopted accounting guidance that was issued to clarify how an entity should reflect the subsequent measurement of cash flow hedges in AOCI if, during a prior period, hedge accounting was not permitted.  This situation may arise if an entity's retrospective assessment of hedge effectiveness indicated that the hedging relationship had not been highly effective in a period, but the prospective assessment of hedge effectiveness showed an expectation that the hedging relationship would be highly effective in the future; therefore, the hedging relationship continued even though hedge accounting was not permitted for a certain period.  This guidance:

•
requires that the cumulative gain or loss on the derivative that is used to determine the maximum amount of gain or loss that may be reflected in AOCI exclude the gains or losses that occurred during the period when hedge accounting was not permitted; and

•	requires that the cumulative change in the expected future cash flows on the hedged transaction exclude the changes related to the period when hedge accounting was not applied.

The adoption did not have a significant impact on PPL Energy Supply and its subsidiaries; however, the impact in future periods could be material.  See "Commodity Price Risk (Non-trading)" in Note 15 for additional information.

2.  Segment and Related Information

Through 2010, PPL Energy Supply was organized into two segments:  International Regulated (formerly International Delivery) and Supply.

The International Regulated segment primarily consists of the regulated electric distribution operations in the U.K.  Also, in 2008, this segment recognized income tax benefits and miscellaneous expenses in connection with the dissolution of certain Latin American holding companies and, in 2009, this segment recognized $24 million of income tax expense related to a correction of the calculation of tax bases of the Latin American businesses previously sold in 2007.  See Note 6 for additional information.

In January 2011, PPL Energy Supply distributed its membership interest in PPL Global to its parent, PPL Energy Funding.  The results for PPL Global for all periods have been reclassified to Discontinued Operations on the Statements of Income.  Therefore, with the exception of net income attributable to PPL Energy Supply, the operating results from the International Regulated segment are not included in the income statement data tables below.  See Note 6 for additional information on the distribution.  Following the distribution, PPL Energy Supply operates in a single business segment, the Supply segment.

The Supply segment primarily consists of the domestic energy marketing and trading activities, as well as the competitive generation operations.  In 2010 and 2009, PPL Energy Supply sold or signed agreements to sell certain Supply segment generation facilities and businesses.  The results for these facilities and businesses have been classified as Discontinued Operations on the Statements of Income.  Therefore, with the exception of net income attributable to PPL Energy Supply, the operating results from these facilities and businesses are not included in the income statement data tables below.  See Note 6 for additional information on these discontinued operations.

Segment costs include direct charges, as well as an allocation of indirect corporate service costs, from PPL Services.  These service costs include functions such as financial, legal, human resources and information services.  See Note 12 for additional information.

Financial data for the segments are:

	2010	2009	2008
Income Statement Data
Supply
Revenues from external customers by product
Electric and Gas (a) (b)	$4,764	$4,930	$5,050
Energy-related businesses	364	379	478
Total	5,128	5,309	5,528

Depreciation	236	196	165

Amortization	147	88	51

Unrealized (gains) losses on derivatives and other hedging activities (a)	536	330	(285)

Interest income (c)	12	7	27

Interest Expense (d)	208	176	161

Income (Loss) from Continuing Operations Before Income Taxes	881	(13)	671

Income Taxes (e)	261	3	256

Deferred income taxes and investment tax credits	(25)	147	190

Other
Net Income Attributable to PPL Energy Supply
International Regulated (f)	261	243	289
Supply (f)	600	3	479
Total	$861	$246	$768

Cash Flow Data
Expenditures for long-lived assets
International Regulated	$281	$240	$267
Supply	760	694	1,117
Total	$1,041	$934	$1,384

	As of December 31,
	2010	2009
Balance Sheet Data
Total Assets
International Regulated	$4,800	$4,516
Supply	11,996	12,508
Total	$16,796	$17,024

	2010	2009	2008
Geographic Data
Revenues from external customers
U.S.	$5,128	$5,309	$5,528

	As of December 31,
	2010	2009
Long-Lived Assets
U.S.	$6,519	$6,676
U.K.	3,505	3,517
Total	$10,024	$10,193

(a)	Includes unrealized gains and losses from economic activity. See Note 15 for additional information.
(b)	Gas was combined with Electric because it was not significant.
(c)	Includes interest income from affiliate(s).
(d)	Includes interest expense with affiliate.
(e)	Represents both current and deferred income taxes
(f)	Includes Discontinued Operations. See Note 6 for additional information.

3.  Income and Other Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes and the tax effects of net operating loss and tax credit carryforwards.

Net deferred tax assets have been recognized based on management's estimates of future taxable income for the U.S. and certain foreign jurisdictions in which PPL Energy Supply's operations have historically been profitable.

Significant components of PPL Energy Supply's deferred income tax assets and liabilities from continuing operations were as follows:

	2010	2009
Deferred Tax Assets
Deferred investment tax credits	$33	$12
Accrued pension costs	100	149
Accrued litigation costs	31	4
Federal tax credit carryforwards		23
State loss carryforwards	111	111
Foreign capital loss carryforwards	377	144
Foreign - pensions	87	168
Foreign - other	8	6
Domestic - other	84	102
Valuation allowances	(408)	(255)
Total deferred tax assets	423	464

Deferred Tax Liabilities
Plant - net	1,246	1,046
Unrealized gain on qualifying derivatives	326	417
Foreign - plant	526	546
Foreign - other	36	35
Domestic - other	52	46
Total deferred tax liabilities	2,186	2,090
Net deferred tax liability	$1,763	$1,626

PPL Energy Supply had a federal foreign tax credit carryforward of $23 million at December 31, 2009 that was fully utilized during 2010.  PPL Energy Supply also had state net operating loss carryforwards that expire between 2011 and 2030 of $1.7 billion at December 31, 2010 and 2009.  Valuation allowances have been established for the amount that, more likely than not, will not be realized.

PPL Global had foreign capital loss carryforwards of $1.4 billion and $514 million at December 31, 2010 and 2009.  All of these losses have an indefinite carryforward period.  Valuation allowances have been established for the amount that, more likely than not, will not be realized.

Changes in deferred tax valuation allowances were:

		Additions
	Balance at		Charged to			Balance
	Beginning	Charged	Other			at End
	of Period	to Income	Accounts	Deductions		of Period

2010	$255	$205		$52	(a)	$408
2009 (c)	226	12	$17 (b)			255
2008 (c)	259	14		47	(b)	226

(a)
Resulting from the projected revenue increase in connection with the expiration of the Pennsylvania generation rate caps in 2010, the valuation allowance related to state net operating loss carryforwards over the remaining carryforward period was reduced by $52 million.

(b)	Primarily related to the change in foreign net operating loss carryforwards including the change in foreign currency exchange rates.
(c)
Pennsylvania state legislation, enacted in 2007 and 2009, increased the net operating loss limitation.  As a result, the deferred tax asset (and related valuation allowance) associated with certain of its Pennsylvania net operating loss carryforwards for all periods presented were increased to reflect the higher limitation.  There was no impact on the net deferred tax asset position as a result of the legislation and related adjustments.

PPL Global does not pay or record U.S. income taxes on the undistributed earnings of WPD, as management has determined that the earnings are permanently reinvested.  Historically, dividends paid by WPD have been distributions of the current year's earnings.  WPD's long-term working capital forecasts and capital expenditure projections for the foreseeable future require reinvestment of WPD's undistributed earnings, and WPD would have to issue debt or access credit facilities to fund any distributions in excess of current earnings.  Additionally, U.S. long-term working capital forecasts and capital expenditure projections for the foreseeable future do not require or anticipate WPD distributing any more than future earnings to its parent in the U.S.  The cumulative undistributed earnings are included in "Member's equity" on the Balance Sheets.  The amounts considered permanently reinvested at December 31, 2010 and 2009 were $837 million and $622 million.  If the earnings are remitted as dividends, PPL Global may be subject to additional U.S. taxes, net of allowable foreign tax credits.  It is not practicable to estimate the amount of additional taxes that might be payable on these foreign earnings.

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to "Income from Continuing Operations Before Income Taxes" to income taxes for reporting purposes, and details of "Taxes, other than income" were:

	2010	2009	2008
Income Tax Expense (Benefit)
Current - Federal	$208	$(137)	$63
Current - State	78	(7)	3
Total Current Expense (Benefit)	286	(144)	66
Deferred - Federal	66	128	152
Deferred - State	(89)	31	50
Total Deferred Expense (Benefit)	(23)	159	202
Investment tax credit, net - federal	(2)	(12)	(12)
Total income tax expense from continuing operations (a)	$261	$3	$256

Total income tax expense (benefit) - Federal	$272	$(21)	$203
Total income tax expense (benefit) - State	(11)	24	53
Total income tax expense from continuing operations (a)	$261	$3	$256

(a)
Excludes current and deferred federal, state and foreign tax expense (benefit) recorded to Discontinued Operations of $(5) million in 2010, $66 million in 2009 and $81 million in 2008.  Also, excludes federal, state and foreign tax expense (benefit) recorded to OCI of $132 million in 2010, $338 million in 2009 and $(168) million in 2008.

	2010	2009	2008
Reconciliation of Income Tax Expense
Federal income tax on Income (Loss) from Continuing Operations Before Income Taxes at statutory tax rate – 35%	$308	$(5)	$235
Increase (decrease) due to:
State income taxes, net of federal income tax benefit	41	2	35
State valuation allowance adjustments (a)	(52)
Change in federal and state tax reserves	(11)	(3)	10
Domestic manufacturing deduction (b) (c)	(11)	(3)	(17)
Federal and state income tax return adjustments (c)	(6)	23	(7)
Health Care Reform (d)	5
Federal income tax credits (e)	(12)	(2)	15
Other	(1)	(9)	(15)
Total increase (decrease)	(47)	8	21
Total income tax expense from continuing operations	$261	$3	$256
Effective income tax rate	29.6%	(23.1)%	38.2%

(a)
Pennsylvania H.B. 1531, enacted in October 2009, increased the net operating loss limitation to 20% of taxable income for tax years beginning in 2010.  Based on the projected revenue increase related to the expiration of the generation rate caps, PPL Energy Supply recorded a $52 million state deferred income tax benefit related to the reversal of deferred tax valuation allowances over the remaining carry forward period of the net operating losses.

(b)
During 2010, PPL Energy Supply recorded an increase in tax benefits related to domestic manufacturing deductions due to an increase in domestic taxable income resulting from the expiration of generation rate caps in 2010.  In December 2010, Congress enacted legislation allowing for 100% bonus depreciation on qualified property.  The increased tax depreciation deduction related to bonus depreciation significantly reduced the tax benefits related to domestic manufacturing deductions during 2010.

(c)
During 2009, PPL Energy Supply received consent from the IRS to change its method of accounting for certain expenditures for tax purposes.  PPL Energy Supply deducted the resulting IRC Sec. 481 adjustment on its 2008 federal income tax return and recorded a $21 million adjustment to federal and state income tax expense resulting from the reduction in federal income tax benefits related to the domestic manufacturing deduction and certain state tax benefits related to state net operating losses.

(d)
Beginning in 2013, provisions within Health Care Reform eliminated the tax deductibility of retiree health care costs to the extent of federal subsidies received by plan sponsors that provide retiree prescription drug benefits equivalent to Medicare Part D Coverage.  As a result, PPL Energy Supply recorded deferred income tax expense during 2010.  See Note 9 for additional information.

(e)
During 2010, PPL Energy Supply recorded a deferred tax benefit related to investment tax credits on progress expenditures related to hydroelectric plant expansions.  See Note 5 for additional information.

During 2008, PPL Energy Supply recorded a $13 million expense to adjust the amount of synthetic fuel tax credits recorded during 2007. See Note 11 for additional information.

	2010	2009	2008
Taxes, other than income
State gross receipts	$15
State capital stock	4	$3	$3
Domestic property and other	27	26	17
Total	$46	$29	$20

For tax years 2000 through 2007, PPL Montana protested certain property tax assessments by the Montana Department of Revenue on its generation facilities.  The tax liabilities in dispute for 2000 through 2007, which had been paid and expensed by PPL Montana, totaled $45 million.  In January 2008, both parties reached a settlement for all years outstanding.  The settlement resulted in PPL Montana receiving a refund of taxes paid and interest totaling $8 million.  This settlement was recorded in 2008, of which $7 million was reflected in "Taxes, other than income" and $1 million was reflected in "Other Income (Expense) - net" on the Statement of Income.

On February 24, 2011, the Pennsylvania Department of Revenue issued interpretive guidance on the treatment of bonus depreciation for Pennsylvania tax purposes.  Corporation Tax Bulletin 2011-01 indicates that Pennsylvania will allow 100% bonus depreciation for qualifying assets in the same year bonus depreciation is allowed for Federal tax purposes.  PPL Energy Supply is still evaluating the impact of this guidance and, while not yet quantified, its impact could be material.

Unrecognized Tax Benefits

Changes to unrecognized tax benefits were as follows:

	2010	2009

Beginning of period	$124	$119
Additions based on tax positions of prior years	65	17
Reduction based on tax positions of prior years	(47)	(5)
Additions based on tax positions related to the current year	43	50
Reductions based on tax positions related to the current year	(3)
Settlements	(1)	(55)
Effects of foreign currency translation	2	(2)
End of period	$183	$124

At December 31, 2010, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could increase by as much as $1 million or decrease by up to $181 million.  These changes could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the creditability of foreign taxes, the timing and utilization of foreign tax credits and the related impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups.  The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, assets and liabilities of PPL Global, including unrecognized tax benefits, were removed from the balance sheet in 2011.  See Note 6 for additional information.  Excluding PPL Global, at December 31, 2010, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could increase by as much as $1 million or decrease by up to $26 million.

At December 31, 2010, the total unrecognized tax benefits and related indirect effects that, if recognized, would decrease the effective tax rate were:

2010	2009

$167	$95

At December 31, 2010, PPL Energy Supply had a receivable for interest related to tax positions of $8 million.  At December 31, 2009, PPL Energy Supply had a payable for interest related to tax positions of $27 million.

The following interest expense (benefit) was recognized in income taxes for the years:

2010	2009	2008

$(37)	$23	$25

The amounts recognized during 2010, 2009 and 2008 were primarily the result of litigation, settlements with taxing authorities, additional interest accrued or reversed related to tax positions of prior years and the lapse of applicable statutes of limitations, with respect to certain issues.

The income tax provision for PPL Energy Supply is calculated in accordance with an intercompany tax sharing policy which provides that taxable income be calculated as if PPL and any domestic subsidiaries each filed a separate consolidated return.  See Note 1 for additional information regarding PPL's tax sharing policy.  Based on this tax sharing agreement, PPL Energy Supply or its subsidiaries indirectly or directly file tax returns in four major tax jurisdictions.  With few exceptions, at December 31, 2010, these jurisdictions, as well as the tax years that are no longer subject to examination, were as follows:

U.S. (federal)	1997 and prior
Pennsylvania (state)	2004 and prior
Montana (state)	2005 and prior
U.K. (foreign)	2008 and prior

4.  Financing Activities

Credit Arrangements and Short-term Debt

PPL Energy Supply maintains credit facilities to enhance liquidity and provide credit support, and as a backstop to commercial paper programs, when necessary.  The following credit facilities were in place at:

	December 31, 2010					December 31, 2009
				Letters of			Letters of
	Expiration		Borrowed	Credit	Unused	Borrowed	Credit
	Date	Capacity	(a)	Issued	Capacity	(a)	Issued
Domestic Credit Facilities
Syndicated Credit Facility (b)	Dec. 2014	$3,000	$350		$2,650	n/a	n/a
3-year Bilateral Credit Facility (c)	Mar. 2013	200	n/a	$24	176	n/a	$4
5-year Structured Credit Facility (d)	Mar. 2011	300	n/a	161	139	n/a	285
5-year Syndicated Credit Facility (e)		n/a	n/a	n/a	n/a	$285	373
364-day Syndicated Credit Facility (f)		n/a	n/a	n/a	n/a
Total Domestic Credit Facilities		$3,500	$350	$185	$2,965	$285	$662

WPD Credit Facilities
WPDH Limited 5-year Syndicated
Credit Facility (g)	Jan. 2013	£150	£115	n/a	£35	£132	n/a
WPD (South West) 3-year Syndicated
Credit Facility (h)	July 2012	210		n/a	210	60	n/a
Uncommitted Credit Facilities (i)		63		£3	60	21	£3
Total WPD Credit Facilities (j)		£423	£115	£3	£305	£213	£3

(a)	Amounts borrowed are recorded as "Short-term debt" on the Balance Sheets.

(b)
In October 2010, PPL Energy Supply entered into a new $4 billion syndicated credit facility to replace its $400 million 364-day Syndicated Credit Facility, which expired in September 2010, and the $3.2 billion 5-year Syndicated Credit Facility.  PPL Energy Supply subsequently reduced the capacity of the facility to $3 billion effective December 2010.  Under this facility, PPL Energy Supply has the ability to make cash borrowings and to request the lenders to issue letters of credit.  Borrowings generally bear interest at LIBOR-based rates plus a spread, depending upon the company's senior unsecured long-term debt rating.  PPL Energy Supply also pays customary commitment and letter of credit issuance fees under this facility.  Similar to the facilities that were replaced, the new credit facility contains a financial covenant requiring PPL Energy Supply's debt to total capitalization to not exceed 65%, as calculated in accordance with the facility, and other customary covenants.  Additionally subject to certain conditions, PPL Energy Supply may request that the facility's capacity be increased by up to $500 million.

In October 2010, PPL Energy Supply borrowed $3.2 billion under this facility in order to enable a subsidiary to make loans to certain affiliates to provide interim financing of amounts required by PPL to partially fund PPL's acquisition of LKE.  Such borrowing bore interest at 2.26% and was refinanced by PPL primarily through the issuance of long-term debt by LG&E and KU Energy LLC, LG&E and KU, and the use of internal funds.  This borrowing and related repayments are included in "Net increase (decrease) in short-term debt" on the Statement of Cash Flows.

PPL Energy Supply incurred an aggregate of $41 million of fees in 2010 in connection with establishing the new facility.  Such fees were initially deferred and amortized through December 2014.  In connection with the reduction in the capacity to $3 billion in December 2010, PPL Energy Supply wrote off $10 million, $6 million after tax, of deferred fees, which is reflected in "Interest Expense" in the Statement of Income.

The borrowings outstanding at December 31, 2010 bear interest at 2.27%.

(c)
In March 2010, PPL Energy Supply's 364-day bilateral credit facility was amended.  The amendment included extending the expiration date to March 2013, thereby making it a three-year facility, and setting related commitment and utilization fees based on the company's senior unsecured long-term debt rating.  Under this facility, PPL Energy Supply can request the bank to issue letters of credit but cannot make cash borrowings.  This credit facility contains a financial covenant requiring PPL Energy Supply's debt to total capitalization not to exceed 65%, as calculated in accordance with the credit facility, and other customary covenants.

(d)
Under this facility, PPL Energy Supply has the ability to request the lenders to issue letters of credit but cannot make cash borrowings.  PPL Energy Supply's obligations under this facility are supported by a $300 million letter of credit issued on PPL Energy Supply's behalf under a separate, but related, $300 million five-year credit agreement, also expiring in March 2011.  This credit facility contains a financial covenant requiring PPL Energy Supply's debt to total capitalization not to exceed 65%, as calculated in accordance with the credit facility, and other customary covenants.

(e)
This $3.2 billion facility was terminated in October 2010 and was replaced with a new syndicated credit facility as discussed above.  Under this facility, which had an expiration date of June 2012, PPL Energy Supply had the ability to make cash borrowings and to request the lenders to issue letters of credit.  Borrowings generally bore interest at LIBOR-based rates plus a spread, depending upon the company's senior unsecured long-term debt rating.  The interest rate on the borrowing outstanding at December 31, 2009 was 0.73%.

(f)
This $400 million facility expired in September 2010.  Under this facility, PPL Energy Supply had the ability to make cash borrowings and to request the lenders to issue up to $200 million of letters of credit.

(g)
Under this facility, WPDH Limited has the ability to make cash borrowings but cannot request the lenders to issue letters of credit.  WPDH Limited pays customary commitment fees under this facility, and borrowings bear interest at LIBOR-based rates plus a spread, depending on the company's long-term credit rating.  The cash borrowing outstanding at December 31, 2010 was a USD-denominated borrowing of $181 million, which equated to £115 million at the time of borrowing and bears interest at approximately 0.94%.  The interest rates at December 31, 2009 were approximately 1.55% on a USD-denominated borrowing of $181 million, which equated to £107 million at the time of borrowing, and a weighted-average rate of approximately 1.53% on GBP-denominated borrowings aggregating £25 million.

This credit facility contains financial covenants that require WPDH Limited to maintain an interest coverage ratio of not less than 3.0 times consolidated earnings before income taxes, depreciation and amortization and a RAB that exceeds total net debt by the higher of an amount equal to 15% of total net debt or £150 million, in each case as calculated in accordance with the credit facility.

(h)
Under this facility, WPD (South West) has the ability to make cash borrowings but cannot request the lenders to issue letters of credit.  WPD (South West) pays customary commitment fees under this facility, and borrowings bear interest at LIBOR-based rates plus a margin.  The weighted-average interest rate on the borrowings outstanding at December 31, 2009 was approximately 3.02%.

The facility contains financial covenants that require WPD (South West) to maintain an interest coverage ratio of not less than 3.0 times consolidated earnings before income taxes, depreciation and amortization and total net debt not in excess of 85% of its RAB, in each case calculated in accordance with the credit facility.

(i)	The weighted-average interest rate on the borrowings outstanding under these facilities at December 31, 2009 was 1.22%.

(j)
The total amount borrowed under WPD's credit facilities equated to $181 million and approximately $354 million at December 31, 2010 and 2009.  At December 31, 2010, the unused capacity of the WPD credit facilities was approximately $475 million.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, the capacity of the WPD credit facilities is no longer considered capacity of PPL Energy Supply and the assets and liabilities of PPL Global, including the total amount borrowed under WPD's credit facilities, were removed from the balance sheet in 2011.  See Note 6 for additional information.

In May 2010, PPL Energy Supply entered into a $500 million Facility Agreement expiring June 2017, whereby PPL Energy Supply has the ability to request up to $500 million of committed letter of credit capacity at fees to be agreed upon at the time of each request, based on certain market conditions.  As of December 31, 2010, PPL Energy Supply has not requested any capacity for the issuance of letters of credit under this arrangement.

In November 2010, PPL Energy Supply, PPL EnergyPlus, PPL Montour and PPL Brunner Island entered into an $800 million secured energy marketing and trading facility, whereby PPL EnergyPlus will receive credit to be applied to satisfy collateral posting obligations related to its energy marketing and trading activities with counterparties participating in the facility.  The credit amount is guaranteed by PPL Energy Supply, PPL Montour and PPL Brunner Island.  Amounts guaranteed by PPL Montour and PPL Brunner Island are secured by mortgages on the generating facilities owned by PPL Montour and PPL Brunner Island, which had an aggregate carrying value of $2.6 billion at December 31, 2010.  The facility expires in November 2015, but is subject to automatic one-year renewals under certain conditions.  There were no secured obligations under this facility at December 31, 2010.

Long-term Debt

	2010 (a)	2009
U.S.
Senior Unsecured Notes (b)	$2,600	$2,600
8.05% - 8.30% Senior Secured Notes, due 2013 (c)	437	437
Exempt Facilities Notes, due 2037-2038 (d)	231	231
Other (e)	5
Total U.S. Long-term Debt	3,273	3,268
U.K.
4.80436% - 9.25% Senior Unsecured
Notes, due 2017-2040 (f)	1,897	1,327
1.541% Index-linked Senior Unsecured
Notes, due 2053-2056 (g)	394	397
Total U.K. Long-term Debt (a)	2,291	1,724
Total Long-term Debt Before Adjustments	5,564	4,992
Fair value adjustments from hedging activities	1	3
Fair value adjustments from purchase accounting (a) (h)	30	35
Unamortized premium	7	9
Unamortized discount (a)	(13)	(8)
Total Long-Term Debt (a)	5,589	5,031
Less current portion of Long-term Debt	500
Total Long-term Debt, noncurrent (a)	$5,089	$5,031

(a)	Aggregate maturities of long-term debt are: 2011, $500; 2012, $0; 2013, $737; 2014, $300; 2015, $300; and $3,727 thereafter.
None of the debt securities outstanding have sinking fund requirements.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, assets and liabilities of PPL Global, including total long-term debt of $2,313 million, were removed from the balance sheet in 2011.  See Note 6 for additional information.

(b)	Interest rates range from 5.40% to 7.00%, and maturities range from 2011 to 2046.

Includes $300 million of 5.70% REset Put Securities due 2035 (REPSSM).  The REPS bear interest at a rate of 5.70% per annum to, but excluding, October 15, 2015 (Remarketing Date).  The REPS are required to be put by existing holders on the Remarketing Date either for (a) purchase and remarketing by a designated remarketing dealer or (b) repurchase by PPL Energy Supply.  Therefore, the REPS are reflected as a 2015 maturity for PPL Energy Supply in (a) above.  If the remarketing dealer elects to purchase the REPS for remarketing, it will purchase the REPS at 100% of the principal amount, and the REPS will bear interest on and after the Remarketing Date at a new fixed rate per annum determined in the remarketing.  PPL Energy Supply has the right to terminate the remarketing process.  If the remarketing is terminated at the option of PPL Energy Supply or under certain other circumstances, including the occurrence of an event of default by PPL Energy Supply under the related indenture or a failed remarketing for certain specified reasons, PPL Energy Supply will be required to pay the remarketing dealer a settlement amount as calculated in accordance with the related remarketing agreement.

Also includes $250 million of notes that may be redeemed at par beginning in July 2011.

(c)	Represents lease financing consolidated through a VIE. See Note 18 for additional information.

(d)
In April 2009, the PEDFA issued $231 million aggregate principal amount of Exempt Facilities Revenue Refunding Bonds, Series 2009A and 2009B due 2038 and Series 2009C due 2037 (PPL Energy Supply, LLC Project), on behalf of PPL Energy Supply.  The Series 2009A bonds, in an aggregate principal amount of $100 million, and the Series 2009B bonds, in an aggregate principal amount of $50 million, were issued by the PEDFA in order to refund $150 million aggregate principal amount of Exempt Facilities Revenue Bonds, Series 2008A and 2008B (PPL Energy Supply, LLC Project) due 2038 that were issued by the PEDFA in December 2008 on behalf of PPL Energy Supply, and for which PPL Investment Corp. acted as initial purchaser.  The Series 2009C bonds, in an aggregate principal amount of $81 million, were issued in order to refund $81 million aggregate principal amount of Exempt Facilities Revenue Bonds, Series 2007 (PPL Energy Supply, LLC Project) due 2037 that were issued by the PEDFA in December 2007 on behalf of PPL Energy Supply.  Among other things, the completed refundings were able to take advantage of provisions in the Economic Stimulus Package that eliminated the application of the AMT to interest payable on the refinanced indebtedness.  The refundings of the bonds were effected by the ultimate distribution of $231 million by the PEDFA to the bond holders, including PPL Investment Corp.  As a result of the refundings of the bonds, PPL Investment Corp. received proceeds of $150 million, which is reflected as a cash flow from investing activities on the Statement of Cash Flows in 2009.

In connection with the issuance of each series of bonds by the PEDFA in 2009, PPL Energy Supply entered into separate loan agreements with the PEDFA pursuant to which the PEDFA loaned to PPL Energy Supply the proceeds of the Series 2009A, Series 2009B and Series 2009C bonds on payment terms that correspond to those of the bonds.  PPL Energy Supply issued separate promissory notes to the PEDFA to evidence its obligations under each of the loan agreements.  These loan agreements and promissory notes replaced those associated with the refunded 2007 and 2008 PEDFA bonds in a non-cash transaction that is excluded from the Statement of Cash Flows in 2009.

Similar to the Series 2007 Bonds and the Series 2008 Bonds, the Series 2009A, 2009B and 2009C bonds are structured as variable-rate remarketable bonds.  PPL Energy Supply may convert the interest rate mode on the bonds from time to time to a commercial paper rate, daily rate, weekly rate or a term rate of at least one year.  The bonds are subject to mandatory purchase by PPL Energy Supply under certain circumstances, including upon conversion to a different interest rate mode, and are subject to mandatory redemption upon a determination that the interest on the bonds would be included in the holders' gross income for federal tax purposes.  The Series 2009A bonds bore interest at an initial rate of 0.90% through June 30, 2009.  The Series 2009B bonds bore interest at an initial rate of 1.25% through September 30, 2009.  The Series 2009C bonds were in a weekly interest rate mode through December 9, 2009.

At December 31, 2009, each series of bonds was in a commercial paper rate mode. The weighted average rate was 0.59%.

The interest rate mode on all three series of bonds was converted from a commercial paper rate to a term rate of 3.00% for five years, effective in September 2010.

(e)	6.00% notes due 2020.

(f)
In March 2010, WPD (South Wales) and WPD (South West) each issued £200 million of 5.75% Notes due 2040 (Notes).  The combined debt issuance of £400 million equated to $603 million at the time of issuance ($623 million at December 31, 2010), of which WPD received proceeds of £394 million, which equated to $593 million, net of discounts and underwriting fees.  The proceeds have been, or will be, used for general corporate purposes, including repayment of short-term debt, prepayment of certain pension contributions and funding of capital expenditures.  See Note 9 for further discussion of pension contributions.

Includes £225 million ($350 million at December 31, 2010 and $369 million at December 31, 2009) of notes that may be redeemed, in total but not in part, on December 21, 2026, at the greater of the principal value or a value determined by reference to the gross redemption yield on a nominated U.K. Government bond.

Also includes £1.0 billion ($1.6 billion) at December 31, 2010 and £625 million ($1.0 billion) at December 31, 2009 of notes that may be put by the holders back to the issuer for redemption if the long-term credit ratings assigned to the Notes by Moody's, S&P or Fitch are withdrawn by any of the rating agencies or reduced to a non-investment grade rating of Ba1 or BB+ in connection with a restructuring event.  A restructuring event includes the loss of, or a material adverse change to, the distribution license under which WPD (South Wales) and WPD (South West) operate.

Change from 2009 to 2010 includes a decrease of $53 million resulting from movements in foreign currency exchange rates.

(g)
The principal amount of these notes is adjusted on a semi-annual basis based on changes in a specified index, as detailed in the terms of the related indentures.  The adjustment to the principal amount from 2009 to 2010 was an increase of approximately £11 million ($17 million) and is offset by a $20 million decrease resulting from movements in foreign currency exchange rates.

These notes may be redeemed, in total by series, on December 1, 2026, at the greater of the adjusted principal value and a make-whole value determined by reference to the gross real yield on a nominated U.K. government bond.  Additionally, these notes may be put by the holders back to the issuer for redemption if the long-term credit ratings assigned to the notes by Moody's, S&P or Fitch are withdrawn by any of the rating agencies or reduced to a non-investment grade rating of Ba1 or BB+ in connection with a restructuring event.  A restructuring event includes the loss of, or a material adverse change to, the distribution license under which the issuer operates.

(h)	Reflects adjustments made to record WPD's long-term debt at fair value at the time of acquisition of the controlling interest in WPD in 2002.

Legal Separateness

The subsidiaries of PPL Energy Supply are separate legal entities.  These subsidiaries are not liable for the debts of PPL Energy Supply.  Accordingly, creditors of PPL Energy Supply may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation.  In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Energy Supply is not liable for the debts of its subsidiaries.  Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Energy Supply absent a specific contractual undertaking by that parent to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Distributions, Capital Contributions and Related Restrictions

The PPL Montana Colstrip lease places certain restrictions on PPL Montana's ability to declare dividends.  At this time, PPL Energy Supply believes that these covenants will not limit PPL Energy Supply's ability to operate as desired and will not affect its ability to meet any of its cash obligations.

In 2010, PPL Energy Supply distributed $4.7 billion to its parent company, PPL Energy Funding, and received cash contributions of $3.6 billion.  The cash contributions received from its parent related primarily to the funds received by PPL in June 2010 from the issuance of common stock and Equity Units.  These funds were invested by a subsidiary of PPL Energy Supply until they were returned to PPL Energy Funding in October 2010 to be available to partially fund PPL's acquisition of LKE and pay certain acquisition-related fees and expenses.

5.  Acquisitions, Development and Divestitures

PPL Energy Supply and its subsidiaries continuously evaluate strategic options and, from time to time, negotiate with third parties regarding acquisitions and dispositions of businesses and assets, joint ventures and development projects, which may or may not result in consummated transactions.  Any resulting transactions may impact future financial results.  See Note 6 for information on anticipated and completed sales of businesses that were presented as discontinued operations.

Domestic

Development

In 2007, PPL Energy Supply requested FERC approval to expand the capacity of its Holtwood hydroelectric plant.  In 2008, PPL withdrew the application due to then-prevailing economic conditions, including the high cost of capital and projected future energy prices.  As a result, the Supply segment recorded an impairment of $22 million ($13 million after tax), which is included in "Other operation and maintenance" on the Statement of Income.  In 2009, PPL Energy Supply filed a new application with the FERC to expand capacity at its Holtwood hydroelectric plant, which the FERC approved.  PPL Energy Supply reconsidered this project in light of the availability of tax incentives and potential federal loan guarantees for renewable projects contained in the Economic Stimulus Package.  The expansion project has an expected capital cost of approximately $434 million.  Construction continues on the project, with commercial operations scheduled to begin in 2013.  At December 31, 2010, expected remaining expenditures are $304 million.

In 2009, PPL Montana received FERC approval for its request to redevelop the Rainbow hydroelectric facility at Great Falls, Montana to increase capacity by 28 MW.  The redevelopment project's expected cost is $212 million.  Construction continues on the project, with commercial operations scheduled to begin in 2012.  At December 31, 2010, expected remaining expenditures are $100 million.

PPL Energy Supply believes that it is qualified for either investment tax credits or Treasury grants for the hydroelectric plant expansion projects at the Holtwood and Rainbow facilities.  PPL Energy Supply has recognized investment tax credits and is evaluating whether to seek Treasury grants in lieu of the credits.  During 2010, PPL Energy Supply recorded deferred investment tax credits of $52 million related to tax years 2010 and 2009.  PPL Energy Supply anticipates recognizing an additional $90 million in tax credits for tax years 2011 and 2012.  These credits reduce PPL Energy Supply's tax liability and will be amortized over the life of the related assets.

In 2008, PPL Susquehanna received NRC approval for its request to increase the generation capacity of the Susquehanna nuclear plant.  The project is being completed in phases over several years.  PPL Susquehanna's share of the total expected capacity increase is currently estimated to be 195 MW.  The final phase of the Unit 1 uprate was completed in 2010 and yielded 55 MW for PPL Susquehanna.  The final Unit 2 uprate is scheduled for 2011 and is projected to yield an additional 50 MW for PPL Susquehanna.  At December 31, 2010, PPL Susquehanna's share of expected remaining expenditures is $15 million.

In 2008, a PPL Energy Supply subsidiary submitted a COLA to the NRC for the proposed Bell Bend nuclear generating unit (Bell Bend) to be built adjacent to the Susquehanna plant.  Also in 2008, the COLA was formally docketed and accepted for review by the NRC.  PPL Energy Supply continues to respond to questions from the NRC regarding technical and site specific information provided in the initial COLA and subsequent amendments.  PPL Energy Supply does not expect to complete the COLA review process with the NRC prior to 2013.

In 2008, a PPL Energy Supply subsidiary submitted Parts I and II of an application for a federal loan guarantee for Bell Bend to the DOE.  In 2009, the DOE announced that it was working to finalize loan guarantees related to four projects, not including Bell Bend.  Eight of the ten applicants who submitted Part II applications remain active in the DOE program; however, the DOE has stated that the $18.5 billion currently appropriated to support new nuclear projects would not likely be enough for more than three projects.  The PPL Energy Supply subsidiary submits quarterly application updates for Bell Bend to the DOE to remain active in the loan guarantee application process.

PPL Energy Supply has made no decision to proceed with construction of Bell Bend and expects that such decision will not be made for several years given the anticipated lengthy NRC license approval process.  Additionally, PPL Energy Supply has announced that it does not expect to proceed with construction absent favorable economics, a joint arrangement with other interested parties and a federal loan guarantee or other acceptable financing.  PPL Energy Supply and its subsidiaries are currently authorized by PPL's Board of Directors to spend up to $144 million on the COLA and other permitting costs (including land costs) necessary for construction.  At December 31, 2010 and 2009, $109 million and $77 million of costs associated with the licensing application were capitalized and are included on the Balance Sheets in noncurrent "Other intangibles."  PPL Energy Supply believes it is probable that these costs are ultimately recoverable following NRC approval of the COLA either through construction of the new nuclear unit, transfer of the COLA rights to a joint venture, or sale of the COLA rights to another party.

6.  Discontinued Operations

Distribution of Membership Interest in PPL Global to Parent

In January 2011, PPL Energy Supply distributed its membership interest in PPL Global, which was included in the International Regulated segment, representing 100% of the outstanding membership interests of PPL Global, to PPL Energy Supply's parent, PPL Energy Funding.  The distribution was made based on the book value of the assets and liabilities of PPL Global with financial effect as of January 1, 2011, and no gains or losses were recognized on the distribution.  As a result, the results of operations of PPL Global for all periods are presented as discontinued operations in the Statements of Income and the related Notes to the financial statements.  The changes to reflect PPL Global as a discontinued operation impacted Notes 2, 3, 4, 7, 9, 11, 12, 13 and 15 included herein from the disclosures presented in PPL Energy Supply's 2010 Form 10-K.  No other updates or modifications were made to the previously issued financial statements.

Sale of Latin American Businesses

In 2007, PPL Energy Supply completed the sale of its regulated electricity delivery businesses in Chile, El Salvador and Bolivia, which were included in the International Regulated segment.  In 2008, in connection with the dissolution of certain Latin American holding companies, PPL Energy Supply recorded a $6 million income tax benefit, which is reflected on the Statement of Income in "Income (Loss) from Discontinued Operations (net of income taxes)," from the recognition of a previously unrecognized tax benefit associated with a prior year tax position.  This process was substantially completed in 2008.  In 2009, PPL Energy Supply identified a correction to the previously computed tax bases of the Latin American businesses.  The most significant adjustment related to the sale of the El Salvadoran business and was largely due to returns of capital in certain prior years that had not been reflected in the calculated tax basis.  As a result, PPL Energy Supply recorded $24 million of additional income tax expense in 2009 which is reflected on the Statement of Income in "Income (Loss) from Discontinued Operations (net of income taxes)."  The additional expense is not considered by management to be material to the 2009 financial statements.

Following are the components of Discontinued Operations in the Statements of Income, including the results of operations of both the U.K. and Latin American businesses.

	2010	2009	2008

Operating revenues	$761	$716	$857
Operating expenses	368	328	402
Operating income	393	388	455
Other income (expense) - net	4	(11)	16
Interest expense (a)	135	87	145
Income before income taxes	262	290	326
Income tax expense (b)	1	47	37
Income (Loss) from Discontinued Operations	$261	$243	$289

(a)	No interest was allocated, as PPL Global is sufficiently capitalized.
(b)	2009 and 2008 include the $24 million and $6 million income tax adjustments referred to above.

The following assets and liabilities were removed from PPL Energy Supply's Balance Sheet in January 2011.

Cash and cash equivalents	$325
Accounts receivable	46
Unbilled revenues	70
Other current assets	21
PP&E, net	3,502
Goodwill	679
Other intangibles	80
Other noncurrent assets	77
Total Assets	4,800

Short-term debt	181
Accounts payable	86
Accrued interest	71
Other current liabilities	112
Long-term debt	2,313
Deferred income tax liabilities - noncurrent	399
Accrued pension obligations	320
Other deferred credits and noncurrent liabilities	30
Total Liabilities	3,512
Net assets distributed	$1,288

Anticipated Sale of Certain Non-core Generation Facilities

As part of PPL's LKE acquisition financing strategy, management explored the sale of certain non-core assets.  As a result of this process, in September 2010 certain PPL Energy Supply subsidiaries signed definitive agreements to sell their ownership interests in certain non-core generation facilities, included in the Supply segment, for approximately $381 million in cash.  The transaction includes the natural gas-fired facilities in Wallingford, Connecticut and University Park, Illinois and a PPL Energy Supply subsidiary's share in Safe Harbor Water Power Corporation, which owns a hydroelectric facility in Conestoga, Pennsylvania and which is accounted for as an equity investment.

These non-core generation facilities met the held for sale criteria in the third quarter of 2010.  As a result, assets with a carrying amount of $473 million were written down to their estimated fair value (less cost to sell) of $377 million at September 30, 2010, resulting in a pre-tax impairment charge of $96 million ($58 million after tax).  In addition, $5 million ($4 million after tax) of allocated goodwill was written off in the third quarter of 2010.  During the fourth quarter of 2010, additional tax expense of $2 million was recorded.  These charges are included in "Income (Loss) from Discontinued Operations (net of income taxes)" on the 2010 Statement of Income.  The sale is expected to close in the first quarter of 2011, subject to the receipt of necessary regulatory approvals and third-party consents.

Following are the components of Discontinued Operations in the Statements of Income.

	2010	2009	2008

Operating revenues	$113	$106	$150
Operating expenses (a)	156	42	60
Operating income (loss)	(43)	64	90
Other income (expense) - net	2	2	2
Interest expense (b)	11	9	7
Income (loss) before income taxes	(52)	57	85
Income tax expense (benefit)	(18)	24	35
Income (Loss) from Discontinued Operations	$(34)	$33	$50

(a)	2010 includes the impairments to the carrying value of the generation facilities being sold and the write-off of allocated goodwill.
(b)	Represents allocated interest expense based upon debt attributable to the generation facilities being sold.

The major classes of assets reported as held for sale on the Balance Sheet at December 31, 2010 were $357 million of PP&E and a $13 million equity method investment (corresponding amounts at December 31, 2009 were $461 million of PP&E and a $13 million equity method investment, which have not been reclassified on the Balance Sheet as of that date).

Sale of Long Island Generation Business

In February 2010, a PPL Energy Supply subsidiary completed the sale of the Long Island generation business, which was included in the Supply segment.  The definitive sales agreement, which was executed in May 2009, included provisions that reduced the $135 million purchase price monthly, commencing September 1, 2009.  After adjusting for these price-reduction provisions, proceeds from the sale approximated $124 million.

In the second quarter of 2009, the Long Island generation business met the held for sale criteria.  As a result, at June 30, 2009, net assets held for sale were written down to their estimated fair value less cost to sell, resulting in a pre-tax impairment charge of $52 million ($34 million after tax).  At both September 30 and December 31, 2009, the estimated fair value (less cost to sell) was remeasured and additional impairments totaling $10 million ($3 million after tax) were recorded.  In addition, $2 million ($1 million after tax) of goodwill allocated to this business was written off in 2009.  PPL Energy Supply recorded a loss on the sale of $3 million during the first quarter of 2010 due to the price-reduction provisions.  The losses recognized in the third and fourth quarters of 2009 and the first quarter of 2010 did not significantly impact earnings, as such amounts were substantially offset by tolling revenues from the Long Island generation assets during the same periods.  These amounts are included in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.

The tolling agreements related to these plants were transferred to the new owner upon completion of the sale.

Following are the components of Discontinued Operations in the Statements of Income.

	2010		2009	2008

Operating revenues		$4	$24	$26
Operating expenses (a)		4	73	8
Operating income (loss)			(49)	18
Interest expense (b)			4	3
Income (loss) before income taxes			(53)	15
Income tax expense (benefit)			(20)	5
Income (Loss) from Discontinued Operations	$		$(33)	$10

(a)	2010 includes the loss on the sale of the business. 2009 includes impairment charges.
(b)	Represents allocated interest expense based upon debt attributable to PPL's Long Island generation business.

Upon completion of the sale, $41 million of PP&E and an $86 million net investment in a direct-financing lease, which had been classified as held for sale at December 31, 2009, were removed from the Balance Sheet.

Sale of Maine Hydroelectric Generation Facilities

Sale of the Remaining Maine Hydroelectric Generation Business

In December 2010, a PPL Energy Supply subsidiary completed the sale of its remaining three hydroelectric facilities in Maine, which were included in the Supply segment, for $24 million.  As a result of the sale, PPL Energy Supply recorded a gain of $11 million ($7 million after tax), reflected in "Income (Loss) from Discontinued Operations (net of income taxes)" on the 2010 Statement of Income.  Upon completion of the sale, assets totaling $13 million, primarily PP&E, were removed from the Balance Sheet.

Sale of the Majority of Maine Hydroelectric Generation Business

In 2009, a PPL Energy Supply subsidiary completed the sale of the majority of its Maine hydroelectric generation business, which was included in the Supply segment, for $81 million in cash, adjusted for working capital.  The assets sold in this transaction included five hydroelectric facilities and a 50% equity interest in a sixth hydroelectric facility, which had been accounted for as an equity investment, together with rights to increase energy output at these facilities upon completion of the sale of the PPL Energy Supply subsidiary's three other hydroelectric facilities in Maine (see "Sale of the Remaining Maine Hydroelectric Generation Business" above).  As a result of the sale of the majority of the Maine hydroelectric generation business, PPL Energy Supply recorded a gain of $38 million ($22 million after tax), reflected in "Income (Loss) from Discontinued Operations (net of income taxes)" on the 2009 Statement of Income.  Additionally, in December 2010, the PPL Energy Supply subsidiary received $14 million in contingent consideration, which was tied to its completion of the sale of the three other hydroelectric facilities noted above.  PPL Energy Supply accordingly recorded a gain of $14 million ($8 million after tax), reflected in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statement of Income.

Following are the components of Discontinued Operations in the Statements of Income.

	2010	2009	2008
Operating revenues		$5	$11
Operating expenses (a)	$(25)	(34)	3
Operating income	25	39	8
Other income (expense) - net		3	2
Interest expense (b)		1	1
Income before income taxes	25	41	9
Income tax expense	10	17	4
Income from Discontinued Operations	$15	$24	$5

(a)	Includes the gains recorded on the sales.
(b)	Represents allocated interest expense based upon debt attributable to the Maine hydroelectric generation business sold.

Sale of Interest in Wyman Unit 4

As a result of management's ongoing strategic review of PPL Energy Supply's non-core asset portfolio, in 2009, a PPL Energy Supply subsidiary sold its 8.33% ownership interest in the Wyman Unit 4 generating station, an oil-fired plant located in Yarmouth, Maine.  PPL Energy Supply's interest in the plant was included in the Supply segment.  In connection with the sale, PPL Energy Supply recorded a loss of $6 million ($4 million after tax).  This charge is included in "Income (Loss) from Discontinued Operations (net of income taxes)" on the 2009 Statement of Income.

7.  Leases

Lessee Transactions

Tolling Agreement

In 2008, PPL EnergyPlus acquired the rights to an existing long-term tolling agreement for the capacity and energy of Ironwood.  Under the agreement, PPL EnergyPlus has control over the plant's dispatch into the electricity grid and will supply the natural gas necessary to operate the plant.  The tolling agreement extends through 2021 and is considered to contain an operating lease for accounting purposes.  The fixed payments under the tolling agreement are subject to adjustment based upon changes to the facility capacity rating, which may occur up to twice per year.  Certain costs within the tolling agreement, primarily non-lease costs, are subject to escalation.

Colstrip Generating Plant

In July 2000, PPL Montana sold its interest in the Colstrip generating plants to owner lessors who are leasing a 50% interest in Colstrip Units 1 and 2 and a 30% interest in Unit 3 back to PPL Montana under four 36-year non-cancelable leases.  This transaction is accounted for as a sale-leaseback and classified as an operating lease.  These leases provide two renewal options based on the economic useful life of the generation assets.  PPL Montana currently amortizes material leasehold improvements over no more than the remaining life of the original leases.  PPL Montana is required to pay all expenses associated with the operations of the generation units.  The leases place certain restrictions on PPL Montana's ability to incur additional debt, sell assets and declare dividends and require PPL Montana to maintain certain financial ratios related to cash flow and net worth.  There are no residual value guarantees in these leases.  However, upon an event of default or an event of loss, PPL Montana could be required to pay a termination value of amounts sufficient to allow the lessor to repay amounts owing on the lessor notes and make the lessor whole for its equity investment and anticipated return on investment.  The events of default include payment defaults, breaches of representations or covenants, acceleration of other indebtedness of PPL Montana, change in control of PPL Montana and certain bankruptcy events.  The termination value was estimated to be $763 million at December 31, 2010.

Kerr Dam

At December 31, 2010, PPL Montana continued to participate in a lease arrangement with the Confederated Salish and Kootenai Tribes of the Flathead Reservation.  Under a joint operating license, issued by the FERC to Montana Power in 1985, and subsequently to PPL Montana as a result of the purchase of Kerr Dam from Montana Power, PPL Montana is responsible to make payments to the tribes, for the use of their property.  This agreement, subject to escalation based upon inflation, extends until the end of the license term in 2035.  Between 2015 and 2025, the tribes have the option to purchase, hold and operate the project, which would result in the termination of this leasing arrangement.

Other Leases

PPL Energy Supply and its subsidiaries have entered into various agreements for the lease of office space, land and other equipment.

Rent - Operating Leases

Rent expense for PPL Energy Supply's operating leases was $87 million, $86 million and $73 million in 2010, 2009 and 2008.

Total future minimum rental payments for all operating leases are estimated to be:

2011	$108
2012	106
2013	110
2014	109
2015	96
Thereafter	310
Total (a)	$839

(a)
Includes $32 million in aggregate of future minimum lease payments related to WPD's leases and the Wallingford property lease.  See Note 6 for additional information on PPL Energy Supply's distribution of its membership interest in PPL Global to its parent and the anticipated sale of the Wallingford generation facility.

8.  Stock-Based Compensation

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units, performance units and stock options may be granted to officers and other key employees.  Awards under the Plans are made by the Compensation, Governance and Nominating Committee (CGNC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE.

The ICP limits the total number of awards that may be granted under it after April 23, 1999 to 15,769,431.  The ICPKE limits the total number of awards that may be granted under it after April 25, 2003 to 14,199,796.  In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year.  The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is three million shares.  Any portion of these options that has not been granted may be carried over and used in any subsequent year.  If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant.  Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights.  Restricted stock awards are granted as a retention award for select key executives and vest when the recipient reaches a certain age or meets service or other criteria set forth in the executive's restricted stock award agreement.  The shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees.  Restricted shares vest fully if control of PPL changes, as defined by the Plans.

The Plans allow for the grant of restricted stock units.  Restricted stock units are awards based on the fair value of PPL common stock.  Actual PPL common shares will be issued upon completion of a vesting period, generally three years.  The fair value of restricted stock units granted is recognized over the service period or through the date at which the employee reaches retirement eligibility.  The fair value of restricted stock units granted to retirement-eligible employees is recognized immediately upon the date of grant.  Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited.  Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees.  Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

Restricted stock and restricted stock unit activity for 2010 was:

		Weighted-
		Average
	Restricted	Grant Date Fair
	Shares/Units	Value Per Share

Nonvested, beginning of period	577,412	$37.04
Granted	225,880	29.49
Vested	(213,405)	32.96
Forfeited	(9,470)	34.29
Nonvested, end of period	580,417	31.33

Substantially all restricted stock and restricted stock unit awards are expected to vest.

The weighted-average grant date fair value of restricted stock and restricted stock units granted during 2009 and 2008 was $28.49 and $46.03.

At December 31, 2010, unrecognized compensation expense related to nonvested awards was:

Restricted
Stock/Units	Weighted-
Unrecognized	Average
Compensation	Period for
Expense	Recognition

$4	1.7 years

The total fair value of restricted stock/units vesting for the years ended December 31 was:

2010	2009	2008

$7	$12	$13

Performance Units

Performance units are intended to encourage and award future performance.  Performance units represent a target number of shares (Target Award) of PPL's common stock that the recipient would receive upon PPL's attainment of the applicable performance goal.  Performance is determined based on total shareowner return during a three-year performance period.  At the end of the period, payout is determined by comparing PPL's performance to the total shareowner return of the companies included in an index group, in this case the S&P Electric Utilities Index.  Awards are payable on a graduated basis within the following ranges:  if PPL's performance is at or above the 85th percentile of the index group, the award is paid at 200% of the Target Award; at the 50th percentile of the index group, the award is paid at 100% of the Target Award; at the 40th percentile of the index group, the award is paid at 50% of the Target Award; and below the 40th percentile, no award is payable.  Dividends payable during the performance cycle accumulate and are converted into additional performance units and are payable in shares of PPL common stock upon completion of the performance period based on the determination of the CGNC of whether the performance goals have been achieved.  Under the Plan provisions, performance units are subject to forfeiture upon termination of employment except for retirement, disability or death of an employee, in which case the total performance units remain outstanding and eligible for vesting through the conclusion of the performance period.  The fair value of performance units granted is recognized over the three-year performance period.  Performance units vest on a pro rata basis if control of PPL changes, as defined by the Plan.

Performance unit activity for 2010 was:

		Weighted-
		Average Grant
	Performance	Date Fair Value
	Units	Per Share

Nonvested, beginning of period	46,427	$42.39
Granted	33,107	34.16
Forfeited	(1,670)	33.82
Nonvested, end of period	77,864	39.08

The weighted-average grant date fair value of performance units granted during 2009 and 2008 was $38.18 and $48.69.

At December 31, 2010, unrecognized compensation expense related to nonvested awards was:

Performance
Units	Weighted-
Unrecognized	Average
Compensation	Period for
Expense	Recognition

$1	1.7 years

The fair value of each performance unit granted was estimated using a Monte Carlo pricing model that considers stock beta, a risk-free interest rate, expected stock volatility and expected life.  The stock beta was calculated comparing the risk of the individual securities to the average risk of the companies in the index group.  The risk-free interest rate reflects the yield on a 3-year Treasury bond. Volatility over the expected term of three years is calculated using daily stock price observations for PPL and all companies in the index group and is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL and companies in the index group.

The weighted-average assumptions used in the model were:

	2010	2009	2008

Risk-free interest rate	1.41%	1.11%	2.30%
Expected stock volatility	34.70%	31.30%	20.70%
Expected life	3 years	3 years	3 years

Stock Options

Under the Plans, stock options may be granted with an option exercise price per share not less than the fair value of PPL's common stock on the date of grant.  The options are exercisable in installments beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary.  Options outstanding at December 31, 2010, become exercisable in equal installments over a three-year service period from the date of grant.  The CGNC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant.  All options expire no later than ten years from the grant date.  The options become exercisable immediately if control of PPL changes, as defined by the Plans.  The fair value of options granted is recognized over the service period or through the date at which the employee reaches retirement eligibility using the straight-line method.  The fair value of options granted to retirement-eligible employees is recognized immediately upon the date of grant.

Stock option activity for 2010 was:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Total Intrinsic
	of Options	Price Per Share	Term	Value

Outstanding at beginning of period	1,408,936	$32.05
Granted	267,750	31.17
Forfeited	(15,660)	31.17
Outstanding at end of period	1,661,026	31.92	6.1	$1
Options exercisable at end of period	1,213,487	31.56	5.2	1

No stock options were exercised in 2010.  Substantially all stock option awards are expected to vest.

The fair value of each option granted is estimated using a Black-Scholes option-pricing model.  PPL uses a risk-free interest rate, expected option life, historical volatility and dividend yield to value its stock options.  The risk-free interest rate reflects the yield for a U.S. Treasury Strip available on the date of grant with constant rate maturity approximating the option's expected life.  Expected life is calculated based on historical exercise behavior.  Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL's volatility in those prior periods.  Management's expectations for future volatility, considering potential changes to PPL's business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption.  The dividend yield is based on several factors, including PPL's most recent dividend payment, as of the grant date and the forecasted stock price through 2012.  The assumptions used in the model were:

	2010	2009	2008

Risk-free interest rate	2.52%	2.07%	2.95%
Expected option life	5.43 years	5.25 years	5.41 years
Expected stock volatility	28.57%	26.06%	20.85%
Dividend yield	5.61%	3.48%	3.10%

The weighted-average grant date fair value of options granted was:

2010	2009	2008

$4.73	$5.55	$7.62

The total intrinsic value of stock options exercised for the years ended December 31 was:

2009	2008

$1	$7

At December 31, 2010, unrecognized compensation expense related to stock options was:

Weighted-
Unrecognized	Average
Compensation	Period for
Expense	Recognition

$1	1.6 years
Compensation Expense

Compensation expense for restricted stock, restricted stock units, performance units and stock options accounted for as equity awards was as follows:

2010 (a)	2009 (a)	2008 (a)

$20	$17	$22

(a)	Income tax benefits of $8 million for 2010, $7 million for 2009 and $9 million for 2008.

The income tax benefit PPL Energy Supply realized from stock-based awards vested or exercised for 2010 was insignificant.

Stock Appreciation Rights

WPD uses stock appreciation rights to compensate senior management employees.  Stock appreciation rights are granted with a reference price to PPL's common stock at the date of grant.  These awards vest over a three-year period and have a 10-year term, during which time employees are entitled to receive a cash payment of any appreciation in the price of PPL's common stock over the grant date fair value.  At December 31, 2010, there were 526,821 stock appreciation rights outstanding, which were accounted for as liabilities with changes in fair value recognized currently in earnings based on Black-Scholes option valuation calculations.  Compensation expense and awards paid related to stock appreciation rights were insignificant in 2010, 2009 and 2008.

9.  Retirement and Postemployment Benefits

Defined Benefits

PPL and certain of PPL Energy Supply's subsidiaries sponsor various defined benefit plans.

The majority of PPL Energy Supply's domestic employees are eligible for pension benefits under PPL's non-contributory defined benefit pension plans with benefits based on length of service and final average pay, as defined by the plans.  Certain employees may also be eligible for pension enhancements in the form of special termination benefits under PPL's separation plan.  See "Separation Benefits" below for additional information regarding PPL's separation plan.

Employees of PPL Montana are eligible for pension benefits under a cash balance pension plan and employees of certain of PPL Energy Supply's mechanical contracting companies are eligible for benefits under multiemployer plans sponsored by various unions.  Effective April 1, 2010, WPD's principal pension plan was closed to most new employees, except for those meeting specific grandfathered participation rights.  New employees not eligible to participate in the plan are offered benefits under a defined contribution plan.

PPL Energy Supply and certain of its subsidiaries also provide supplemental retirement benefits to executives and other key management employees through PPL's unfunded nonqualified retirement plans.

The majority of employees of PPL Energy Supply's domestic subsidiaries will become eligible for certain health care and life insurance benefits upon retirement through contributory plans.  Postretirement benefits under the PPL Retiree Health Plan are paid from funded VEBA trusts and 401(h) accounts established within the PPL Services Corporation Master Trust.  Postretirement benefits under the PPL Montana Retiree Health Plan are paid from company assets.  WPD does not sponsor any postretirement benefit plans other than pensions.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, the U.K. pension plans were removed from the balance sheet in 2011 and no future contributions to the plans are expected to be made beginning in 2011.  See Note 6 for additional information.

The following disclosures distinguish between the domestic (U.S.) and WPD (U.K.) pension plans.

	Pension Benefits
	U.S.			U.K.			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Net periodic defined benefit costs
(credits):
Service cost	$4	$4	$4	$17	$9	$16	$1	$1		$1
Interest cost	7	6	6	151	156	188	1	1		1
Expected return on plan assets	(7)	(6)	(8)	(202)	(189)	(231)
Amortization of:
Prior service cost				4	4	5
Actuarial loss	2	2		48	2	18
Net periodic defined benefit costs
(credits) prior to settlement charges	6	6	2	18	(18)	(4)	2	2		2
Settlement charges (a)		2
Net periodic defined benefit costs
(credits)	$6	$8	$2	$18	$(18)	$(4)	$2	$2		$2

Other Changes in Plan Assets
and Benefit Obligations
Recognized in OCI:
Settlements		$(2)
Current year net (gain) loss	$4	4	$27	$17	$403	$476				$(1)
Current year prior service credit										(1)
Amortization of:
Prior service cost				(4)	(4)	(5)
Actuarial loss	(2)	(2)		(48)	(2)	(18)
Total recognized in OCI	2		27	(35)	397	453				(2)

Total recognized in net periodic
benefit costs and OCI	$8	$8	$29	$(17)	$379	$449	$2	$2	$

(a)	Includes the settlement of the pension plan of PPL Energy Supply's former mining subsidiary, PA Mines, LLC in 2009.

Actuarial loss of $2 million related to PPL Energy Supply's U.S. pension plan is expected to be amortized from AOCI into net periodic benefit costs in 2011.

Prior service costs of $4 million and actuarial losses of $56 million related to the U.K. pension plans are expected to be amortized from AOCI into net periodic benefit costs in 2011.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, AOCI associated with the U.K. pension plans was removed from the balance sheet in 2011.  See Note 6 for additional information.

Net periodic defined benefit costs (credits) charged to operating expense, excluding amounts charged to construction and other non-expense accounts were:

Pension Benefits
U.S. (a)			U.K. (b)			Other Postretirement Benefits (a)
2010	2009	2008	2010	2009	2008	2010	2009	2008

$24	$26	$10	$16	$(17)	$(4)	$12	$14	$16

(a)
Includes costs for the specific plans it sponsors and the following allocated costs of defined benefit plans sponsored by PPL Services, based on PPL Energy Supply's participation in those plans, which management believes are reasonable.

Pension Benefits			Other Postretirement Benefits
2010	2009	2008	2010	2009	2008

$19	$18	$8	$10	$13	$15

(b)
As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, these amounts are included in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.  See Note 6 for additional information.

The following weighted-average assumptions were used in the valuation of the benefit obligations at December 31.

	Pension Benefits
	U.S.			U.K.			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Discount rate	5.47%	6.00%	6.50%	5.54%	5.55%	7.47%	4.95%	5.55%	6.37%
Rate of compensation increase	4.75%	4.75%	4.75%	4.00%	4.00%	4.00%	4.75%	4.75%	4.75%

The following weighted-average assumptions were used to determine the net periodic benefit costs for the year ended December 31.

	Pension Benefits
	U.S.			U.K.			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Discount rate	6.00%	6.50%	6.39%	5.59%	7.47%	6.37%	5.55%	6.37%	6.13%
Rate of compensation increase	4.75%	4.75%	4.75%	4.00%	4.00%	4.25%	4.75%	4.75%	4.75%
Expected return on plan assets (a)	8.00%	7.78%	8.04%	7.91%	7.90%	7.90%	N/A	N/A	N/A

(a)
The expected long-term rates of return for U.S. pension and other postretirement benefits have been developed using a best-estimate of expected returns, volatilities and correlations for each asset class.  The best estimates are based on historical performance, future expectations and periodic portfolio rebalancing among the diversified asset classes.  PPL management corroborates these rates with expected long-term rates of return calculated by its independent actuary, who uses a building block approach that begins with a risk-free rate of return with factors being added such as inflation, duration, credit spreads and equity risk.  Each plan's specific asset allocation is also considered in developing a reasonable return assumption.

The expected long-term rates of return for U.K. pension plans have been developed by PPL management with assistance from an independent actuary using a best estimate of expected returns, volatilities and correlations for each asset class.  The best estimates are based on historical performance, future expectations and periodic portfolio rebalancing among the diversified asset classes.

	Assumed Health Care Cost
	Trend Rates at December 31,
	2010	2009	2008
Health care cost trend rate assumed for next year
- obligations	9.0%	8.0%	8.4%
- cost	8.0%	8.4%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)
- obligations	5.5%	5.5%	5.5%
- cost	5.5%	5.5%	5.5%
Year that the rate reaches the ultimate trend rate
- obligations	2019	2016	2014
- cost	2016	2014	2014

The effects of a one percentage point change in the assumed health care costs trend rate assumption on PPL Energy Supply's other postretirement benefit plans would not have been significant.

The funded status of the PPL Energy Supply plans was as follows.

	Pension Benefits
	U.S.		U.K.		Other Postretirement Benefits
	2010	2009	2010 (a)	2009	2010	2009
Change in Benefit Obligation
Benefit Obligation, beginning of period	$104	$95	$2,933	$2,152	$17	$15
Service cost	4	4	17	9	1	1
Interest cost	7	6	151	156	1	1
Participant contributions			6	5
Actuarial loss	9	7	37	611
Settlements (b)		(6)
Gross benefits paid	(3)	(2)	(152)	(189)	(1)
Currency conversion			(151)	189
Benefit Obligation, end of period	121	104	2,841	2,933	18	17

Change in Plan Assets
Plan assets at fair value, beginning of
period	87	78	2,331	1,842
Actual return on plan assets	12	9	228	427
Employer contributions	10	9	231	95	1
Participant contributions			6	5
Gross benefits paid	(3)	(3)	(152)	(189)	(1)
Settlements (b)		(6)
Currency conversion			(120)	151
Plan assets at fair value, end of period	106	87	2,524	2,331

Funded Status, end of period	$(15)	$(17)	$(317)	$(602)	$(18)	$(17)

Amounts recognized in the Balance
Sheets consist of:
Current liability					$(1)	$(1)
Noncurrent liability	$(15)	$(17)	$(317)	$(602)	(17)	(16)
Net amount recognized, end of period	$(15)	$(17)	$(317)	$(602)	$(18)	$(17)

Amounts recognized in AOCI
(pre-tax) consist of:
Prior service cost (credit)	$1	$2	$7	$13	$(1)	$(1)
Net actuarial loss	33	30	1,097	1,126	4	4
Total	$34	$32	$1,104	$1,139	$3	$3

Total accumulated benefit obligation
for defined benefit pension plans	$121	$104	$2,646	$2,806

(a)
As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, PPL Energy Funding, the funded status and AOCI were removed from the balance sheet in January 2011.  See Note 6 for additional information.

(b)	Includes the settlement of the pension plan of PPL Energy Supply's former mining subsidiary, PA Mines LLC in 2009.

All of PPL Energy Supply's pension plans had projected and accumulated benefit obligations in excess of plan assets at December 31, 2010 and 2009.  All of PPL Energy Supply's other postretirement benefit plans had accumulated postretirement benefit obligations in excess of plan assets at December 31, 2010 and 2009.

In addition to the plans it sponsors, PPL Energy Supply and its subsidiaries are allocated a portion of the funded status and costs of the defined benefit plans sponsored by PPL Services based on their participation in those plans, which management believes are reasonable.  The actuarial determined obligations of current active employees are used as a basis to allocate total plan activity, including active and retiree costs and obligations.  PPL Energy Supply's allocated share of the funded status of the pension plans resulted in a liability of $287 million and $265 million at December 31, 2010 and 2009.  PPL Energy Supply's allocated share of other postretirement benefits was a liability of $55 million and $74 million at December 31, 2010 and 2009.

PPL Energy Supply's subsidiaries engaged in the mechanical contracting business make contributions to various multi-employer pension and health and welfare plans, depending on an employee's status.  Contributions were $49 million in 2010, $54 million in 2009 and $61 million in 2008.

Plan Assets - U.S. Pension Plans

PPL Services Corporation Master Trust

PPL Energy Supply's U.S. pension plan is invested in the PPL Services Corporation Master Trust that also includes a 401(h) account that is restricted for certain other postretirement benefit obligations.  The investment strategy for the master trust is to achieve a risk-adjusted return on a mix of assets that, in combination with PPL's funding policy and tolerance for return volatility, will ensure that sufficient assets are available to provide long-term growth and liquidity for benefit payments.  The master trust benefits from a wide diversification of asset types, investment fund strategies and external investment fund managers, and therefore has no significant concentration of risk.

The investment policies of the PPL Services Corporation Master Trust outline allowable investments and define the responsibilities of the internal pension administrative committee and the external investment managers.  The only prohibited investments are investments in debt or equity securities issued by PPL and its subsidiaries or PPL's pension plan consultant.  Derivative instruments may be utilized as a cost-effective means to mitigate risk and match the duration of investments to projected obligations.  The investment policies are reviewed annually by PPL's Board of Directors.

Target allocation ranges have been developed based on input from external consultants with a goal of limiting funded status volatility.  The assets in the PPL Services Corporation Master Trust are rebalanced as necessary to maintain the target asset allocation ranges.  The asset allocation for the master trust and the target allocation, by asset class, at December 31 are detailed below.

				Target Asset
	Percentage of trust assets		Target Range	Allocation
Asset Class	2010	2009	2010	2010
Equity securities
U.S.	27%	31%	14 - 28%	21%
International	16%	19%	9 - 23%	16%
Debt securities and derivatives	47%	38%	43 - 57%	50%
Alternative investments	9%	8%	4 - 18%	11%
Cash and cash equivalents	1%	4%	0 - 9%	2%
Total	100%	100%		100%

PPL Montana, a subsidiary of PPL Energy Supply, has a pension plan whose assets are solely invested in the PPL Services Corporation Master Trust, which is fully disclosed below.  The fair value of this plan's assets of $106 million at December 31, 2010 represents a 5% undivided interest in each asset and liability of this master trust, including each asset whose fair value measurement was determined using significant unobservable inputs (Level 3).

The fair value of net assets in the U.S. pension plan trusts by asset class and level within the fair value hierarchy was:

	December 31, 2010				December 31, 2009
		Fair Value Measurements Using				Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
PPL Services Corporation Master Trust
Cash and cash equivalents	$87	$87			$72	$72
Equity securities:
U.S.:
Large-cap	494	373	$121		465	361	$104
Small-cap	34	34			84	84
International:
Developed markets	224	2	222		330	208	122
Emerging markets	117	117			7	7
Debt securities:
U.S.:
U.S. Treasury	296	296			212	212
U.S. government sponsored agency	7		7		6		6
Residential mortgage-backed securities	39		39		50		48	$2
Asset-backed securities	8		8		9		9
Investment-grade corporate	357		357		233		231	2
High-yield corporate	101		95	$6	92		84	8
Municipality	4		4		1		1
International:
Developed markets	4		4		5		5
Emerging markets	109		109		64		64
Alternative investments:
Real estate	76		76		65		65
Private equity	10			10	6			6
Hedge fund of funds	95		95		64		64
Derivatives:
TBA debt securities	31			31	10			10
Interest rate swaps	(4)		(4)		(4)		(4)
Receivables	24	13	11		63	26	37
Payables	(54)	(51)	(3)		(51)	(22)	(29)
Total PPL Services Corporation Master Trust
assets	2,059	871	1,141	47	1,783	948	807	28
401(h) account restricted for other postretirement
benefit obligations	(18)	(8)	(10)		(11)	(6)	(5)
Fair value - PPL Services Corporation Master
Trust pension assets	$2,041	$863	$1,131	$47	$1,772	$942	$802	$28

A reconciliation of U.S. pension trust assets classified as Level 3 at December 31, 2010 is as follows.

	Residential	Investment -
	mortgage	grade	High-yield
	backed	corporate	corporate	Private	TBA debt
	securities	debt	debt	equity	securities	Total

Balance at beginning of period	$2	$2	$8	$6	$10	28
Actual return on plan assets
Relating to assets still held at the reporting
date	(1)	(2)	1	(1)		(3)
Relating to assets sold during the period			1			1
Purchases, sales and settlements	(1)		(4)	5	21	21
Balance at end of period	$	$	$6	$10	$31	$47

A reconciliation of U.S. pension trust assets classified as Level 3 at December 31, 2009 is as follows.

	Residential	Investment -
	mortgage	grade	High-yield
	backed	corporate	corporate	Private	TBA Debt
	securities	debt	debt	equity	Securities	Total

Balance at beginning of period	$4	$3	$4	$5	$51	$67
Actual return on plan assets
Relating to assets still held at the reporting
date	(1)		1		1	1
Relating to assets sold during the period	1		(1)	(2)	(1)	(3)
Purchases, sales and settlements	(2)	(1)	4	3	(41)	(37)
Balance at end of period	$2	$2	$8	$6	$10	$28

The fair value measurements of cash and cash equivalents are based on the amounts on deposit.

The market approach is used to measure fair value of equity securities.  The fair value measurements of equity securities (excluding commingled funds), which are generally classified as Level 1, are based on quoted prices in active markets.  These securities represent actively and passively managed investments that are managed against various U.S. equity indices.

Investments in commingled funds are classified as Level 2 and categorized as equity securities.  The fair value measurements are based on firm quotes of net asset values per share, which are not considered obtained from a quoted price in an active market.  For the PPL Services Corporation Master Trust, these securities represent investments that are measured against the Russell 1000 Growth Index, the Russell 3000 Index and the MSCI EAFE Index.

The fair value measurements of debt securities are generally based on evaluated prices that reflect observable market information, such as actual trade information for identical securities or for similar securities, adjusted for observable differences.  Debt securities are generally measured using a market approach, including the use of matrix pricing.  Common inputs include reported trades; broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments.  When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as benchmark yields, credit valuation adjustments, reference data from market research publications, monthly payment data, collateral performance and new issue data.  For the PPL Services Corporation Master Trust, these securities represent investments in securities issued by U.S. Treasury and U.S. government sponsored agencies; investments securitized by residential mortgages, auto loans, credit cards and other pooled loans; investments in investment grade and non-investment grade bonds issued by U.S. companies across several industries; investments in debt securities issued by foreign governments and corporations as well as commingled fund investments that are measured against the JP Morgan EMBI Global Diversified Index and the Barclays Long A or Better Index.  The debt securities held by the PPL Services Corporation Master Trust at December 31, 2010 have a weighted-average coupon of 4.25% and a weighted-average duration of 16 years.

Investments in real estate represent an investment in a partnership whose purpose is to manage investments in core U.S. real estate properties diversified geographically and across major property types (e.g., office, industrial, retail, etc.).  The manager is focused on properties with high occupancy rates with quality tenants.  This results in a focus on high income and stable cash flows with appreciation being a secondary factor.  Core real estate generally has a lower degree of leverage when compared to more speculative real estate investing strategies.  The partnership has limitations on the amounts that may be redeemed based on available cash to fund redemptions.  Additionally, the general partner may decline to accept redemptions when necessary to avoid adverse consequences for the partnership, including legal and tax implications, among others.  The fair value of the investment is based upon a partnership unit value.

Investments in private equity represent interests in partnerships in multiple early-state venture capital funds and private equity fund of funds that use a number of diverse investment strategies.  Three of the partnerships have limited lives of ten years, while the fourth has a life of 15 years, after which liquidating distributions will be received.  Prior to the end of each partnership's life, the investment can not be redeemed with the partnership; however, the interest may be sold to other parties, subject to the general partner's approval.  The PPL Services Corporation Master Trust has unfunded commitments of $90 million that may be required during the lives of the partnerships.  Fair value is based on an ownership interest in partners' capital to which a proportionate share of net assets is attributed.

Investments in hedge fund of funds represent investments in two hedge fund of funds each with a different investment objective.  Hedge funds seek a return utilizing a number of diverse investment strategies.  The strategies, when combined aim to reduce volatility and risk while attempting to deliver positive returns under all market conditions.  Major investment strategies for both hedge fund of funds include long/short equity, market neutral, distressed debt, and relative value.  Generally, shares may be redeemed on 90 days prior written notice.  Both funds are subject to short term lockups and have limitations on the amount that may be withdrawn based on a percentage of the total net asset value of the fund, among other restrictions.  All withdrawals are subject to the general partner's approval.  One fund's fair value has been estimated using the net asset value per share and the other fund's fair value is based on an ownership interest in partners' capital to which a proportionate share of net assets is attributed.

The fair value measurements of derivative instruments utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.  In certain instances, these instruments may be valued using models, including standard option valuation models and standard industry models.  These securities represent investments in To-be-announced debt securities and interest rate swaps.  To-be-announced debt securities are commitments to purchase debt securities and are used as a cost effective means of managing the duration of assets in the trust.  These commitments are valued by reviewing the issuing agency, program and coupon.  Interest rate swaps are valued based on the swap details such as: swap curves, notional amount, index and term of index, reset frequency and payer/receiver credit ratings.

Receivables/payables classified as Level 1 represent investments sold/purchased but not yet settled.  Receivables/payables classified as Level 2 represent interest and dividends earned but not yet received and costs incurred but not yet paid.

Plan Assets - U.K. Pension Plans

The overall investment strategy of WPD's pension plans is developed by each plan's independent trustees in its Statement of Investment Principles in compliance with the U.K. Pensions Act of 1995 and other U.K. legislation.  The trustees' primary focus is to ensure that assets are sufficient to meet members' benefits as they fall due with a longer term objective to reduce investment risk.  The investment strategy is intended to maximize investment returns while not incurring excessive volatility in the funding position.  WPD's plans are invested in a wide diversification of asset types, fund strategies and fund managers and therefore have no significant concentration of risk.  Commingled funds that consist entirely of debt securities are traded as equity units, but treated by WPD as debt securities for asset allocation and target allocation purposes.  These include investments in U.K. corporate bonds and U.K. gilts.

The asset allocation and target allocation at December 31 of WPD's pension plans are detailed below.

			Target Asset
	Percentage of plan assets		Allocation
Asset Class	2010	2009	2010

Cash and cash equivalents	2%
Equity securities
U.K. companies	18%	22%	16%
European companies (excluding the U.K.)	11%	13%	10%
Asian-Pacific companies	11%	10%	10%
North American companies	6%	6%	4%
Emerging markets companies	5%	5%	5%
Currency	2%	2%	6%
Global Tactical Asset Allocation	1%	1%	2%
Debt securities (a)	38%	35%	39%
Alternative investments	6%	6%	8%
Total	100%	100%	100%

(a)	Includes commingled debt funds.

The fair value of assets in the U.K. pension plans by asset class and level within the fair value hierarchy was:

	December 31, 2010				December 31, 2009
		Fair Value Measurement Using				Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3

Cash and cash equivalents	$46	$46			$5	$5
Equity securities:
U.K. companies	455		$455		501		$501
European companies (excluding the U.K.)	273		273		290		290
Asian-Pacific companies	279		279		242		242
North American companies	162		162		149		149
Emerging markets companies	127		127		110		110
Currency	51		51		42		42
Global Tactical Asset Allocation	23		23		30		30
Commingled debt:
U.K. corporate bonds	321		321		308		308
U.K. gilts					24		24
U.K. index-linked gilts	629		629		489		489
Alternative investments:
Real estate	158		158		141		141
Fair value - international pension plans	$2,524	$46	$2,478		$2,331	$5	$2,326

Except for investments in real estate, the fair value measurements of WPD's pension plan assets are based on the same inputs and measurement techniques used to measure the U.S. pension plan assets described above.

Investments in U.K equity securities represent passively managed equity index funds that are measured against the FTSE All Share Index.  Investments in European equity securities represent passively managed equity index funds that are measured against the FTSE Europe ex UK Index.  Investments in Asian-Pacific equity securities represent passively managed equity index funds that aim to outperform 50% FTSE Asia Pacific ex-Japan Index and 50% FTSE Japan Index.  Investments in North American equity securities represent passively managed index funds that are measured against the FTSE North America Index.  Investments in emerging market equity securities represent passively managed equity index funds that are measured against the MSCI Emerging Markets Index.  Investments in currency equity securities represent investments in unitized passive and actively traded currency funds.  The Global Tactical Asset Allocation strategy attempts to benefit from short-term market inefficiencies by taking positions in worldwide markets with the objective to profit from relative movements across those markets.

Debt securities include investment grade corporate bonds of companies from diversified U.K. industries.

Investments in real estate represent holdings in a U.K. unitized fund that owns and manages U.K. industrial and commercial real estate with a strategy of earning current rental income and achieving capital growth.  The fair value measurement of the fund is based upon a net asset value per share, which is based on the value of underlying properties that are independently appraised in accordance with Royal Institution of Chartered Surveyors valuation standards at least annually with quarterly valuation updates based on recent sales of similar properties, leasing levels, property operations and/or market conditions.  The fund may be subject to redemption restrictions in the unlikely event of a large forced sale in order to ensure other unit holders are not disadvantaged.

Expected Cash Flows - U.S. Defined Benefit Plans

The PPL Montana pension plan has the option to utilize available prior year credit balances to meet current and future contribution requirements.  However, PPL Montana contributed $10 million to the plan in January 2011 and will contribute an additional $5 million to ensure future compliance with minimum funding requirements.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the separate plan trusts.

		Other
	Pension	Postretirement

2011	$3	$2
2012	4	2
2013	4	2
2014	5	2
2015	6	3
2016 - 2020	41	14

Expected Cash Flows - U.K. Pension Plans

The pension plans of WPD are subject to formal actuarial valuations every three years, which are used to determine funding requirements.  Future contributions were evaluated in accordance with the latest valuation performed as of March 31, 2010, in respect of WPD's principal pension scheme, to determine contribution requirements for 2011 and forward.  WPD expects to make contributions of approximately $15 million in 2011.  WPD is currently permitted to recover in rates approximately 76% of its deficit funding requirements for its primary pension plan.  As noted previously, the obligation to make future contributions was removed from PPL Energy Supply in 2011.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the separate plan trusts.

Pension

2011	$156
2012	158
2013	161
2014	164
2015	169
2016 - 2020	895

Savings Plans

Substantially all employees of PPL's domestic subsidiaries are eligible to participate in deferred savings plans (401(k)s).   Employer contributions to the plans approximated the following.

2010	2009	2008

$10	$10	$9

Employee Stock Ownership Plan

PPL sponsors a non-leveraged ESOP in which substantially all domestic employees, excluding those of PPL Montana, LKE and the mechanical contractors, are enrolled on the first day of the month following eligible employee status.  Dividends paid on ESOP shares are treated as ordinary dividends by PPL.  Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution is used to buy shares of PPL's common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes.  Contributions to the ESOP are allocated to eligible participants' accounts as of the end of each year, based 75% on shares held in existing participants' accounts and 25% on the eligible participants' compensation.

Compensation expense allocated to PPL Energy Supply for ESOP contributions was $3 million in 2010, 2009 and 2008.  These amounts were offset by the allocation of dividend-based contribution tax savings and had no impact on PPL Energy Supply's earnings.

Separation Benefits

Certain PPL subsidiaries provide separation benefits to eligible employees.  These benefits may be provided in the case of separations due to performance issues, loss of job related qualifications or organizational changes.  Certain employees separated are eligible for cash severance payments, outplacement services, accelerated stock award vesting, continuation of group health and welfare coverage, and enhanced pension and postretirement medical benefits.  The type and amount of benefits provided is based upon age, years of service and the nature of the separation.  Separation benefits are recorded when such amounts are probable and estimable.

In February 2009, PPL announced workforce reductions that resulted in the elimination of approximately 200 management and staff positions across PPL's domestic operations, or approximately 6% of PPL's non-union, domestic workforce.  The charges noted below consisted primarily of enhanced pension and severance benefits under PPL's Pension Plan and Separation Policy and were primarily recorded to "Other operation and maintenance" on the Statement of Income.

PPL Energy Supply eliminated approximately 50 management and staff positions and recorded a charge of $13 million ($8 million after tax) in 2009.  Included in this charge was $8 million ($4 million after tax) of allocated costs associated with the elimination of employees of PPL Services.

Separation benefits were not significant in 2010 and 2008.

Health Care Reform

In March 2010, Health Care Reform was signed into law.  Many provisions of Health Care Reform do not take effect for an extended period of time, and most will require the publication of implementing regulations and/or issuance of program guidelines.

Beginning in 2013, provisions within Health Care Reform eliminate the tax deductibility of retiree health care costs to the extent of federal subsidies received by plan sponsors that provide retiree prescription drug benefits equivalent to Medicare Part D Coverage.  As a result, in 2010, PPL Energy Supply decreased deferred tax assets by $5 million and recorded income tax expense of $5 million.

Other provisions within Health Care Reform that apply to PPL Energy Supply and its subsidiaries include:

•	an excise tax, beginning in 2018, imposed on high-cost plans providing health coverage that exceeds certain thresholds;
•	a requirement to extend dependent coverage up to age 26; and
•	broadening the eligibility requirements under the Federal Black Lung Act.

PPL Energy Supply and its subsidiaries have evaluated the provisions of Health Care Reform and have included the applicable provision in the valuation of those benefit plans that are impacted.  The inclusion of the various provision of Health Care Reform did not have a material impact on the financial statements.  PPL Energy Supply and its subsidiaries will continue to monitor the potential impact of any changes to the existing provisions and implementation guidance related to Health Care Reform on their benefit programs.

10.  Jointly Owned Facilities

At December 31, 2010 and 2009, subsidiaries of PPL Energy Supply owned interests in the facilities listed below.  The Balance Sheets of PPL Energy Supply include the amounts noted in the following table.

	December 31, 2010
					Construction
	Ownership		Other	Accumulated	Work
	Interest	Electric Plant	Property	Depreciation	in Progress
Generating Stations
Susquehanna	90.00%	$4,553		$3,487	$79
Conemaugh	16.25%	213		106	11
Keystone	12.34%	196		60	2
Merrill Creek Reservoir	8.37%		$22	15

	December 31, 2009
					Construction
	Ownership		Other	Accumulated	Work
	Interest	Electric Plant	Property	Depreciation	in Progress
Generating Stations
Susquehanna	90.00%	$4,571		$3,475	$108
Conemaugh	16.25%	206		99	9
Keystone	12.34%	199		61	4
Merrill Creek Reservoir	8.37%		$22	15

In addition to the interests mentioned above, PPL Montana had a 50% leasehold interest in Colstrip Units 1 and 2 and a 30% leasehold interest in Colstrip Unit 3 under operating leases.  See Note 7 for additional information.  At December 31, 2010 and 2009, NorthWestern owned a 30% leasehold interest in Colstrip Unit 4.  PPL Montana and NorthWestern have a sharing agreement to govern each party's responsibilities regarding the operation of Colstrip Units 3 and 4, and each party is responsible for 15% of the respective operating and construction costs, regardless of whether a particular cost is specified to Colstrip Unit 3 or 4.

Each subsidiary owning these interests provides its own funding for its share of the facility.  Each receives a portion of the total output of the generating stations equal to its percentage ownership.  The share of fuel and other operating costs associated with the stations is included in the corresponding operating expenses on the Statements of Income.

11.  Commitments and Contingencies

Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments

PPL Energy Supply enters into long-term purchase contracts to supply the fuel requirements for generation facilities.  These contracts include commitments to purchase coal, emission allowances, limestone, natural gas, oil and nuclear fuel.  These long-term contracts extend through 2019, with the exception of a limestone contract that extends through 2030.  PPL Energy Supply also enters into long-term contracts for the storage and transportation of natural gas.  The long-term natural gas storage contracts extend through 2015, and the long-term natural gas transportation contracts extend through 2032.  Additionally, PPL Energy Supply has entered into long-term contracts to purchase power that extend through 2017, with the exception of long-term power purchase agreements for the full output of two wind farms that extend through 2027.

As part of the purchase of generation assets from Montana Power, PPL Montana assumed a power purchase and power sales agreement, which expired at December 31, 2010.  In accordance with purchase accounting guidelines, PPL Montana recorded a liability of $58 million as the fair value of the agreement at the acquisition date.  The liability was being reduced over the term of the agreement as an adjustment to "Energy purchases" on the Statements of Income.  At December 31, 2009, the $11 million unamortized balance of this liability was included in "Other current liabilities" on the Balance Sheets and was fully amortized in 2010.

In 2008, PPL EnergyPlus acquired the rights to an existing long-term tolling agreement associated with the capacity and energy of Ironwood.  Under the agreement, PPL EnergyPlus has control over the plant's dispatch into the electricity grid and supplies the natural gas necessary to operate the plant.  The tolling agreement extends through 2021.  See Note 7 for additional information.

See Note 12 for information on the power supply agreements between PPL EnergyPlus and PPL Electric.

Energy Sales Commitments

In connection with its marketing activities or hedging strategy for its power plants, PPL Energy Supply has entered into long-term power sales contracts that extend through 2024, excluding long-term retail sales agreements for the full output from solar generators that extend through 2036.

See Note 12 for information on the power supply agreements between PPL EnergyPlus and PPL Electric.

PPL Montana Hydroelectric License Commitments

PPL Montana owns and operates 11 hydroelectric facilities and one storage reservoir licensed by the FERC under long-term licenses pursuant to the Federal Power Act.  Pursuant to Section 8(e) of the Federal Power Act, the FERC approved the transfer from Montana Power to PPL Montana of all pertinent licenses in connection with the Montana Asset Purchase Agreement.

The Kerr Dam Project license (50-year term) was jointly issued by the FERC to Montana Power and the Confederated Salish and Kootenai Tribes of the Flathead Reservation in 1985, and requires PPL Montana (as successor licensee to Montana Power) to hold and operate the project for at least 30 years (to 2015).  Between 2015 and 2025, the tribes have the option to purchase, hold and operate the project for the remainder of the license term, which expires in 2035.  PPL Montana cannot predict if and when this option will be exercised.  The license also requires PPL Montana to continue to implement a plan to mitigate the impact of the Kerr Dam on fish, wildlife and their habitats.  Under this arrangement, PPL Montana has a remaining commitment to spend $10 million between 2011 and 2015, in addition to the annual rent it pays to the tribes.

PPL Montana entered into two Memoranda of Understanding (MOUs) with state, federal and private entities related to the issuance in 2000 of the FERC renewal license for the nine dams comprising the Missouri-Madison project.  The MOUs are periodically updated and renewed and require PPL Montana to implement plans to mitigate the impact of its projects on fish, wildlife and their habitats, and to increase recreational opportunities.  The MOUs were created to maximize collaboration between the parties and enhance the possibility to receive matching funds from relevant federal agencies.  Under these arrangements, PPL Montana has a remaining commitment to spend $34 million between 2011 and 2040.

Legal Matters

PPL Energy Supply and its subsidiaries are involved in legal proceedings, claims and litigation in the ordinary course of business.  PPL Energy Supply and its subsidiaries cannot predict the outcome of such matters, or whether such matters may result in material liabilities, unless otherwise noted.

Montana Hydroelectric Litigation

In November 2004, PPL Montana, Avista Corporation (Avista) and PacifiCorp commenced an action for declaratory judgment in Montana First Judicial District Court seeking a determination that no lease payments or other compensation for their hydroelectric facilities' use and occupancy of riverbeds in Montana can be collected by the State of Montana.  This lawsuit followed dismissal on jurisdictional grounds of an earlier federal lawsuit seeking such compensation in the U.S. District Court of Montana.  Initially brought by two individuals, for whom the State was later substituted, the federal lawsuit alleged that the beds of Montana's navigable rivers became state-owned trust property upon Montana's admission to statehood, and that the use of them should, under a 1931 regulatory scheme enacted after all but one of the hydroelectric facilities in question were constructed, trigger lease payments for use of land beneath.  In July 2006, the Montana state court approved a stipulation by the State of Montana that it was not seeking compensation for the period prior to PPL Montana's December 1999 acquisition of the hydroelectric facilities.

Following a number of adverse trial court rulings, in 2007 Pacificorp and Avista each entered into settlement agreements with the State of Montana providing, in pertinent part, that each company would make prospective lease payments for use of the State's navigable riverbeds (subject to certain future adjustments), resolving the State's claims for past and future compensation.

Following an October 2007 trial of this matter on damages, in June 2008, the Montana District Court awarded the State retroactive compensation of approximately $35 million for the 2000-2006 period and approximately $6 million for 2007 compensation.  Those amounts continue to accrue interest at 10 percent per year.  The Montana District Court also deferred determination of compensation for 2008 and future years to the Montana State Land Board.  In October 2008, PPL Montana appealed the decision to the Montana Supreme Court, requesting a stay of judgment and a stay of the Land Board's authority to assess compensation for 2008 and future periods.

In 2009, PPL Montana adjusted its previously recorded accrual by $8 million, $5 million after tax.  Of this total, $5 million, $3 million after tax, related to prior periods.  In March 2010, the Montana Supreme Court substantially affirmed the June 2008 Montana District Court decision.  As a result, in the first quarter of 2010, PPL Montana recorded a pre-tax charge of $56 million ($34 million after tax), representing estimated rental compensation for the first quarter of 2010 and prior years, including interest.  Rental compensation was estimated for periods subsequent to 2007, although such estimated amounts may differ from amounts ultimately determined by the Montana State Land Board.  The portion of the pre-tax charge that related to prior years totaled $54 million ($32 million after tax).  The pre-tax charge recorded on the Statement of Income was $49 million in "Other operation and maintenance" and $7 million in "Interest Expense."  PPL Montana continues to accrue interest expense for the prior years and rent expense for the current year.  PPL Montana's total loss accrual at December 31, 2010 was $75 million.

In August 2010, PPL Montana filed a petition for a writ of certiorari with the U.S. Supreme Court requesting the Court's review of this matter.  Several amicus briefs have been filed supporting PPL Montana's petition, including, among others, a combined brief by the Edison Electric Institute and National Hydropower Association.  In October 2010, the State of Montana and PPL Montana filed respective reply briefs.  In November 2010, the Supreme Court requested the U.S. Solicitor General to provide its views on behalf of the federal government whether the Court should grant or deny PPL Montana's petition.  It is not known when that brief might be filed in 2011 or what the position of the Solicitor General will be.  The stay of the judgment granted during the proceedings before the Montana Supreme Court has been extended by agreement with the State of Montana, to cover the anticipated period of the proceeding before the U.S. Supreme Court.  PPL Energy Supply cannot predict the outcome of this matter.

PJM/MISO Billing Dispute

In 2009, PJM reported that it had discovered a modeling error in the market-to-market power flow calculations between PJM and the MISO.  The error was a result of incorrect modeling of certain generation resources that have an impact on power flows across the PJM/MISO border.  Informal settlement discussions on this issue terminated in March 2010.  Also in March 2010, MISO filed two complaints with the FERC concerning the modeling error and related matters with a demand for $130 million of principal plus interest.  In April 2010, PJM filed answers to the complaints and filed a related complaint against MISO.  In its answers and complaint, PJM denies that any compensation is due to MISO and seeks recovery in excess of $25 million from MISO for alleged violations by MISO regarding market-to-market power flow calculations.  PPL Energy Supply participates in markets in both PJM and MISO.  The amount and timing of any payments by PJM to MISO or by MISO to PJM relating to these modeling errors is uncertain, as is the method by which PJM or MISO would allocate any such payments to PJM and MISO participants.  In June 2010, the FERC ordered the complaints to be consolidated and set for settlement discussions, followed by hearings if the discussions are unsuccessful.  In January 2011, the parties to this dispute filed a settlement with the FERC under which no compensation would be paid to either PJM or MISO and providing for certain improvements in how the calculations are administered going forward.  The settlement requires FERC approval.  PPL Energy Supply cannot predict the outcome of this matter.

Regulatory Issues

Enactment of Financial Reform Legislation

In July 2010, the Dodd-Frank Act was signed into law.  Of particular relevance to PPL Energy Supply, the Dodd-Frank Act includes provisions that require most over-the-counter derivative transactions to be executed through an exchange and to be centrally cleared.  The Dodd-Frank Act, however, provides an exemption from mandatory clearing and exchange trading requirements for over-the-counter derivative transactions used to hedge or mitigate commercial risk.  Although the phrase "to hedge or mitigate commercial risk" is not defined in the Dodd-Frank Act, recent rules proposed by the Commodity Futures Trading Commission set forth an inclusive, multi-pronged definition for the phrase.  Based on this proposed definition and other requirements in the proposed rule, it is anticipated that transactions utilized by PPL Energy Supply should qualify if they are not entered into for speculative purposes.  The Dodd-Frank Act also provides that the Commodity Futures Trading Commission may impose collateral and margin requirements for over-the-counter derivative transactions, including those that are used to hedge commercial risk.  However, during drafting of the Dodd-Frank Act, certain members of Congress adopted report language and issued a public letter stating that it was not their intention to impose margin and collateral requirements on counterparties that utilize these transactions to hedge commercial risk.  Final rules on major provisions in the Dodd-Frank Act, including imposition of collateral and margin requirements, will be established through rulemakings and, in most cases, will not take effect until at least 12 months after the date of enactment.  PPL Energy Supply may be required to post additional collateral if they are subject to margin requirements as ultimately adopted in the implementing regulations of the Dodd-Frank Act.  PPL Energy Supply will continue to evaluate the provisions of the Dodd-Frank Act and monitor developments related to its implementation.  At this time, PPL Energy Supply cannot predict the impact that the new law or its implementing regulations will have on its business or operations, or the markets in which it transacts business.

New Jersey Capacity Legislation

In January 2011, New Jersey enacted a law that intervenes in the wholesale capacity market exclusively regulated by the FERC:  S. No. 2381, 214th Leg. (N.J. 2011) (the Act).  To create incentives for the development of new, in-state electric generation facilities, the Act implements a "long-term capacity agreement pilot program" (LCAPP).  The Act requires New Jersey utilities to pay a guaranteed fixed price for wholesale capacity, imposed by the New Jersey Board of Public Utilities (BPU), to certain new generators participating in PJM, with the ultimate costs of that guarantee to be borne by New Jersey ratepayers.  PPL Energy Supply believes the intent and effect of the LCAPP is to encourage the construction of new generation in New Jersey even when, under the FERC-approved PJM economic model, such new generation would not be economic.  The Act could depress capacity prices in PJM in the short term, impacting PPL Energy Supply's revenues, and harm the long-term ability of the PJM capacity market to incent necessary generation investment throughout PJM.  In February 2011, the PJM Power Providers Group (P3), an organization in which PPL is a member, filed a complaint before the FERC seeking changes in PJM's capacity market rules designed to ensure that subsidized generation, such as may result from the implementation of the LCAPP, will not be able to set capacity prices artificially low as a result of their exercise of buyer market power.  PPL Energy Supply cannot predict the outcome of this proceeding.

Also in February 2011, PPL, with several other generating companies and utilities, filed a complaint in Federal Court in New Jersey challenging the Act on the grounds that the Act violates well-established principles under the Supremacy Clause and the Commerce Clause of the United States Constitution.  In this action, the Plaintiffs request declaratory and injunctive relief barring implementation of the Act by the Commissioners of the BPU.  PPL Energy Supply cannot predict the outcome of this proceeding.

California ISO and Western U.S. Markets

Through its subsidiaries, PPL Energy Supply made $18 million of sales to the California ISO during the period October 2000 through June 2001, $17 million of which has not been paid to PPL Energy Supply subsidiaries.  Also, as previously reported, there has been further litigation about additional claims of refunds for periods prior to October 2000.  In January 2011, PPL Energy Supply and the "California Parties" (collectively, three California utility companies, the California Public Utility Commission and certain California state authorities) filed a settlement under which PPL Energy Supply would receive approximately $2 million of its $17 million claim, together with interest.  The FERC must approve the settlement.  At December 31, 2010, PPL Energy Supply has reserved all of the non-payment exposure related to these sales.

In June 2003, the FERC took several actions as a result of several related investigations beyond the California ISO litigation.  The FERC terminated proceedings to consider whether to order refunds for spot market bilateral sales made in the Pacific Northwest, including sales made by PPL Montana, during the period December 2000 through June 2001.  In August 2007, the U.S. Court of Appeals for the Ninth Circuit reversed the FERC's decision and ordered the FERC to consider additional evidence.  The FERC also commenced additional investigations relating to "gaming" and bidding practices during 2000 and 2001, but neither PPL EnergyPlus nor PPL Montana believes it is a subject of these investigations.

Although PPL Energy Supply and its subsidiaries believe that they have not engaged in any improper trading or marketing practices affecting the western markets, PPL Energy Supply cannot predict the outcome of the above-described investigations, lawsuits and proceedings or whether it or any of its subsidiaries will be the subject of any additional governmental investigations or named in other lawsuits or refund proceedings.

PJM RPM Litigation

In May 2008, a group of state public utility commissions, state consumer advocates, municipal entities and electric cooperatives, industrial end-use customers and a single electric distribution company (collectively, the RPM Buyers) filed a complaint before the FERC objecting to the prices for capacity under the PJM Reliability Pricing Model (RPM) that were set in the 2008-09, 2009-10 and 2010-11 RPM base residual auctions.  The RPM Buyers requested that the FERC reset the rates paid to generators for capacity in those periods to a significantly lower level.  Thus, the complaint requests that generators be paid less for those periods through refunds and/or prospective changes in rates.  The relief requested in the complaint, if granted, could have a material effect on PPL Energy Supply.  PJM, PPL Energy Supply and numerous other parties have responded to the complaint, strongly opposing the relief sought by the RPM Buyers.  In September 2008, the FERC entered an order denying the complaint.  In August 2009, the RPM Buyers appealed the FERC's decision to the U.S. Court of Appeals for the Fourth Circuit, and the appeal was subsequently transferred to the U.S. Court of Appeals for the District of Columbia Circuit.  In February 2011, the U.S. Court of Appeals for the District of Columbia Circuit issued on order denying the appeal.  PPL Energy Supply cannot predict the outcome of this proceeding.

In December 2008, PJM submitted amendments to certain provisions governing its RPM capacity market.  The amendments were intended to permit the compensation available to suppliers that provide capacity, including PPL Energy Supply, to increase.  PJM sought approval of the amendments in time for them to be implemented for the May 2009 capacity auction (for service in June 2012 through May 2013).  Numerous parties, including PPL Energy Supply, protested PJM's filing.  Certain of the protesting parties proposed changes to the capacity market auction that would result in a reduction in compensation to capacity suppliers.  The changes proposed by PJM and by other parties in response to PJM proposals could significantly affect the compensation available to suppliers of capacity participating in future RPM auctions.  In March 2009, the FERC entered an order approving in part and disapproving in part the changes proposed by PJM.  In August 2009, the FERC issued an order granting rehearing in part, denying rehearing in part and clarifying its March 2009 order.  No request for rehearing or appeal of the August 2009 order was timely filed.  In October 2010, the August 2009 Order became final and will not have a material impact on PPL Energy Supply.  As a result, the remaining issues in this matter are those referred to in the paragraph above.

FERC Market-Based Rate Authority

In December 1998, the FERC authorized PPL EnergyPlus to make wholesale sales of electric power and related products at market-based rates.  In that order, the FERC directed PPL EnergyPlus to file an updated market analysis within three years after the order, and every three years thereafter.  Since then, periodic market-based rate filings with the FERC have been made by PPL EnergyPlus, PPL Electric, PPL Montana and most of PPL Generation's subsidiaries.  These filings consisted of a Northwest market-based rate filing for PPL Montana and a Northeast market-based rate filing for most of the other PPL Energy Supply subsidiaries in PJM's region.  In December 2010, PPL Energy Supply filed its market-based rate update for the Eastern region.  In January 2011, PPL Montana filed the market-based rate update for the Western region.

Currently, a seller granted market-based rate authority by the FERC may enter into power contracts during an authorized time period.  If the FERC determines that the market is not workably competitive or that the seller possesses market power or is not charging "just and reasonable" rates, it may institute prospective action, but any contracts entered into pursuant to the FERC's market-based rate authority remain in effect and are generally subject to a high standard of review before the FERC can order changes.  Recent court decisions by the U.S. Court of Appeals for the Ninth Circuit have raised issues that may make it more difficult for the FERC to continue its program of promoting wholesale electricity competition through market-based rate authority.  These court decisions permit retroactive refunds and a lower standard of review by the FERC for changing power contracts, and could have the effect of requiring the FERC in advance to review most, if not all, power contracts.  In June 2008, the U.S. Supreme Court reversed one of the decisions of the U.S. Court of Appeals for the Ninth Circuit, thereby upholding the higher standard of review for modifying contracts.  The FERC has not yet taken action in response to these court decisions.  At this time, PPL Energy Supply cannot predict the impact of these court decisions on the FERC's future market-based rate authority program or on PPL Energy Supply's business.

IRS Synthetic Fuels Tax Credits

PPL Energy Supply, through its subsidiaries, had interests in two synthetic fuel production facilities:  the Somerset facility, located in Pennsylvania, and the Tyrone facility, located in Kentucky.  PPL Energy Supply received tax credits pursuant to Section 29/45K of the Internal Revenue Code based on the sale of synthetic fuel from these facilities.  The Section 29/45K tax credit program expired at the end of 2007, and production of synthetic fuel at these facilities and all other synthetic fuel operations ceased as of December 31, 2007.  These facilities were dismantled and retired in 2008.

In April 2008, the IRS published the domestic first purchase price (DFPP) for 2007 indicating that the DFPP reference price increased above PPL Energy Supply's estimated price levels for 2007 and the inflation-adjusted phase-out range decreased from PPL Energy Supply's estimate for 2007.  Therefore, PPL Energy Supply recorded an expense of $13 million in 2008, to "Income Taxes" on the Statement of Income to account for this difference.

IRS Tax Litigation

In January 2011, the IRS appealed, to the U.S. Court of Appeals for the Third Circuit, the U.S. Tax Court's decision that the 1997 U.K. Windfall Profits Tax (WPT) is a creditable tax for U.S. Federal income tax purposes.  In its decision, the Tax Court ruled that the 1997 U.K. WPT imposed on all U.K. privatized utilities, including PPL Energy Supply's U.K. subsidiary, was creditable against PPL's U.S. income taxes.  PPL filed its tax returns for 1997 and all intervening years on the basis that the WPT was creditable.  Therefore, the cash benefit resulting from this item has already been realized.  Prior to the Tax Court decision, PPL Energy Supply had accrued a tax reserve equivalent to the full amount of the tax and interest exposure for this item.  See Note 3 for additional information on the release of tax reserves based on this favorable Tax Court decision.  PPL Energy Supply cannot predict the outcome of this matter.

As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, this contingency no longer applies to PPL Energy Supply beginning in 2011.

Energy Policy Act of 2005 - Reliability Standards

NERC is responsible for establishing and enforcing mandatory reliability standards (Reliability Standards) regarding the bulk power system.  The FERC oversees this process and independently enforces the Reliability Standards.

The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers.  The FERC has indicated it intends to enforce vigorously the Reliability Standards using, among other means, civil penalty authority.  Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations.  The first group of Reliability Standards approved by the FERC became effective in June 2007.

Since 2007, certain subsidiaries of PPL Energy Supply have self-reported potential violations of certain applicable reliability requirements and submitted accompanying mitigation plans.  The resolution of certain of these potential violation reports is pending.  Any regional reliability entity determination concerning the resolution of violations of the Reliability Standards remains subject to the approval of the NERC and the FERC.  PPL Energy Supply and its subsidiaries cannot predict the outcome of these matters.

In the course of implementing its program to ensure compliance with the Reliability Standards by PPL Energy Supply and its subsidiaries subject to the standards, certain other instances of potential non-compliance may be identified from time to time.  PPL Energy Supply cannot predict any fines or penalties that may be imposed.

U.K. Overhead Electricity Networks

In 2002, for safety reasons, the U.K. Government issued guidance that low voltage overhead electricity networks within three meters horizontal clearance of a building should either be insulated or relocated.  This imposed a retroactive requirement on existing assets that were built with lower clearances.  In 2008, the U.K. Government determined that the U.K. electricity network should comply with the guidance issued.  WPD estimates that the cost of compliance will be $87 million.  The projected expenditures over the next five years have been allowed to be recovered through rates, and it is expected that expenditures beyond this five-year period will also be recovered through rates.  The U.K. Government has determined that WPD (South Wales) should comply by 2015 and WPD (South West) by 2018.

To improve network reliability, in 2009, the U.K. Government enforced a regulation requiring network operators to implement a risk-based program over 25 years to clear trees within falling distance of key high-voltage overhead lines.  WPD estimates that the cost of compliance will be $100 million over the 25-year period.  The projected expenditures over the next five years have been allowed to be recovered through rates, and it is expected that expenditures beyond this five-year period will also be recovered through rates.

As a result of PPL Energy Supply's 2011 distribution of its membership interest in PPL Global to its parent, these potential expenditures will not be incurred by PPL Energy Supply in 2011 or future periods.  See Note 6 for additional information.

Environmental Matters - Domestic

Due to the environmental issues discussed below or other environmental matters, PPL Energy Supply subsidiaries may be required to modify, curtail, replace or cease operating certain facilities or operations to comply with statutes, regulations and other requirements of regulatory bodies or courts.

Air

To comply with air related requirements described below, PPL Energy Supply's $400 million forecast for capital expenditures reflects a best estimate projection of expenditures that may be required within the next five years.  Actual costs may be significantly lower or higher depending on the final requirements.

The Clean Air Act addresses, among other things, emissions causing acid deposition, installation of best available control technologies for new or substantially modified sources, attainment of national ambient air quality standards, toxic air emissions and visibility standards in the U.S.  Amendments to the Clean Air Act requiring additional emission reductions are likely to continue to be proposed in the U.S. Congress.  The Clean Air Act allows states to develop more stringent regulations and in some instances, as discussed below, Pennsylvania and Montana have done so.

Clean Air Transport Rule (formerly CAIR)

The EPA has proposed a new Clean Air Transport Rule (Transport Rule) to replace the EPA's previous rule called CAIR, which was struck down by the U.S. Court of Appeals for the District of Columbia Circuit (the Court).  CAIR subsequently was effectively reinstated by the Court pending finalization of the Transport Rule.  The final Transport Rule is expected in 2011.

CAIR and the new Transport Rule are meant to facilitate attainment of ambient air quality standards for ozone and fine particulates by requiring reductions in sulfur dioxide and nitrogen oxides.  The Transport Rule would establish a new sulfur dioxide emission allowance cap and trade program that is completely independent of the current Acid Rain Program, and a new nitrogen oxide emission allowance cap and trade program.  The EPA is seeking comment on several different approaches that would allow varying degrees of trading, but all trading would be more restrictive than under the previous CAIR rule.  The first phase of the Transport Rule that would cap sulfur dioxide and nitrogen oxide emissions would become effective in 2012.  The second phase, lowering the sulfur dioxide cap, would become effective in 2014.

PPL Energy Supply's preliminary review of the allocations proposed by the EPA in the Transport Rule indicates that, starting in 2012, greater reductions in sulfur dioxide would likely be required for PPL Energy Supply than were required under CAIR starting in 2015, because the number of allowances allocated to PPL Energy Supply will be lower than what was allocated to PPL Energy Supply under CAIR and the more restrictive trading under the Transport Rule reduces compliance flexibility.  PPL Energy Supply may look at more aggressive operation of existing scrubbers, fuel switching and/or dual fuel capability.  All of these options could impose significant costs.  The EPA has developed alternative proposals for allowance allocations which may reduce the impact.

With respect to nitrogen oxide, the Transport Rule proposes a slightly higher amount of allowances for the Pennsylvania plants compared to those allocated under CAIR.  However, due to the more restrictive trading program, the purchase of nitrogen oxide allowances may not be a reliable compliance option.  Therefore, other compliance options, such as the installation of additional SCRs or SNCRs at one or more PPL Energy Supply units, are being evaluated.

In addition to the reductions in sulfur dioxide and nitrogen oxide required for the Pennsylvania plants due to the Transport Rule, PPL Energy Supply's plants may face further reductions in sulfur dioxide and nitrogen oxide emissions as a result of more stringent national ambient air quality standards for ozone, nitrogen oxide, sulfur dioxide or fine particulates.  The EPA has recently finalized a new one-hour standard for sulfur dioxide, and states are required to identify areas that meet those standards and areas that are in non-attainment.  For non-attainment areas, states are required to develop plans by 2014 to bring those areas into attainment by 2017.  For areas in attainment or that are unclassifiable, states are required to develop maintenance plans by mid-2013 that demonstrate continued attainment.  If additional reductions were to be required, the costs to PPL Energy Supply could be significant.

Mercury and other Hazardous Air Pollutants

Citing its authority under the Clean Air Act, in 2005, the EPA issued the Clean Air Act Mercury Regulations (CAMR) affecting coal-fired power plants.  Since CAMR was overturned in a 2008 U.S. Circuit Court decision, the EPA is now proceeding to develop standards imposing MACT for mercury emissions and other hazardous air pollutants from electric generating units.  Under a recent approved settlement, the EPA is required to issue final MACT standards by November 2011 and compliance is statutorily required three years later.  In order to develop these standards, the EPA has collected information from coal- and oil-fired electric utility steam generating units.

Regional Haze and Visibility

The Clean Air Visibility Rule was issued by the EPA in June 2005 to address regional haze or regionally-impaired visibility caused by multiple sources over a wide area.  The rule requires Best Available Retrofit Technology (BART) for certain electric generating units.  Under the BART rule, PPL Energy Supply submitted to the Pennsylvania DEP its analyses of the visibility impacts of particulate matter emissions from Martins Creek Units 3 and 4, Brunner Island Units 2 and 3 and Montour Units 1 and 2.  No analysis was submitted for sulfur dioxide or nitrogen oxides, because the EPA determined that meeting the requirements for CAIR also meets the BART requirements for those pollutants.  Although the EPA has not yet expressly stated that a similar approach will be taken under the Transport Rule, the EPA has not requested any further studies.  PPL Energy Supply's analyses have shown that because PPL Energy Supply had already upgraded its particulate emissions controls at Montour Units 1 and 2 and Brunner Island Units 2 and 3, further controls are not justified as there would be little corresponding visibility improvement.  PPL Energy Supply has not received comments from the Pennsylvania DEP on these submissions.

Also under the BART rule, PPL Energy Supply submitted to the EPA its analyses of the visibility impacts of sulfur dioxide, nitrogen oxides and particulate matter emissions for Colstrip Units 1 and 2 and Corette.  PPL Energy Supply's analyses concluded that further reductions are not needed.  The EPA responded to PPL Energy Supply's reports for Colstrip and Corette and requested further information and analysis.  PPL Energy Supply completed further analysis and submitted addendums to its initial reports for Colstrip and Corette.  In February 2009, PPL Energy Supply received an information request for additional data related to the Colstrip generating plant non-BART-affected emission sources.  PPL Energy Supply responded to this request in March 2009.  PPL Energy Supply has not received comments from the EPA on these submissions.

In November 2010, PPL Montana received a request from EPA Region 8, under EPA's Reasonable Further Progress goals of the Regional Haze Rules to provide further analysis with respect to Colstrip Units 3 and 4.  Colstrip's Units 3 and 4 are not BART eligible units and are already well controlled.  PPL Energy Supply completed a high level analysis of various control options to reduce emissions of sulfur dioxide, and particulate matter and submitted that analysis to EPA in January 2011.  The analysis shows that these units are well controlled that any incremental reductions would not be cost effective and that further analysis would not be warranted.  PPL Energy Supply also concluded that further analysis for nitrogen oxides was not justifiable as these units installed controls under a Consent Decree in which the EPA had previously agreed that, when implemented, would satisfy the requirements for installing BART for nitrogen oxides.

PPL Energy Supply cannot predict whether any additional reductions will be required in Pennsylvania or Montana.  If additional reductions are required, the costs could be significant depending on what is required.

New Source Review (NSR)

The EPA has reinitiated its NSR enforcement efforts.  This initiative targets coal-fired power plants.  The EPA has asserted that modification of these plants has increased their emissions, and consequently they are subject to more stringent NSR requirements under the Clean Air Act.  In April 2009, PPL Energy Supply received EPA information requests for its Montour and Brunner Island plants.  The requests are similar to those that PPL Energy Supply received several years ago for its Colstrip, Corette and Martins Creek plants.  PPL Energy Supply and the EPA have exchanged certain information regarding this matter.  In January 2009, PPL Energy Supply and other companies that own or operate the Keystone plant in Pennsylvania received a notice of violation from the EPA alleging that certain projects were undertaken without proper NSR compliance.  PPL Energy Supply cannot predict the outcome of this matter.

If PPL Energy Supply subsidiaries are found to have violated NSR regulations, PPL Energy Supply would, among other things, be required to meet permit limits reflecting Best Available Control Technology (BACT) for the emissions of any pollutant found to have significantly increased due to a major plant modification.  The costs to meet such limits, including installation of technology at certain units, could be significant.

States and environmental groups also have initiated enforcement actions and litigation alleging violations of the NSR regulations by coal-fired plants, and PPL Energy Supply is unable to predict whether such actions will be brought against any of its plants.

Pursuant to the 2007 U.S. Supreme Court decision on global climate change, as discussed below, the EPA has announced that it will regulate carbon dioxide emissions from new or modified stationary sources under its NSR regulations beginning January 2011.  The NSR regulations require major new or modified sources of regulated pollutants to receive pre-construction and operation permits with limits that prevent the significant deterioration of air pollution in areas that are in attainment of the ambient air quality standards for these pollutants.  In May 2010, the EPA published a final rule establishing thresholds for regulating GHG emissions from major new or modified sources.  Combined carbon dioxide emissions or carbon dioxide equivalent emissions of 100,000 tons or more per year will classify a source as major for permitting applicability purposes.  The threshold for a major modification of a major source is an increase of carbon dioxide or carbon dioxide equivalent emissions of 75,000 tons per year.  If the modifications result in emissions increases exceeding 75,000 tons per year, the plant will need to conduct an analysis of best available control technology for GHG and meet limits based on best available control technology.  To date, the EPA has not provided final guidance on what constitutes best available control technology for GHG emissions, but has indicated in draft guidance that it may consider efficiency projects and other options as possible best available control technology for carbon dioxide emissions from power plants.  In addition, in December 2010, the EPA announced that it intends to promulgate New Source Performance Standards addressing GHG emissions from new and existing power plants, with a proposed rule anticipated in July 2011 and a final rule in May 2012.  The implications of these developments, including the outcome of any litigation challenging the regulation, are uncertain.

Opacity

From time to time, emissions from PPL Energy Supply's power plants may cause opacity issues, which may raise environmental concerns.  PPL Energy Supply addresses these issues on a case-by-case basis.  If it is determined that actions must be taken to address opacity issues, such actions could result in costs that are not now determinable, but could be significant.

Global Climate Change

There is concern nationally and internationally about global climate change and the possible contribution of GHG emissions including, most significantly, carbon dioxide from the combustion of fossil fuels.  This has resulted in increased demands for carbon dioxide emission reductions from investors, environmental organizations, government agencies and the international community.  These demands and concerns have led to federal legislative proposals, actions at regional, state and local levels, litigation relating to GHG emissions and the EPA regulations on GHGs.

Greenhouse Gas Legislation

Climate change legislation was being considered by Congress last year, but debate on such legislation has been halted given other competing legislative priorities and the November 2010 elections.  The timing and elements of any future legislation addressing GHG emission reductions are uncertain and may depend on the 2011 Congressional agenda.  At the state level, the 2010 elections have also reduced the likelihood of GHG legislation in the near term.

Greenhouse Gas Regulations and Tort Litigation

As a result of the April 2007 U.S. Supreme Court decision that the EPA has the authority to regulate GHG emissions from new motor vehicles under the Clean Air Act, in April 2010, the EPA and the U.S. Department of Transportation issued new light-duty vehicle emissions standards that will apply beginning with 2012 model year vehicles.  The EPA has also clarified that this standard triggers regulation of GHG emissions from stationary sources under the NSR and Title V operating permit provisions of the Clean Air Act starting in 2011.  This means that any new sources or major modifications to existing sources causing a net significant emissions increase requires BACT permit limits for GHGs.  The EPA recently proposed guidance for conducting a BACT analysis for projects that trigger such a review.  In addition, New Source Performance Standards for new and existing power plants are expected to be proposed in July 2011 and finalized in May 2012.  See NSR discussion above.

At the regional level, ten northeastern states signed a Memorandum of Understanding (MOU) agreeing to establish a GHG emission cap-and-trade program, called the Regional Greenhouse Gas Initiative (RGGI).  The program commenced in January 2009 and calls for stabilizing carbon dioxide emissions, at base levels established in 2005, from electric power plants with capacity greater than 25 MW.  The MOU also provides for a 10% reduction in carbon dioxide emissions from base levels by 2019.

Pennsylvania has not stated an intention to join RGGI, but has enacted the Pennsylvania Climate Change Act of 2008 (PCCA).  The PCCA established a Climate Change Advisory Committee to advise the DEP on the development of a Climate Change Action Plan.  In December 2009, the Advisory Committee finalized its Climate Change Action Report which identifies specific actions that could result in reducing GHG emissions by 30% by 2020.  Some of the proposed actions, such as a mandatory 5% efficiency improvement at power plants, could be technically unachievable.  To date, there have been no regulatory or legislative actions taken to implement the recommendations of the report.  In addition, legislation has been introduced and amendments filed to several bills that would, if enacted, significantly increase renewable and solar supply requirements.  It is highly unlikely that this legislation will achieve passage in the 2011 legislative session.

Eleven Western states, including Montana and certain Canadian provinces, are members of the Western Climate Initiative (WCI).  The WCI has established a goal of reducing carbon dioxide emissions 15% below 2005 levels by 2020 and is currently developing GHG emission allocations, offsets, and reporting recommendations.

A number of lawsuits have been filed asserting common law claims including nuisance, trespass and negligence against various companies with GHG emitting facilities, and the law remains unsettled on these claims.  In September 2009, the U.S. Court of Appeals for the Second Circuit in the case of AEP v. Connecticut reversed a federal district court's decision and ruled that several states and public interest groups, as well as the City of New York, could sue five electric utility companies under federal common law for allegedly causing a public nuisance as a result of their emissions of GHGs.  In December 2010, the U.S. Supreme Court announced that it will review this decision.  Additional litigation in federal and state courts over these issues is continuing.

PPL Energy Supply continues to evaluate options for reducing, avoiding, off-setting or sequestering its carbon dioxide emissions.  In 2010, PPL Energy Supply's power plants (based on PPL Energy Supply's equity share of these assets) emitted approximately 31 million tons of carbon dioxide compared to 29 million tons in 2009.

Renewable Energy Legislation

There has been interest in renewable energy legislation at both the state and federal levels.  At the federal level, House and Senate bills proposed last year would have imposed mandatory renewable energy supply and energy efficiency requirements in the 15% to 20% range by approximately 2020.  At this time, PPL Energy Supply does not expect similar legislation to progress at the federal or state levels (beyond what is otherwise already required in Pennsylvania) in the near term.

PPL Energy Supply believes there are financial, regulatory and logistical uncertainties related to GHG reductions and the implementation of renewable energy mandates.  These will need to be resolved before the impact of such requirements on PPL Energy Supply can be meaningfully estimated.  Such uncertainties, among others, include the need to provide back-up supply to augment intermittent renewable generation, potential generation oversupply that could result from such renewable generation and back-up, impacts to PJM's capacity market and the need for substantial changes to transmission and distribution systems to accommodate renewable energy.  These uncertainties are not directly addressed by the proposed legislation.  PPL Energy Supply cannot predict at this time the effect on its future competitive position, results of operation, cash flows and financial position, of any GHG emissions, renewable energy mandate or other global climate change requirements that may be adopted, although the costs to implement and comply with any such requirements could be significant.

Water/Waste

Coal Combustion Residuals (CCRs)

In June 2010, the EPA proposed two approaches to regulating the disposal and management of coal combustion residuals under the Resource Conservation and Recovery Act (RCRA).  CCRs include fly ash, bottom ash and scrubber wastes.  In the one approach, the EPA would regulate CCRs as a hazardous waste under Subtitle C of RCRA.  This approach would have very significant impacts on any coal-fired plant, and would require plants to retrofit their operations to comply with full hazardous waste requirements from the generation of CCRs and associated waste waters through transportation and disposal.  This would also have a negative impact on the beneficial use of CCRs and could eliminate the current markets.  The second approach would regulate CCRs as a solid waste under Subtitle D of RCRA.  This approach would only affect disposal and most significantly affect any wet disposal operations.  Under this approach, many of the current markets for beneficial uses would not be affected.  Currently, PPL Energy Supply expects that several of its plants in Montana could be significantly impacted by the requirements of Subtitle D of RCRA, as these plants are using surface impoundments for management and disposal of CCRs.

The EPA has issued information requests on CCR management practices at numerous plants throughout the power industry as it considers whether or not to regulate CCRs as hazardous waste.  PPL Energy Supply has provided information on CCR management practices at most of its plants in response to the EPA's requests.  In addition, the EPA has conducted follow-up inspections to evaluate the structural stability of CCR management facilities at several PPL Energy Supply plants and PPL Energy Supply has implemented certain actions in response to recommendations from these inspections.

In June 2009, the EPA's Office of Enforcement and Compliance Assurance issued a much broader information request to Colstrip and 18 other non-affiliated plants, seeking information under the RCRA, the Clean Water Act and the Emergency Planning and Community Right-to-Know Act.  PPL Energy Supply responded to the EPA's broader information request.  Although the EPA's enforcement office issued the request, the EPA has not necessarily concluded that the plants are in violation of any EPA requirements.  The EPA conducted a multi-media inspection at Colstrip in August 2009 and issued a report in December 2010 stating that the EPA did not identify any violations of the applicable compliance standards for the Colstrip facility.

PPL Energy Supply cannot predict at this time the final requirements of the EPA's CCR regulations and what impact, if any, they would have on PPL Energy Supply's facilities, but the costs to PPL Energy Supply could be significant.

Martins Creek Fly Ash Release

In 2005, there was a release of approximately 100 million gallons of water containing fly ash from a disposal basin at the Martins Creek plant used in connection with the operation of the plant's two 150 MW coal-fired generating units.  This resulted in ash being deposited onto adjacent roadways and fields, and into a nearby creek and the Delaware River.  PPL Energy Supply determined that the release was caused by a failure in the disposal basin's discharge structure.  PPL Energy Supply conducted extensive clean-up and completed studies, in conjunction with a group of natural resource trustees and the Delaware River Basin Commission, evaluating the effects of the release on the river's sediment, water quality and ecosystem.

The Pennsylvania DEP filed a complaint in Pennsylvania Commonwealth Court against PPL Martins Creek and PPL Generation, alleging violations of various state laws and regulations and seeking penalties and injunctive relief.  PPL Energy Supply and the Pennsylvania DEP have settled this matter.  The settlement also required PPL Energy Supply to submit a report on the completed studies of possible natural resource damages.  PPL Energy Supply subsequently submitted the assessment report to the Pennsylvania and New Jersey regulatory agencies and has continued discussing potential natural resource damages and mitigation options with the agencies.

Through December 31, 2010, PPL Energy Supply has spent $28 million for remediation and related costs and an immaterial remediation liability remained.  PPL Energy Supply cannot be certain of the outcome of the natural resource damage assessment or the associated costs, the outcome of any lawsuit that may be brought by citizens or businesses or the exact nature of any other regulatory or other legal actions that may be initiated against PPL Energy Supply or its subsidiaries as a result of the disposal basin release.

Basin Seepage – Pennsylvania

Seepages have been detected at active and retired wastewater basins at various plants.  PPL Energy Supply has completed or is completing assessments of seepages at various facilities and is working with agencies to implement abatement measures for those seepages, where required.  The potential cost to address identified seepages or other seepages at PPL Energy Supply plants is not now determinable, but could be significant.

Basin Seepage - Montana

In May 2003, approximately 50 plaintiffs brought an action against PPL Montana and the other owners of the Colstrip plant alleging property damage from seepage from the freshwater and wastewater ponds at Colstrip.  In July 2008, the plaintiffs and the owner-defendants remaining after dismissal of NorthWestern, due to its bankruptcy, executed a settlement agreement.  PPL Montana's share of the settlement was approximately $8 million ($5 million after tax).  In 2008, PPL Montana recorded an insignificant reserve for its share of potential additional settlements with three property owners living near the original plaintiffs but who were not parties to the lawsuit.  In the fourth quarter of 2009, PPL Montana settled with two of these property owners for an insignificant amount.

In 2007, six plaintiffs filed a separate lawsuit in the Montana Sixteenth Judicial District Court against the Colstrip plant owners asserting similar property damage claims as were asserted by the plaintiffs in the May 2003 complaint.  A tentative settlement agreement was reached in July 2010.  The settlement is not yet final, and may not be honored by the plaintiffs, but PPL Montana's share is not expected to be significant.

Other Issues

In 2006, the EPA significantly decreased to 10 parts per billion (ppb) the drinking water standards related to arsenic.  In Pennsylvania and Montana, this arsenic standard has been incorporated into the states' water quality standards and could result in more stringent limits in NPDES permits for its Pennsylvania and Montana plants.  Recently, the EPA developed a draft risk assessment for arsenic that increases the cancer risk exposure by more than 20 times, which would lower the current standard from 10 ppb to 0.1 ppb.  If the lower standard becomes effective, costly treatment would be required to attempt to meet the standard and, at this time, there is no assurance that it could be achieved.

The EPA is reassessing its polychlorinated biphenyls (PCB) regulations under the Toxics Substance Control Act, which currently allow certain PCB articles to remain in use.  In April 2010, the EPA issued an Advanced Notice of Proposed Rulemaking for changes to these regulations.  This rulemaking could lead to a phase-out of all PCB-containing equipment.  PPL Energy Supply cannot predict at this time the outcome of these proposed EPA regulations and what impact, if any, they would have on PPL Energy Supply's facilities, but the costs to PPL Energy Supply could be significant.

The EPA finalized requirements in 2004 for new or modified cooling water intake structures.  These requirements affect where generating facilities are built, establish intake design standards and could lead to requirements for cooling towers at new and modified power plants.  Another rule, finalized in 2004, that addressed existing structures was withdrawn following a 2007 decision by the U.S. Court of Appeals for the Second Circuit.  In 2008, however, the U.S. Supreme Court ruled that the EPA has discretion to use cost-benefit analysis in determining the best technology available for minimizing adverse environmental impact.  The EPA is developing a new rule which is expected to be finalized in 2012.  How the cost-benefit analysis will be employed, if incorporated, as well as other issues raised by the Second Circuit Court decision (not reviewed by the U.S. Supreme Court) and actions the states may take on their own could result in stricter standards for existing structures that could impose significant costs on PPL Energy Supply plants.

In October 2009, the EPA released its Final Detailed Study of the Steam Electric Power Generating effluent limitations guidelines and standards.  Final regulations are expected to be effective in 2013.  PPL Energy Supply expects the revised guidelines and standards to be more stringent than the current standards, which could result in more stringent discharge permit limits.

PPL Energy Supply is subject to a Consent Order and Agreement (COA) with the Pennsylvania DEP under which it agreed, under certain conditions, to take further actions to minimize the possibility of fish kills at its Brunner Island plant.  Fish are attracted to warm water in the power plant discharge channel, especially during cold weather.  Debris at intake pumps can result in a unit trip or reduction in load, causing a sudden change in water temperature.  PPL Energy Supply has committed to construct a barrier to prevent debris from entering the river water intake area, pending receipt of regulatory permits, at a cost of approximately $4 million.

PPL Energy Supply has also investigated alternatives to exclude fish from the discharge channel and submitted three alternatives to the DEP.  According to the COA, once the cooling towers at Brunner Island became operational, PPL Energy Supply must implement one of these fish exclusion alternatives if a fish kill occurs in the discharge channel due to thermal impacts from the plant.  Following start-up of the cooling towers in April 2010, several hundred dead fish were found in the cooling tower intake basket although there were no sudden changes in water temperature.  In the third quarter of 2010, PPL Energy Supply discussed this matter with the DEP and both agreed that this condition was not one anticipated by the COA, thereby concluding it did not trigger a need to implement a fish exclusion project.  At this time, no fish exclusion project is planned.

Other Remediation

Under the Pennsylvania Clean Streams Law, subsidiaries of PPL Generation are obligated to remediate acid mine drainage at former mine sites and may be required to take additional steps to prevent potential acid mine drainage at previously capped refuse piles.  One PPL Generation subsidiary is pumping mine water at two mine sites and treating water at one of these sites.  Another PPL Generation subsidiary has installed a passive wetlands treatment system at a third site.  At December 31, 2010, PPL Energy Supply had accrued a discounted liability of $25 million to cover the costs of pumping and treating groundwater at the two mine sites for 50 years and for operating and maintaining passive wetlands treatment at the third site.  PPL Energy Supply discounted this liability based on risk-free rates at the time of the mine closures.  The weighted-average rate used was 8.16%.  Expected undiscounted payments are estimated at $2 million for 2011, $1 million each of the years from 2012 through 2014, $2 million for 2015, and $137 million for work after 2015.

From time to time, PPL Energy Supply undertakes remedial action in response to spills or other releases at various on-site and off-site locations, negotiates with the EPA and state and local agencies regarding actions necessary for compliance with applicable requirements, negotiates with property owners and other third parties alleging impacts from PPL Energy Supply's operations, and undertakes similar actions necessary to resolve environmental matters which arise in the course of normal operations.  Based on analyses to date, resolution of these general environmental matters is not expected to have a material adverse impact on PPL Energy Supply's operations.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Energy Supply that cannot be estimated at this time.

Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment.  Government officials in the U.S. and the U.K. have reviewed this issue.  The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence that EMFs cause adverse effects.  The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that the evidence is difficult to interpret without supporting laboratory evidence.  The U.K. National Radiological Protection Board (part of the U.K. Health Protection Agency) concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines.  The Stakeholder Group on Extremely Low Frequency EMF, set up by the U.K. Government, has issued two reports, one in April 2007 and one in June 2010, describing options for reducing public exposure to EMF.  The U.K. Government responded to the first report in 2009, agreeing to some of the proposals, including a proposed voluntary code to optimally phase 132 kilovolt overhead lines to reduce public exposure to EMF where it is cost effective to do so.  The U.K. Government is currently considering the second report which concentrates on EMF exposure from distribution systems.  PPL Energy Supply and its subsidiaries believe the current efforts to determine whether EMFs cause adverse health effects should continue and are taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities.  PPL Energy Supply and its subsidiaries are unable to predict what effect, if any, the EMF issue might have on their operations and facilities either in the U.S. or the U.K., and the associated cost, or what, if any, liabilities they might incur related to the EMF issue.  This contingency as it relates to U.K. operations no longer applies to PPL Energy Supply beginning in 2011 as a result of PPL Energy Supply's January 2011 distribution of PPL Global to its parent.  See Note 6 for additional information.

Environmental Matters - WPD

WPD's distribution businesses are subject to environmental regulatory and statutory requirements.  PPL Energy Supply believes that WPD has taken and continues to take measures to comply with the applicable laws and governmental regulations for the protection of the environment.

The U.K. Government has implemented a project to alleviate the impact of flooding on the U.K. utility infrastructure, including major electricity substations.  WPD has agreed with the Ofgem to spend $27 million on flood prevention, which will be recovered through rates during the five-year period commencing April 2010.  WPD is currently liaising on site-specific proposals with local offices of a U.K. Government agency.

U.K. legislation has been passed that imposes a duty on certain companies, including WPD, to report on climate change adaptation.  The first information request was received by WPD in March 2010, with reports due for submission by June 2011. WPD has worked with other U.K. electricity network operators to undertake research with the internationally recognized U.K. Met Office and to report using common agreed methodology.

There are no other material legal or administrative proceedings pending against or related to WPD with respect to environmental matters.  See "Electric and Magnetic Fields," above, for a discussion of EMFs.

As a result of PPL Energy Supply's distribution of its membership interest in PPL Global to its parent, this matter no longer applies to PPL Energy Supply beginning in 2011.  See Note 6 for additional information.

Other

Nuclear Insurance

PPL Susquehanna is a member of certain insurance programs that provide coverage for property damage to members' nuclear generating plants.  Facilities at the Susquehanna plant are insured against property damage losses up to $2.75 billion under these programs.  PPL Susquehanna is also a member of an insurance program that provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions.

Under the property and replacement power insurance programs, PPL Susquehanna could be assessed retroactive premiums in the event of the insurers' adverse loss experience.  At December 31, 2010, this maximum assessment was $40 million.

In the event of a nuclear incident at the Susquehanna plant, PPL Susquehanna's public liability for claims resulting from such incident would be limited to $12.6 billion under provisions of The Price-Anderson Act Amendments under the Energy Policy Act of 2005.  PPL Susquehanna is protected against this liability by a combination of commercial insurance and an industry assessment program.

In the event of a nuclear incident at any of the reactors covered by The Price-Anderson Act Amendments under the Energy Policy Act of 2005, PPL Susquehanna could be assessed up to $235 million per incident, payable at $35 million per year.

At December 31, 2010, the property, replacement power and nuclear incident insurers maintained an A.M. Best financial strength rating of A ("Excellent").

Guarantees and Other Assurances

In the normal course of business, PPL Energy Supply enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries.  Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies.  These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities in which these subsidiaries enter.

The table below details guarantees provided as of December 31, 2010.  The total recorded liability at December 31, 2010 and 2009 was insignificant.  Other than as noted in the descriptions for "WPD guarantee of pension and other obligations of unconsolidated entities," the probability of expected payment/performance under each of these guarantees is remote.

	Exposure at
	December 31,		Expiration
	2010 (a) (b)		Date

Letters of credit issued on behalf of affiliates	20	(c)	2011 to 2012
Retrospective premiums under nuclear insurance programs	40	(d)
Nuclear claims under The Price-Anderson Act Amendments under The Energy Policy Act of 2005	235	(e)
Indemnifications for entities in liquidation and sales of assets	515	(f)	2012 to 2017
Indemnification to operators of jointly owned facilities	6	(g)
WPD guarantee of pension and other obligations of unconsolidated entities	64	(h)	2015
Tax indemnification related to unconsolidated WPD affiliates	8	(i)	2012
Guarantee of a portion of an unconsolidated entity's debt	22	(j)	2018

(a)	Represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee.
(b)
PPL Energy Supply is not liable for obligations under guarantees provided by WPD, as the beneficiaries of the guarantees do not have recourse to PPL Energy Supply.  Further, as a result of PPL Energy Supply's distribution of its membership interest in PPL Global to its parent, WPD's exposures no longer apply to PPL Energy Supply beginning in 2011.  See Note 6 for additional information.

(c)	Standby letter of credit arrangements under PPL Energy Supply's credit facilities for the purposes of protecting various third parties against nonperformance by PPL.
(d)
PPL Susquehanna is contingently obligated to pay this amount related to potential retrospective premiums that could be assessed under its nuclear insurance programs.  See "Nuclear Insurance," above, for additional information.

(e)	This is the maximum amount PPL Susquehanna could be assessed for each incident at any of the nuclear reactors covered by this Act. See "Nuclear Insurance," above for additional information.
(f)
PPL Energy Supply's maximum exposure with respect to certain indemnifications and the expiration of the indemnifications cannot be estimated because, in the case of certain indemnification provisions, the maximum potential liability is not capped by the transaction documents and the expiration date is based on the applicable statute of limitations.  The exposure and expiration dates noted are only for those cases in which the agreements provide for specific limits.

In connection with the liquidation of wholly owned subsidiaries that have been deconsolidated upon turning the entities over to the liquidators, certain affiliates of PPL Global have agreed to indemnify the liquidators, directors and/or the entities themselves for any liabilities or expenses arising during the liquidation process, including liabilities and expenses of the entities placed into liquidation.  In some cases, the indemnifications are limited to a maximum amount that is based on distributions made from the subsidiary to its parent either prior or subsequent to being placed into liquidation.  In other cases, the maximum amount of the indemnifications is not explicitly stated in the agreements.  The indemnifications generally expire two to seven years subsequent to the date of dissolution of the entities.  The exposure noted only includes those cases in which the agreements provide for a specific limit on the amount of the indemnification, and the expiration date was based on an estimate of the dissolution date of the entities.

In connection with their sales of various businesses, WPD and its affiliates have provided the purchasers with indemnifications that are standard for such transactions, including indemnifications for certain pre-existing liabilities and environmental and tax matters.  In addition, in connection with certain of these sales, WPD and its affiliates have agreed to continue their obligations under existing third-party guarantees, either for a set period of time following the transactions or upon the condition that the purchasers make reasonable efforts to terminate the guarantees.  Finally, WPD and its affiliates remain secondarily responsible for lease payments under certain leases that they have assigned to third parties.

A subsidiary of PPL Energy Supply has agreed to provide indemnification to the purchaser of the Long Island generation business for damages arising out of any breach of the representations, warranties and covenants under the related transaction agreement and for damages arising out of certain other matters, including liabilities relating to certain renewable energy facilities which were previously owned by one of the PPL Energy Supply subsidiaries sold in the transaction but which were unrelated to the Long Island generation business.  The indemnification provisions are subject to certain customary limitations, including thresholds for allowable claims, caps on aggregate liability, and time limitations for claims arising out of breaches of most representations and warranties.

A subsidiary of PPL Energy Supply has agreed to provide indemnifications to the purchasers of the Maine hydroelectric facilities for damages arising out of any breach of the representations, warranties and covenants under the respective transaction agreements and for damages arising out of certain other matters, including liabilities of the PPL Energy Supply subsidiary relating to the pre-closing ownership or operation of those hydroelectric facilities.  The indemnification obligations are subject to certain customary limitations, including thresholds for allowable claims, caps on aggregate liability, and time limitations for claims arising out of breaches of representations and warranties.

(g)
In December 2007, a subsidiary of PPL Energy Supply executed revised owners agreements for two jointly owned facilities, the Keystone and Conemaugh generating stations.  The agreements require that in the event of any default by an owner, the other owners fund contributions for the operation of the generating stations, based upon their ownership percentages.  The maximum obligation among all owners, for each station, is currently $20 million.  The non-defaulting owners, who make up the defaulting owner's obligations, are entitled to the generation entitlement of the defaulting owner, based upon their ownership percentage.  The agreements do not have an expiration date.

(h)
As a result of the privatization of the utility industry in the U.K., certain electric associations' roles and responsibilities were discontinued or modified.  As a result, certain obligations, primarily pension-related, associated with these organizations have been guaranteed by the participating members.  Costs are allocated to the members based on predetermined percentages as outlined in specific agreements.  However, if a member becomes insolvent, costs can be reallocated to and are guaranteed by the remaining members.  At December 31, 2010, WPD has recorded an estimated discounted liability based on its current allocated percentage of the total expected costs for which the expected payment/performance is probable.  Neither the expiration date nor the maximum amount of potential payments for certain obligations is explicitly stated in the related agreements.  Therefore, they have been estimated based on the types of obligations.

(i)	Two WPD unconsolidated affiliates were refinanced during 2005. Under the terms of the refinancing, WPD has indemnified the lender against certain tax and other liabilities.
(j)	Reflects principal payments only.

PPL Energy Supply and its subsidiaries provide other miscellaneous guarantees through contracts entered into in the normal course of business.  These guarantees are primarily in the form of indemnification or warranties related to services or equipment and vary in duration.  The amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated.  Historically, PPL Energy Supply and its subsidiaries have not made any significant payments with respect to these types of guarantees and the probability of payment/performance under these guarantees is remote.

PPL, on behalf of itself and certain of its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage.  The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of $200 million.  This insurance may be applicable to obligations under certain of these contractual arrangements.

12.  Related Party Transactions

PLR Contracts

PPL Electric had power purchase contracts with PPL EnergyPlus in which PPL EnergyPlus supplied PPL Electric's entire PLR load.  These contracts expired on December 31, 2009.  Under these contracts, PPL EnergyPlus provided electricity at the predetermined capped prices that PPL Electric was authorized to charge its PLR customers.  These sales totaled $1.8 billion in 2009 and 2008 which are included in the Statements of Income as "Wholesale energy marketing to affiliate."  These sales included nuclear decommissioning recovery and amortization of an up-front contract payment.

Under one of the PLR contracts, PPL Electric was required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity was less than the contract price by more than its contract collateral threshold.  Conversely, PPL EnergyPlus was required to make performance assurance deposits with PPL Electric when the market price of electricity was greater than the contract price by more than its contract collateral threshold.  PPL Energy Supply recorded the receipt of interest equal to one month LIBOR plus 0.5% on the deposit as affiliated interest income, which is included in "Interest Income from Affiliates" on the Statements of Income.  Interest related to the required deposits was $2 million and $10 million for 2009 and 2008.

PPL Electric held competitive solicitations in prior years for PLR generation supply for 2010 and beyond.  PPL EnergyPlus has been awarded a portion of this supply.  These sales totaled $320 million in 2010, and are included in the Statements of Income as "Wholesale energy marketing to affiliate."

See Note 1 for additional information regarding PPL Electric's purchases of accounts receivable from PPL EnergyPlus.

Under the standard Supply Master Agreement for the competitive solicitation process, PPL Electric requires all suppliers to post collateral once credit exposures exceed defined credit limits.  PPL EnergyPlus is required to post collateral with PPL Electric:  (a) when the market price of electricity to be delivered by PPL EnergyPlus exceeds the contract price for the forecasted quantity of electricity to be delivered and (b) when this market price exposure exceeds a contractual credit limit.  Based on the current credit rating of PPL Energy Supply, as guarantor, this credit limit is $35 million.

PPL Energy Supply has credit exposure to PPL Electric under these energy supply contracts.  See Note 14 for additional information on this credit exposure.

NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs.  PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus.  These purchases totaled $3 million in 2010, $70 million in 2009 and $108 million in 2008.  These amounts are included in the Statements of Income as "Energy purchases from affiliate."  Most of the NUG contracts have expired, with the final NUG contract to expire in 2014.

Allocations of Corporate Service Costs

PPL Services provides corporate functions such as financial, legal, human resources and information technology services.  PPL Services charges the respective PPL subsidiaries for the cost of such services when they can be specifically identified.  The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain subsidiaries based on an average of the subsidiaries' relative invested capital, operation and maintenance expenses, and number of employees.  PPL Services allocated the following amounts, which PPL management believes are reasonable, to PPL Energy Supply, including amounts applied to accounts that are further distributed between capital and expense.

	2010	2009 (a)	2008

PPL Energy Supply	$232	$214	$209

(a)	Excludes allocated costs associated with the February 2009 workforce reduction. See Note 9 for additional information.

Intercompany Borrowings

A PPL Energy Supply subsidiary holds revolving demand notes from certain affiliates.  There were no balances outstanding at December 31, 2010 and 2009.  In 2010, the interest rates were equal to 1-month LIBOR plus 1% and 1-month LIBOR plus 3.50%.  Interest earned on these notes is included in "Interest Income from Affiliates" on the Statements of Income.  In addition, in November 2010, this subsidiary held term notes with certain LKE subsidiaries.  These notes were subsequently repaid and therefore no balances were outstanding at December 31, 2010.  Interest on these notes was due monthly at interest rates between 4.24% and 7.04%.  While balances were outstanding, interest earned on all these affiliate note receivables were $9 million, insignificant and $4 million for 2010, 2009 and 2008.

Intercompany Derivatives

In 2010, 2009 and 2008, a subsidiary of PPL Energy Supply entered into a combination of average rate forwards and average rate options with PPL to sell British pounds sterling.  These hedging instruments have terms identical to average rate forwards and average rate options entered into by PPL with third parties to protect the translation of expected income denominated in British pounds sterling to U.S. dollars.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, gains and losses, both realized and unrealized, on these types of hedging instruments are reflected in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.  PPL Energy Supply recorded a net gain of $3 million during 2010, a net loss of $9 million during 2009 and a net gain of $9 million during 2008 related to average rate forwards and average rate options.  Contracts outstanding at December 31, 2010 hedged a total exposure of £89 million related to the translation of expected income in 2011.  Contracts outstanding at December 31, 2009 hedged a total exposure of £48 million related to the translation of expected income in 2010.  The fair value of these positions, primarily reflected in "Current Assets - Price risk management assets" on the Balance Sheet, was a net asset of $4 million and $2 million at December 31, 2010 and 2009.

A subsidiary of PPL Energy Supply is also party to forward contracts with PPL to sell British pounds sterling to protect the value of a portion of its net investment in WPD.  These hedging instruments have terms identical to forward sales contracts entered into by PPL with third parties.  The total amount of the contracts outstanding at December 31, 2010 and 2009 was £35 million and £40 million ($62 million and $78 million based on contracted rates).  The fair value of these positions at December 31, 2010 was an asset of $7 million, which is included in "Current Assets - Price risk management assets," with an offsetting after-tax amount included in the foreign currency translation adjustment component of AOCI on the Balance Sheet.  The fair value of these positions at December 31, 2009 was an asset of $13 million, of which $8 million was included in "Current Assets - Price risk management assets" and $5 million was included in "Other Noncurrent Assets - Price risk management assets," with an offsetting after-tax amount included in the foreign currency translation adjustment component of AOCI on the Balance Sheet.

As a result of PPL Energy Supply's distribution of its membership interest in PPL Global to its parent, these intercompany derivatives were removed from PPL Energy Supply's balance sheet in 2011.  See Note 6 for additional information.
Trademark Royalties

A PPL subsidiary owns PPL trademarks and bills certain affiliates for their use.  PPL Energy Supply was allocated $40 million of license fees in 2010 and 2009 and $48 million in 2008.  These allocations are primarily included in "Other operation and maintenance" on the Statements of Income.

Transmission

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system.  Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric's franchised territory in eastern and central Pennsylvania.  PJM in turn pays PPL Electric for the use of its transmission system.

Other

See Notes 1 and 3 for discussions regarding the intercompany tax sharing policy and intercompany allocations of stock-based compensation expense.  See Note 4 for a discussion regarding capital transactions between PPL Energy Supply and its affiliates.  See Note 6 for a discussion regarding PPL Energy Supply's 2011 distribution of its membership interest in PPL Global to its parent.  See Note 9 for discussions regarding intercompany allocations of defined benefits.

13.  Other Income (Expense) - net

The breakdown of "Other Income (Expense) - net" was:
	2010	2009	2008
Other Income
Gains related to the extinguishment of notes (a)		$25
Earnings on securities in NDT funds	$20	20	$10
Interest income	4	5	13
Mine remediation liability adjustment			11
Miscellaneous - Domestic	4	3	5
Total Other Income	28	53	39
Other Expense
Charitable contributions	1
Miscellaneous - Domestic	5	9	10
Total Other Expense	6	9	10
Other Income (Expense) - net	$22	$44	$29

(a)
In 2009, PPL Energy Supply completed tender offers to purchase up to $250 million aggregate principal amount of certain of its outstanding senior notes for $220 million, resulting in a $25 million net gain.

14.  Fair Value Measurements and Credit Concentration

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).  PPL Energy Supply and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and/or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability.  These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.  These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

Recurring Fair Value Measurements

The assets and liabilities measured at fair value were:

	December 31, 2010				December 31, 2009
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$661	$661			$245	$245
Restricted cash and cash equivalents (a)	26	26			111	111
Price risk management assets:
Energy commodities	2,503		$2,452	$51	3,354	3	$3,234	$117
Foreign currency exchange contracts	11		11		15		15
Cross-currency swaps	44		44		12		12
Total price risk management assets	2,558		2,507	51	3,381	3	3,261	117
NDT funds:
Cash and cash equivalents	10	10			7	7
Equity securities:
U.S. large-cap	303	207	96		259	176	83
U.S. mid/small-cap	119	89	30		101	75	26
Debt securities:
U.S. Treasury	75	75			74	74
U.S. government sponsored agency	7		7		9		9
Municipality	69		69		65		65
Investment-grade corporate	33		33		29		29
Residential mortgage-backed securities					1		1
Other	1		1
Receivables (payables), net	1	(1)	2		3		3
Total NDT funds	618	380	238		548	332	216
Auction rate securities (b)	20			20	20			20
Total assets	$3,883	$1,067	$2,745	$71	$4,305	$691	$3,477	$137

Liabilities
Price risk management liabilities:
Energy commodities	$1,541		$1,487	$54	$2,080	$2	$2,068	$10
Cross-currency swaps	9		9		4		4
Total price risk management liabilities	$1,550		$1,496	$54	$2,084	$2	$2,072	$10

(a)	Current portion is included in "Restricted cash and cash equivalents" and long-term portion is included in "Other noncurrent assets" on the Balance Sheets.
(b)	Included in "Other investments" on the Balance Sheets.

A reconciliation of net assets and liabilities classified as Level 3 is as follows.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	December 31, 2010			December 31, 2009
	Energy	Auction		Energy	Auction
	Commodities,	Rate		Commodities,	Rate
	net	Securities	Total	net	Securities	Total

Balance at beginning of period	$107	$20	$127	$188	$19	$207
Total realized/unrealized gains (losses)
Included in earnings	(137)		(137)	(136)		(136)
Included in OCI (a)	11		11	18	5	23
Purchases, sales, issuances and settlements, net	(16)		(16)	104	(4)	100
Transfers into Level 3 (b)	(15)		(15)	(67)		(67)
Transfers out of Level 3	47		47
Balance at end of period	$(3)	$20	$17	$107	$20	$127

(a)	Included in "Qualifying derivatives" and "Available-for-sale securities" on the Statements of Comprehensive Income.
(b)
Transfers into and out of Level 3 are presented on a net basis in 2009.  Accounting guidance effective January 1, 2010 requires transfers into and out of Level 3 be presented on a gross basis.  See Note 1 for additional information.

Net gains and losses on assets and liabilities classified as Level 3 and included in earnings are reported in the Statements of Income as follows.

	December 31, 2010
	Energy Commodities, net
	Unregulated	Wholesale
	Retail Electric	Energy	Energy
	and Gas	Marketing	Purchases

Total gains (losses) included in earnings for the period	$11	$14	$(162)
Change in unrealized gains (losses) relating to positions still held at the
reporting date	4	6	(119)

	December 31, 2009
	Energy Commodities, net
	Unregulated	Wholesale	Net Energy
	Retail Electric	Energy	Trading	Energy
	and Gas	Marketing	Margins	Purchases

Total gains (losses) included in earnings for the period	$13	$22	$(16)	$(155)
Change in unrealized gains (losses) relating to positions still held at the
reporting date	8	12	1	(83)

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

The fair value measurements of cash and cash equivalents and restricted cash and cash equivalents are based on the amount on deposit.

Price Risk Management Assets/Liabilities - Energy Commodities

Energy commodity contracts are generally valued using the income approach, except for exchange-traded derivative gas and oil contracts, which are valued using the market approach and are classified as Level 1.  When observable inputs are used to measure all or most of the value of a contract, the contract is classified as Level 2.  Over-the-counter (OTC) contracts are valued using quotes obtained from an exchange, binding and non-binding broker quotes, prices posted by ISOs or published tariff rates.  Furthermore, PPL Energy Supply obtains independent quotes from the market to validate the forward price curves.  OTC contracts include forwards, swaps, options and structured deals for electricity, gas, oil, and/or emission allowances and may be offset with similar positions in exchange-traded markets.  To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.  In certain instances, these instruments may be valued using models, including standard option valuation models and standard industry models.  For example, the fair value of a structured deal that delivers power to an illiquid delivery point may be measured by valuing the nearest liquid trading point plus the value of the basis between the two points.  The basis input may be from market quotes, FTR prices, or historical prices.

When unobservable inputs are significant to the fair value measurement, a contract is classified as Level 3.  Additionally, Level 2 and Level 3 fair value measurements include adjustments for credit risk based on PPL Energy Supply's own creditworthiness (for net liabilities) and its counterparties' creditworthiness (for net assets).  PPL's credit department assesses all reasonably available market information and uses probabilities of default to calculate the credit adjustment.  PPL Energy Supply assumes that observable market prices include sufficient adjustments for liquidity and modeling risks, but for Level 3 fair value measurements, PPL Energy Supply also assesses the need for additional adjustments for liquidity or modeling risks.  The contracts classified as Level 3 represent contracts for which the delivery dates are beyond the dates for which independent prices are available or for certain power basis positions, which PPL Energy Supply generally values using historical settlement prices to project forward prices.

In certain instances, PPL Energy Supply transfers energy commodity contracts between Level 2 and Level 3.  The primary reasons for the transfers during 2010 and 2009 were changes in the availability of market information and changes in the significance of the unobservable portion of the contract.  As the delivery period of a contract becomes closer, market information may become available.  When this occurs, the model's unobservable inputs are replaced with observable market information.

Price Risk Management Assets/Liabilities - Interest Rate Swaps/Foreign Currency Exchange Contracts/Cross-Currency Swaps

To manage their interest rate and foreign currency exchange risk, PPL Energy Supply generally uses interest rate contracts such as forward-starting swaps, floating-to-fixed swaps and fixed-to-floating swaps, foreign currency exchange contracts such as forwards and options, and cross-currency swaps that contain characteristics of both interest rate and foreign currency exchange contracts.  PPL Energy Supply uses an income approach to measure the fair value of these contracts, utilizing readily observable inputs, such as forward interest rates (e.g., LIBOR and government security rates) and forward foreign currency exchange rates (e.g., GBP and Euro), as well as inputs that may not be observable, such as credit valuation adjustments.  In certain cases, PPL Energy Supply cannot practicably obtain market information to value credit risk and therefore rely on their own models.  These models use projected probabilities of default based on historical observances.  When the credit valuation adjustment is significant to the overall valuation, the contracts are classified as Level 3.

NDT Funds

The fair value measurements of cash and cash equivalents are based on the amount on deposit.

PPL Energy Supply generally uses the market approach to measure the fair value of equity securities held in the NDT funds.

•
The fair value measurements of equity securities classified as Level 1 are based on quoted prices in active markets and are comprised of securities that are representative of the Wilshire 5000 index, which is invested in approximately 70% large-cap stocks and 30% mid/small-cap stocks.

•
Investments in commingled equity funds are classified as Level 2 and represent securities that track the S&P 500 index and the Wilshire 4500 index.  These fair value measurements are based on firm quotes of net asset values per share, which are not obtained from a quoted price in an active market.

Debt securities are generally measured using a market approach, including the use of matrix pricing.  Common inputs include reported trades, broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments.  When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as benchmark yields, credit valuation adjustments, reference data from market research publications, monthly payment data, collateral performance and new issue data.  The debt securities held by the NDT funds at December 31, 2010 have a weighted-average coupon of 4.59% and a weighted-average duration of five years.

Auction Rate Securities

PPL Energy Supply's auction rate securities include Federal Family Education Loan Program guaranteed student loan revenue bonds, as well as various municipal bond issues.  At December 31, 2010, contractual maturities for these auction rate securities were a weighted average of approximately 25 years.  PPL Energy Supply does not have significant exposure to realize losses on these securities; however, auction rate securities are classified as Level 3 because failed auctions limit the amount of observable market data that is available for measuring the fair value of these securities.

The fair value of auction rate securities is estimated using an income approach with inputs for the underlying structure and credit quality of each security; the present value of future interest payments, estimated based on forward rates of the SIFMA Index, and principal payments discounted using interest rates for bonds with a credit rating and remaining term to maturity similar to the stated maturity of the auction rate securities; and the impact of auction failures or redemption at par.

Nonrecurring Fair Value Measurements

The following nonrecurring fair value measurements occurred during the reporting periods, resulting in asset impairments.

	Carrying	Fair Value Measurements Using
	Amount (a)	Level 2	Level 3	Loss (b)
Sulfur dioxide emission allowances (c):
December 31, 2010	$2		$1	$1
September 30, 2010	6		2	4
June 30, 2010	11		3	8
March 31, 2010	13		10	3
December 31, 2009	20		13	7
March 31, 2009	45		15	30

Certain non-core generation facilities:
September 30, 2010	473	$381		96

Long Island generation business:
December 31, 2009	132	128		5
September 30, 2009	137	133		5
June 30, 2009	189	138		52

(a)	Represents carrying value before fair value measurement.
(b)
Losses on sulfur dioxide emission allowances were recorded in the Supply segment and included in "Other operation and maintenance" on the Statements of Income.  Losses on certain non-core generation facilities and the Long Island generation business were recorded in the Supply segment and included in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.

(c)	Current and long-term sulfur dioxide emission allowances are included in "Other intangibles" in their respective areas on the Balance Sheets.

Sulfur Dioxide Emission Allowances

Due to declines in market prices in 2010 and 2009, PPL Energy Supply assessed the recoverability of sulfur dioxide emission allowances not expected to be consumed.  When available, observable market prices were used to value the sulfur dioxide emission allowances.  When observable market prices were not available, fair value was modeled using prices from observable transactions and appropriate discount rates.  The modeled values were significant to the overall fair value measurement.

Certain Non-Core Generation Facilities

Certain non-core generation facilities met the held for sale criteria at September 30, 2010.  As a result, net assets held for sale were written down to their estimated fair value less cost to sell.  The fair value in the table above excludes $4 million of estimated costs to sell and was based on the negotiated sales price (achieved through an active auction process).  See Note 6 for additional information on the anticipated sale.

Long Island Generation Business

The Long Island generation business met the held for sale criteria at June 30, 2009.  As a result, net assets held for sale were written down to their estimated fair value less cost to sell.  The fair value in the table above excludes $1 million of estimated costs to sell and was based on the negotiated sales price (achieved through an active auction process).  See Note 6 for additional information on the completed sale.

Nitrogen Oxide Allowances

In July 2008, the United States Court of Appeals for the D.C. Circuit issued a ruling that invalidated the CAIR in its entirety, including its cap-and-trade program.  As a result of this decision, in 2008, PPL Energy Supply determined that all of the annual nitrogen oxide allowances purchased by PPL EnergyPlus pursuant to the CAIR were no longer required, had no value and, therefore, recorded a pre-tax impairment charge of $33 million ($20 million after tax).  Further, in 2008, PPL EnergyPlus recorded an additional charge and corresponding reserve of $9 million pre-tax ($5 million after tax) related to its sale of certain annual nitrogen oxide allowance put options.  These charges, recorded in PPL Energy Supply's Supply segment, are included in "Other operation and maintenance" expense on the Statement of Income.

Financial Instruments Not Recorded at Fair Value

NPNS

PPL Energy Supply enters into full-requirement sales contracts, power purchase agreements and certain retail energy and physical capacity contracts that range in maturity through 2023 and qualify for NPNS.  All of these contracts are accounted for using accrual accounting; therefore, there were no amounts recorded on the Balance Sheets at December 31, 2010 and 2009.  The estimated fair value of these contracts, calculated using similar inputs and valuation techniques as those described above within "Price Risk Management Assets/Liabilities - Energy Commodities," was:

Net Asset (Liability)
December 31,	December 31,
2010	2009

$240	$334

Other

The carrying amount of long-term debt on the Balance Sheets and the estimated fair value are set forth below.  The fair value of these instruments was estimated using an income approach by discounting future cash flows at estimated current cost of funding rates.  The effect of third-party credit enhancements is not included in the fair value measurement.

	December 31, 2010		December 31, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt	$5,589	$5,919	$5,031	$5,180

The carrying value of "Short-term debt" at December 31, 2010 and 2009 on the Balance Sheets represented or approximated fair value due to the liquid nature of the instruments or variable interest rates associated with the financial instruments.

Credit Concentration Associated with Financial Instruments

PPL Energy Supply and its subsidiaries enter into contracts with many entities for the purchase and sale of energy.  Many of these contracts are considered a normal part of doing business and, as such, the fair value of these contracts is not reflected in the financial statements.  However, the fair value of these contracts is considered when committing to new business from a credit perspective.  See Note 15 for information on credit policies used by PPL Energy Supply and its subsidiaries to manage credit risk, including master netting arrangements and collateral requirements.

At December 31, 2010, PPL Energy Supply had credit exposure of $2.8 billion to energy trading partners, excluding exposure from related parties and the effects of netting arrangements and collateral.  As a result of netting arrangements and collateral, this credit exposure was reduced to $749 million.  One of the counterparties accounted for 12% of this exposure, and the next highest counterparty accounted for 11% of the exposure.  Ten counterparties accounted for $445 million, or 59%, of the net exposure.  Nine of these counterparties had an investment grade credit rating from S&P and accounted for 89% of the top ten exposure.  The remaining counterparty has not been rated by S&P, but is current on its obligations.

At December 31, 2010, PPL Energy Supply's credit exposure under certain energy supply contracts to PPL Electric was $42 million.  Netting arrangements had an insignificant change on this credit exposure.

15.  Derivative Instruments and Hedging Activities

Risk Management Objectives

As described in Note 6, in January 2011, PPL Energy Supply distributed its membership interest in PPL Global to its parent, PPL Energy Funding.  Therefore, effective January 2011, PPL Energy Supply is no longer subject to interest rate and foreign currency exchange risk associated with investments in U.K. affiliates.

PPL has a risk management policy approved by the Board of Directors to manage market risk and counterparty credit risk.  The RMC, comprised of senior management and chaired by the Chief Risk Officer, oversees the risk management function.  Key risk control activities designed to ensure compliance with the risk policy and detailed programs include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, VaR analyses, portfolio stress tests, gross margin at risk analyses, sensitivity analyses, and daily portfolio reporting, including open positions, determinations of fair value, and other risk management metrics.

Market risk is the potential loss PPL Energy Supply and its subsidiaries may incur as a result of price changes associated with a particular financial or commodity instrument.

PPL Energy Supply is exposed to market risk from:

•
commodity price, basis and volumetric risks for energy and energy-related products associated with the sale of electricity from its generating assets and other electricity marketing activities (including full-requirement sales contracts) and the purchase of fuel and fuel-related commodities for generating assets, as well as for proprietary trading activities;

•	interest rate and price risk associated with debt used to finance operations, as well as debt and equity securities in NDT funds and defined benefit plans; and
•	foreign currency exchange rate risk associated with investments in U.K. affiliates, as well as purchases of equipment in currencies other than U.S. dollars.

PPL Energy Supply utilizes forward contracts, futures contracts, options, swaps and structured deals such as tolling agreements as part of the risk management strategy to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, volumes of full-requirement sales contracts, basis prices, interest rates and foreign currency exchange rates.  All derivatives are recognized on the balance sheet at their fair value, unless they qualify for NPNS.

Credit risk is the potential loss PPL Energy Supply and its subsidiaries may incur due to a counterparty's non-performance, including defaults on payments and energy commodity deliveries.

PPL Energy Supply is exposed to credit risk from interest rate derivatives with financial institutions.

PPL Energy Supply is exposed to credit risk from commodity derivatives with their energy trading partners, which include other energy companies, fuel suppliers and financial institutions and from foreign currency derivatives with financial institutions.

The majority of PPL Energy Supply's credit risk stems from its commodity derivatives for multi-year contracts for energy sales and purchases.  If PPL Energy Supply's counterparties fail to perform their obligations under such contracts and PPL Energy Supply could not replace the sales or purchases at the same prices as those under the defaulted contracts, PPL Energy Supply would incur financial losses.  Those losses would be recognized immediately or through lower revenues or higher costs in future years, depending on the accounting treatment for the defaulted contracts.

PPL Energy Supply and its subsidiaries have credit policies to manage their credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions, and the use of master netting agreements.  These agreements generally include credit mitigation provisions, such as margin, prepayment or collateral requirements.  PPL Energy Supply and its subsidiaries may request the additional credit assurance, in certain circumstances, in the event that the counterparties' credit ratings fall below investment grade or their exposures exceed an established credit limit.  See Note 14 for credit concentration associated with financial instruments.

PPL Energy Supply's obligation to return counterparty cash collateral under master netting arrangements was $338 million and $355 million at December 31, 2010 and December 31, 2009.

PPL Energy Supply had not posted any cash collateral under master netting arrangements at December 31, 2010 and December 31, 2009.

Commodity Price Risk (Non-trading)

Commodity price and basis risks are among PPL Energy Supply's most significant risks due to the level of investment that PPL Energy Supply maintains in its generation assets, as well as the extent of its marketing and proprietary trading activities.  Several factors influence price levels and volatilities.  These factors include, but are not limited to, seasonal changes in demand, weather conditions, available generating assets within regions, transportation/transmission availability and reliability within and between regions, market liquidity, and the nature and extent of current and potential federal and state regulations.

PPL Energy Supply enters into financial and physical derivative contracts, including forwards, futures, swaps and options, to hedge the price risk associated with electricity, gas, oil and other commodities.  Certain contracts qualify for NPNS or are non-derivatives and are therefore not reflected in the financial statements until delivery.  See Note 14 for additional information on NPNS.  PPL Energy Supply segregates its remaining non-trading activities into two categories:  cash flow hedge activity and economic activity.

Monetization of Certain Full-Requirement Sales Contracts

In July 2010, in order to raise additional cash for PPL's LKE acquisition, PPL Energy Supply monetized certain full-requirement sales contracts that resulted in cash proceeds of $249 million and triggered certain accounting:

•
A portion of these sales contracts had previously been accounted for as NPNS and received accrual accounting treatment.  PPL Energy Supply could no longer assert that it was probable that any contracts with these counterparties would result in physical delivery.  Therefore, the fair value of the NPNS contracts of $160 million was recorded on the Balance Sheet in "Price risk management assets," with a corresponding gain of $144 million recorded to "Wholesale energy marketing - Realized" on the Statement of Income, and $16 million recorded to "Wholesale energy marketing - Unrealized economic activity," related to full-requirement sales contracts that have not been monetized.

•
The related purchases to supply these sales contracts were accounted for as cash flow hedges, with the effective portion of the change in fair value being recorded in AOCI and the ineffective portion recorded in "Energy purchases - Unrealized economic activity."  The corresponding cash flow hedges were dedesignated and all amounts previously recorded in AOCI were reclassified to earnings.  This resulted in a pre-tax reclassification of $(173) million of losses from AOCI into "Energy purchases - Unrealized economic activity" on the Statement of Income.  An additional charge of $(39) million was also recorded in "Wholesale energy marketing - Unrealized economic activity" on the Statement of Income to reflect the fair value of the sales contracts previously accounted for as economic activity.

•	The net result of these transactions, excluding the full-requirement sales contracts that have not been monetized, was a loss of $(68) million, or $(40) million after tax.

The proceeds of $249 million from these monetizations are reflected in the Statement of Cash Flows as a component of "Net cash provided by operating activities."

Cash Flow Hedges

Many derivative contracts have qualified for hedge accounting so that the effective portion of a derivative's gain or loss is deferred in AOCI and reclassified into earnings when the forecasted transaction occurs.  The cash flow hedges that existed at December 31, 2010 range in maturity through 2015.  At December 31, 2010, the accumulated net unrealized after-tax gains that are expected to be reclassified into earnings during the next 12 months were $300 million.  Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified into earnings.  For 2010, such reclassifications were after-tax losses of $(89) million, primarily due to the monetization of certain full-requirement sales contracts, for which the associated hedges are no longer required, as discussed above.  For 2009 and 2008, such reclassifications were an after-tax gain of $9 million and an after-tax loss of $(8) million.

For 2010, 2009 and 2008, hedge ineffectiveness associated with energy derivatives was, after-tax, a loss of $(30) million, a gain of $41 million and a gain of $12 million.

In addition, when cash flow hedge positions fail hedge effectiveness testing, hedge accounting is not permitted in the quarter in which this occurs and, accordingly, the entire change in fair value for the periods that failed is recorded to the income statement.  Certain power and gas cash flow hedge positions failed effectiveness testing during 2008 and the first quarter of 2009.  However, these positions were not dedesignated as hedges, as prospective regression analysis demonstrated that these hedges were expected to be highly effective over their term.  For 2008, an after-tax gain of $298 million was recognized in earnings as a result of these hedge failures.  During 2009, fewer power and gas cash flow hedges failed hedge effectiveness testing; therefore, a portion of the previously recognized unrealized gains recorded in 2008 associated with these hedges were reversed.  For 2009, after-tax losses of $(215) million were recognized in earnings as a result of these reversals.  During the first quarter of 2010, after-tax losses of $(82) million were recognized in earnings as a result of these reversals continuing.   Effective April 1, 2010, clarifying accounting guidance was issued that precludes the reversal of previously recognized gains/losses resulting from hedge failures.  By the end of the first quarter of 2010, all previously recorded hedge ineffectiveness gains resulting from hedge failures were reversed, thus the new accounting guidance did not have a significant impact at adoption on April 1, 2010. See Note 1 for more information on this accounting change.

Economic Activity

Certain derivative contracts economically hedge the price and volumetric risk associated with electricity, gas, oil and other commodities but do not receive hedge accounting treatment.  These derivatives hedge a portion of the economic value of PPL Energy Supply's generation assets and full-requirement and retail contracts, which are subject to changes in fair value due to market price volatility and volume expectations.  Additionally, economic activity includes the ineffective portion of qualifying cash flow hedges, including the entire change in fair value of certain cash flow hedges that failed retrospective effectiveness testing (see "Cash Flow Hedges" above).  The derivative contracts in this category that existed at December 31, 2010 range in maturity through 2017.

Examples of economic activity include certain purchase contracts used to supply full-requirement sales contracts; FTRs or basis swaps used to hedge basis risk associated with the sale of generation or supplying full-requirement sales contracts; spark spreads (sale of electricity with the simultaneous purchase of fuel); retail gas activities; and fuel oil swaps used to hedge price escalation clauses in coal transportation and other fuel-related contracts.  PPL Energy Supply also uses options, which include the sale of call options and the purchase of put options tied to a particular generating unit.  Since the physical generating capacity is owned, the price exposure is limited to the cost of the particular generating unit and does not expose PPL Energy Supply to uncovered market price risk.  PPL Energy Supply also purchases call options or sells put options to create a net purchase position to cover an overall short position in the non-trading portfolio.

Unrealized activity associated with monetizing certain full-requirement sales contracts was also included in economic activity during 2010.

The unrealized gains (losses) for economic activity are as follows.

	2010	2009	2008
Operating Revenues
Unregulated retail electric and gas	$1	$6	$5
Wholesale energy marketing	(805)	(229)	1,056
Operating Expenses
Fuel	29	49	(79)
Energy purchases	286	(155)	(553)

The net gains (losses) recorded in "Wholesale energy marketing" resulted primarily from certain full-requirement sales contracts for which PPL Energy Supply did not elect NPNS, from hedge ineffectiveness, including hedges that failed effectiveness testing, as discussed in "Cash Flow Hedges" above, and from the monetization of certain full-requirement sales contracts.  The net gains (losses) recorded in "Energy purchases" resulted primarily from certain purchase contracts to supply the full-requirement sales contracts noted above for which PPL Energy Supply did not elect hedge treatment, from hedge ineffectiveness, including hedges that failed effectiveness testing, and from purchase contracts that no longer hedge the full-requirement sales contracts that have been monetized as discussed above in "Monetization of Certain Full-Requirement Sales Contracts."

Commodity Price Risk (Trading)

PPL Energy Supply also executes energy contracts to take advantage of market opportunities.  As a result, PPL Energy Supply may at times create a net open position in its portfolio that could result in significant losses if prices do not move in the manner or direction anticipated.  PPL Energy Supply's trading activity is shown in "Net energy trading margins" on the Statements of Income.

Commodity Volumetric Activity

PPL Energy Supply currently employs four primary strategies to maximize the value of its wholesale energy portfolio.  As further discussed below, these strategies include the sales of baseload generation, optimization of intermediate and peaking generation, marketing activities, and proprietary trading activities.  The tables within this section present the volumes of PPL Energy Supply's derivative activity, excluding those that qualify for NPNS, unless otherwise noted.

Sales of Baseload Generation

PPL Energy Supply has a formal hedging program for its competitive baseload generation fleet, which includes 7,408 MW of nuclear, coal and hydro generating capacity.  The objective of this program is to provide a reasonable level of near-term cash flow and earnings certainty while preserving upside potential of power price increases over the medium term.  PPL Energy Supply sells its expected generation output on a forward basis using both derivative and non-derivative instruments.  Both are included in the following tables.

The following table presents the expected sales, in GWh, of baseload generation based on current forecasted assumptions for 2011-2013.  These expected sales could be impacted by several factors, including plant availability.

2011 (a)	2012 (a)	2013 (a)
51,435	54,675	54,364

(a)	Excludes expected sales from the Safe Harbor hydroelectric facility that has been classified as held for sale. See Note 6 for additional information.

The following table presents the percentage of expected baseload generation sales shown above that has been sold forward under fixed-price contracts and the related percentage of fuel that has been purchased or committed at December 31, 2010.

	Derivative	Total Power	Fuel Purchases (d)
Year	Sales (a) (b)	Sales (c)	Coal	Nuclear

2011	91%	99%	99%	100%
2012	58%	68%	96%	100%
2013	7%	15%	87%	100%

(a)
Excludes non-derivative contracts and contracts that qualify for NPNS.  Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.

(b)	Volumes for derivative sales contracts that deliver between 2014 and 2015 are 1,180 GWh.
(c)	Amount represents derivative and non-derivative contracts. Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.
(d)	Coal and nuclear contracts receive accrual accounting treatment, as they are not derivative contracts. Percentages are based on both fixed- and variable-priced contracts.

In addition to the fuel purchases above, PPL Energy Supply attempts to economically hedge the fuel price risk that is within its fuel-related contracts and coal transportation contracts, which are tied to changes in crude oil or diesel prices.  The following table presents the volumes (in thousands of barrels) of derivative contracts used in support of this strategy at December 31, 2010.

Contract Type	2011	2012	2013

Oil Swaps	6,822	6,167	300

Optimization of Intermediate and Peaking Generation

In addition to its competitive baseload generation activities, PPL Energy Supply attempts to optimize the overall value of its competitive intermediate and peaking fleet, which includes 4,321 MW of gas and oil-fired generation.  The following table presents the volumes of derivative contracts used in support of this strategy at December 31, 2010.

	Units	2011	2012

Net Power Sales:
Options (a)	GWh	(69)
Non-option contracts (b)	GWh	(1,969)	(408)

Net Fuel Purchases:
Non-option contracts	Bcf	15.9	2.7

(a)	Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.
(b)	Included in these volumes are exercised option contracts that converted to non-option derivative contracts.

Marketing Activities

PPL Energy Supply's marketing portfolio is comprised of full-requirement sales contracts and their related supply contracts, retail gas and electricity sales contracts and other marketing activities.  The full-requirement sales contracts and their related supply contracts make up a significant component of the marketing portfolio.  The obligations under the full-requirement sales contracts include supplying a bundled product of energy, capacity, RECs, and other ancillary products.  The full-requirement sales contracts PPL Energy Supply is awarded do not provide for specific levels of load, and actual load could vary significantly from forecasted amounts.  PPL Energy Supply uses a variety of strategies to hedge its full-requirement sales contracts, including purchasing energy at a liquid trading hub or directly at the load delivery zone, purchasing capacity and RECs in the market and supplying the energy, capacity and RECs with its generation.  RECs are not derivatives and are excluded from the table below.  The following table presents the volumes of (sales)/purchase contracts, excluding FTRs, basis and capacity contracts, used in support of these activities at December 31, 2010.

	Units	2011	2012	2013

Energy sales contracts (a) (b)	GWh	(15,613)	(8,387)	(3,057)
Related energy supply contracts (b)
Energy purchases	GWh	9,042	3,974	186
Volumetric hedges (c)	GWh	419	(16)
Generation supply	GWh	2,909	3,589	2,848
Retail gas sales contracts	Bcf	(5.7)	(5.3)	(0.1)
Retail gas purchase contracts	Bcf	5.7	5.2	0.1

(a)
Includes NPNS and contracts that are not derivative, which are the majority of PPL Energy Supply's full-requirement sales contracts and receive accrual accounting.  Also included in these volumes are the sales from PPL EnergyPlus to PPL Electric to supply PPL Electric's PLR load obligation.

(b)	Net volumes for derivative contracts, excluding contracts that qualify for NPNS that deliver between 2014 and 2015 are insignificant.
(c)
PPL Energy Supply uses power and gas options, swaps and futures to hedge the volumetric risk associated with full-requirement sales contracts since the demand for power varies hourly.  Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.

FTRs and Other Basis Positions

PPL Energy Supply buys and sells FTRs and other basis positions to mitigate the basis risk between delivery points related to the sales of its generation, the supply of its full-requirement sales contracts and retail contracts, as well as for proprietary trading purposes.  The following table presents the volumes of derivative FTR and basis (sales)/purchase contracts at December 31, 2010.

Commodity	Units	2011	2012	2013

FTRs	GWh	23,283	47
Power Basis Positions	GWh	(7,481)	(230)	(216)
Gas Basis Positions (a)	Bcf	14.9	3.2

(a)	Net volumes that deliver in 2014 are insignificant.

Capacity Positions

PPL Energy Supply buys and sells capacity related to the sales of its generation and the supply of its full-requirement sales contracts, as well as for proprietary trading purposes.  The following table presents the volumes of derivative capacity (sales)/purchase contracts at December 31, 2010.

Commodity	Units	2011	2012	2013

Capacity (a)	MW-months	(6,634)	(177)	(1,005)

(a)	Net volumes that deliver between 2014 and 2016 are 647 MW-months.

Proprietary Trading Activity

At December 31, 2010, PPL Energy Supply's proprietary trading positions, excluding FTR, basis and capacity contract activity that has already been included in the tables above, were not significant.

Interest Rate Risk

PPL Energy Supply and its subsidiaries have issued debt to finance their operations, which exposes them to interest rate risk.  PPL Energy Supply and its subsidiaries utilize various financial derivative instruments to adjust the mix of fixed and floating interest rates in their debt portfolio, adjust the duration of their debt portfolio and lock in benchmark interest rates in anticipation of future financing, when appropriate.  Risk limits under the risk management program are designed to balance risk exposure to volatility in interest expense and changes in the fair value of PPL Energy Supply's and its subsidiaries' debt portfolio due to changes in benchmark interest rates.

Cash Flow Hedges

Interest rate risks include exposure to adverse interest rate movements for outstanding variable rate debt and for future anticipated financings.  PPL Energy Supply may enter into financial interest rate swap contracts that qualify as cash flow hedges to hedge floating interest rate risk associated with both existing and anticipated debt issuances.  No contracts were outstanding at PPL Energy Supply at December 31, 2010.

In anticipation of debt issuances that occurred in March 2010, WPD (South West) and WPD (South Wales) entered into forward starting interest rate swaps to hedge the change in benchmark interest rates up through the date of the debt issuances.  See Note 4 for information on the debt issued.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, for 2010, WPD (South Wales) reflected hedge ineffectiveness of $3 million in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statement of Income related to the forward-starting interest rate swaps.  As a result of PPL Energy Supply's distribution of its membership interest in PPL Global to its parent, the related AOCI balance was removed from the balance sheet in 2011.  See Note 6 for additional information.

At December 31, 2010, WPDH Limited holds a net notional position in cross-currency swaps totaling $302 million to hedge the interest payments and principal of its U.S. dollar-denominated senior notes with maturity dates ranging from December 2017 to December 2028.  For 2010, 2009 and 2008, no amounts were recorded related to hedge ineffectiveness.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, all balances recorded related to these contracts were removed from the balance sheet in 2011.  See Note 6 for additional information.

Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified to earnings.  PPL Energy Supply had no such reclassifications in 2010, 2009 and 2008.

At December 31, 2010, the accumulated net unrealized after-tax losses on qualifying derivatives that are expected to be reclassified into earnings during the next 12 months were insignificant.  Amounts are reclassified as the hedged interest payments are made.

Fair Value Hedges

PPL Energy Supply is exposed to changes in the fair value of their domestic and international debt portfolios.  To manage this risk, PPL Energy Supply may enter into financial contracts to hedge fluctuations in the fair value of existing debt issuances due to changes in benchmark interest rates.  PPL Energy Supply did not hold any such contracts at December 31, 2010.  PPL Energy Supply did not recognize any gains or losses resulting from the ineffective portion of fair value hedges or from a portion of the hedging instrument being excluded from the assessment of hedge effectiveness for 2010, 2009 and 2008.  Additionally, PPL Energy Supply did not recognize any gains or losses resulting from hedges of debt issuances that no longer qualified as fair value hedges for 2010, 2009 and 2008.

Foreign Currency Risk

As described in Note 6, in January 2011, PPL Energy Supply distributed its membership interest in PPL Global to its parent.  Therefore, effective January 2011, PPL Energy Supply is no longer subject to foreign currency risk associated with investments in U.K. affiliates.

PPL Energy Supply was exposed to foreign currency risk, primarily through investments in U.K. affiliates.  In addition, PPL Energy Supply's domestic operations may make purchases of equipment in currencies other than U.S. dollars.

PPL Energy Supply has adopted a foreign currency risk management program designed to hedge certain foreign currency exposures, including firm commitments, recognized assets or liabilities, anticipated transactions and net investments.  In addition, PPL Energy Supply enters into financial instruments to protect against foreign currency translation risk of expected earnings.

Cash Flow Hedges

PPL Energy Supply may enter into foreign currency derivatives associated with foreign currency-denominated debt and the exchange rate associated with firm commitments denominated in foreign currencies; however, at December 31, 2010, there were no existing contracts of this nature.  Amounts previously classified in AOCI are reclassified as the hedged interest payments are made and as the related equipment is depreciated.

Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified to earnings.  There were no such reclassifications during 2010, 2009 and 2008.

Fair Value Hedges

PPL Energy Supply enters into foreign currency forward contracts to hedge the exchange rates associated with firm commitments denominated in foreign currencies; however, at December 31, 2010, there were no existing contracts of this nature.  PPL Energy Supply did not recognize any gains or losses resulting from the ineffective portion of fair value hedges or from a portion of the hedging instrument being excluded from the assessment of hedge effectiveness for 2010, 2009 and 2008.  Additionally, PPL Energy Supply did not recognize any gains or losses resulting from hedges of firm commitments that no longer qualified as fair value hedges for 2010, 2009 and 2008.

Net Investment Hedges

PPL Energy Supply may enter into foreign currency contracts to protect the value of a portion of its net investment in WPD.  The total notional amount of the contracts outstanding at December 31, 2010 was £35 million (approximately $62 million based on contracted rates).  At December 31, 2010, the fair value of these positions was a net asset of $7 million.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, effective January 2011, these contracts are no longer included in PPL Energy Supply's business.  See Note 6 for additional information.  At December 31, 2009, the fair value of these positions was a net asset of $13 million.  For 2010, 2009 and 2008, PPL Energy Supply recognized after tax net investment hedge gains of $4 million, after-tax losses of $(5) million and after-tax gains of $20 million in the foreign currency translation adjustment component of AOCI.  At December 31, 2010, PPL Energy Supply had $15 million of accumulated net investment hedge gains, after tax, that were included in the foreign currency translation adjustment component of AOCI compared with $11 million of gains, after tax, at December 31, 2009.  See Note 12 for additional information.

Economic Activity

PPL Energy Supply may enter into foreign currency contracts as an economic hedge of anticipated earnings denominated in British pounds sterling.  At December 31, 2010, the total exposure hedged was £89 million and the net fair value of these positions was a net asset of $4 million.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global to its parent, effective January 2011, these contracts are no longer included in PPL Energy Supply's business.  See Note 6 for additional information.  These contracts had termination dates ranging from January 2011 to December 2011.  The net fair value of similar hedging instruments outstanding at December 31, 2009 was a net asset of $2 million.  As a result of PPL Energy Supply's January 2011 distribution of its membership interest in PPL Global, gains and losses, both realized and unrealized, on these contracts were reflected in "Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income.  For 2010, PPL Energy Supply recorded net gains of $3 million.  For 2009 and 2008, PPL Energy Supply recorded net losses of $(9) million and net gains of $9 million related to similar average rate forwards and average rate options.  See Note 12 for additional information.

Accounting and Reporting

All derivative instruments are recorded at fair value on the balance sheet as an asset or liability (unless they qualify for NPNS; see Note 14 for additional information).  Changes in the derivatives' fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

See Note 1 for additional information on accounting policies related to derivative instruments.

The following tables present the fair value and location of derivative instruments recorded on the Balance Sheets.

	December 31, 2010				December 31, 2009
	Derivatives designated as		Derivatives not designated		Derivatives designated as		Derivatives not designated
	hedging instruments		as hedging instruments (a)		hedging instruments		hedging instruments (a)
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Current:
Price Risk Management
Assets/Liabilities (b):
Cross-currency swaps	$7	$9			$1	$4
Foreign currency
exchange contracts	7		$4		8		$2
Commodity contracts	878	19	1,011	$1,084	741	219	1,395	$1,279
Total current	892	28	1,015	1,084	750	223	1,397	1,279
Noncurrent:
Price Risk Management
Assets/Liabilities (b):
Cross-currency swaps	37				11
Foreign currency
exchange contracts					5
Commodity contracts	169	7	445	431	578	118	640	464
Total noncurrent	206	7	445	431	594	118	640	464
Total derivatives	$1,098	$35	$1,460	$1,515	$1,344	$341	$2,037	$1,743

(a)	$326 million and $375 million of net gains associated with derivatives that were no longer designated as hedging instruments are recorded in AOCI at December 31, 2010 and 2009.
(b)	Represents the location on the balance sheet.

The after-tax balances of accumulated net gains (losses) (excluding net investment hedges) in AOCI were $733 million, $573 million and $(12) million at December 31, 2010, 2009 and 2008.

The following tables present the pre-tax effect of derivative instruments recognized in income or OCI.

Derivatives in	Hedged Items in	Location of Gain	Gain (Loss) Recognized		Gain (Loss) Recognized
Fair Value Hedging	Fair Value Hedging	(Loss) Recognized	in Income on Derivative		in Income on Related Item
Relationships	Relationships	in Income	2010	2009	2010	2009

Interest rate swaps	Fixed rate debt	Interest expense		$1	$2

				2010		2009
					Gain (Loss)		Gain (Loss)
					Recognized		Recognized
					in Income		in Income
					on Derivative		on Derivative
				Gain (Loss)	(Ineffective	Gain (Loss)	(Ineffective
				Reclassified	Portion and	Reclassified	Portion and
	Derivative Gain		Location of	from AOCI	Amount	from AOCI	Amount
	(Loss) Recognized in		Gains (Losses)	into Income	Excluded from	into Income	Excluded from
Derivative	OCI (Effective Portion)		Recognized	(Effective	Effectiveness	(Effective	Effectiveness
Relationships	2010	2009	in Income	Portion)	Testing)	Portion)	Testing)
Cash Flow Hedges:
			Income (Loss) from
			Discontinued
Cross-currency			Operations (net of
swaps	$25	$(45)	income taxes)	$18		$(18)
Commodity			Wholesale energy
contracts	487	829	marketing	680	$(201)	358	$(296)
			Fuel	2		(20)	2
			Depreciation	2		1
			Energy purchases	(458)	3	(544)	(7)
			Other O&M			1
Interest rate
swaps			Interest expense		(3)
Total	$512	$784		$244	$(201)	$(222)	$(301)
Net Investment
Hedges:
Foreign exchange
contracts	$5	$(9)

Derivatives Not Designated as	Location of Gain (Loss) Recognized in
Hedging Instruments:	Income on Derivatives	2010	2009

Foreign exchange contracts	Income (Loss) from Discontinued Operations (net of income taxes)	$3	$(9)
Commodity contracts	Unregulated retail electric and gas	11	13
	Wholesale energy marketing	(70)	588
	Net energy trading margins (a)	1
	Fuel	12	12
	Energy purchases	(405)	(808)
	Total	$(448)	$(204)

(a)	Differs from the Statement of Income due to intra-month transactions that PPL Energy Supply defines as spot activity, which is not accounted for as a derivative.

Credit Risk-Related Contingent Features

Certain of PPL Energy Supply's derivative contracts contain credit contingent provisions which would permit the counterparties with which PPL Energy Supply is in a net liability position to require the transfer of additional collateral upon a decrease in the credit ratings of PPL Energy Supply or certain of its subsidiaries.  Most of these provisions would require PPL Energy Supply to transfer additional collateral or permit the counterparty to terminate the contract if the applicable credit rating were to fall below investment grade.  Some of these provisions also would allow the counterparty to require additional collateral upon each decrease in the credit rating at levels that remain above investment grade.  In either case, if the applicable credit rating were to fall below investment grade (i.e., below BBB- for S&P or Fitch, or Baa3 for Moody's), and assuming no assignment to an investment grade affiliate were allowed, most of these credit contingent provisions require either immediate payment of the net liability as a termination payment or immediate and ongoing full collateralization by PPL Energy Supply on derivative instruments in net liability positions.

Additionally, certain of PPL Energy Supply's derivative contracts contain credit contingent provisions that require PPL Energy Supply to provide "adequate assurance" of performance if the other party has reasonable grounds for insecurity regarding PPL Energy Supply's performance of its obligation under the contract.  A counterparty demanding adequate assurance could require a transfer of additional collateral or other security, including letters of credit, cash and guarantees from a creditworthy entity.  This would typically involve negotiations among the parties.  However, amounts disclosed below represent assumed immediate payment or immediate and ongoing full collateralization for derivative instruments in net liability positions with "adequate assurance" provisions.

To determine net liability positions, PPL Energy Supply uses the fair value of each contract.  The aggregate fair value of all derivative instruments with the credit contingent provisions described above that were in a net liability position at December 31, 2010 was $78 million, of which PPL Energy Supply had posted collateral of $18 million in the normal course of business.  At December 31, 2010, if the credit contingent provisions underlying these derivative instruments were triggered due to a credit downgrade below investment grade, PPL Energy Supply would have been required to prepay or post additional collateral of $171 million to its counterparties including net receivables and payables already recorded on the balance sheet.

16.  Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill by segment were:

	International Regulated		Supply		Total
	2010	2009	2010	2009	2010	2009

Balance at beginning of period (a)	$715	$669	$91	$94	$806	$763
Allocation to discontinued operations (b)			(5)	(3)	(5)	(3)
Effect of foreign currency exchange rates	(36)	46			(36)	46
Balance at end of period (a)	$679	$715	$86	$91	$765	$806

(a)	There were no accumulated impairment losses recorded.
(b)
2010 represents goodwill allocated to certain non-core generation facilities and written off.  2009 represents goodwill allocated to the Long Island and the majority of the Maine hydroelectric generation businesses and written off.

Other Intangibles

The gross carrying amount and the accumulated amortization of other intangible assets were:

	December 31, 2010		December 31, 2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Subject to amortization:
Contracts	$203	$38	$203	$23
Land and transmission rights	19	16	59	23
Emission allowances/RECs (a) (b)	20		56
Licenses and other (c)	239	29	172	18
Total subject to amortization	481	83	490	64

Not subject to amortization due to indefinite life:
Easements	77		76
Total	$558	$83	$566	$64

(a)
Removed from the Balance Sheets and expensed when consumed or sold.  Consumption expense was $46 million, $32 million, and $25 million in 2010, 2009, and 2008.  Consumption expense is estimated at $13 million for 2011, $3 million for 2012 and $2 million for 2013 through 2015.

(b)	During 2010 and 2009, PPL Energy Supply recorded $16 million and $37 million of impairment charges. See Note 14 for additional information.
(c)
"Other" includes costs for the development of licenses, the most significant of which is the COLA.  Amortization of these costs begins when the related asset is placed in service.  See Note 5 for additional information on the COLA.

Current intangible assets and long-term intangible assets are presented as "Other intangibles" in their respective areas on the Balance Sheets.

Amortization expense, excluding consumption of emission allowances/RECs, was $20 million, $19 million and $10 million in 2010, 2009 and 2008, and is estimated to be $20 million per year for 2011 through 2015.

Following are the weighted-average rates of amortization at December 31.

	2010	2009

Contracts	7.41%	7.41%
Emission allowances/RECs (a)
Licenses and other	4.16%	4.07%

(a)	Expensed when consumed or sold.

In November 2009, NRC approved PPL Susquehanna's application for 20-year license renewals for each of the Susquehanna nuclear units.  Costs of $17 million were capitalized related to these license renewals.  The weighted-average period prior to the next PPL Susquehanna license renewal is 33 years.

17.  Asset Retirement Obligations

PPL Energy Supply has recorded liabilities in the financial statements to reflect various legal obligations associated with the retirement of long-lived assets, the largest of which relates to the decommissioning of the Susquehanna plant.  Other AROs recorded relate to various environmental requirements for coal piles, ash basins and other waste basin retirements.

PPL Energy Supply has recorded several conditional AROs, the most significant of which related to the removal and disposal of asbestos-containing material.

In addition to the AROs that were recorded for asbestos-containing material, PPL Energy Supply identified other asbestos-related obligations, but were unable to reasonably estimate their fair values.  PPL Energy Supply management was unable to reasonably estimate a settlement date or range of settlement dates for the remediation of all of the asbestos-containing material at certain of the generation plants.  If economic events or other circumstances change that enable PPL Energy Supply to reasonably estimate the fair value of these retirement obligations, they will be recorded at that time.

Other conditional AROs that were recorded related to treated wood poles, gas-filled switchgear and fluid-filled cables.  These obligations, required by U.K. law, had an insignificant impact on the financial statements.

PPL Energy Supply also identified legal retirement obligations associated with the retirement of a reservoir and certain transmission assets that could not be reasonably estimated due to indeterminable settlement dates.

The most significant ARO recorded by PPL Energy Supply relates to the decommissioning of the Susquehanna nuclear plant.  In the third quarter of 2010, PPL Susquehanna completed a site-specific study to update the estimated cost to dismantle and decommission each Susquehanna nuclear unit immediately following final shutdown.  This estimate included decommissioning the radiological portions of the station and the cost of removal of non-radiological structures and materials.  Based on this study, which used a methodology consistent with the prior site-specific study done in 2002, the decommissioning ARO liability and the associated long-lived asset were reduced by $103 million.  The primary factor for this decline was the lower estimated inflation rate assumption used in the 2010 ARO calculation.

The accrued nuclear decommissioning obligation was $270 million and $348 million at December 31, 2010 and 2009, and is included in "Asset retirement obligations" on the Balance Sheets.  The fair value of investments that are legally restricted for the decommissioning of the Susquehanna nuclear plant was $618 million and $548 million at December 31, 2010 and 2009, and is included in "Nuclear plant decommissioning trust funds" on the Balance Sheets.  See Notes 14 and 19 for additional information on the nuclear decommissioning trust funds.

The changes in the carrying amounts of AROs were:

	2010	2009

ARO at beginning of period	$426	$389
Accretion expense	31	31
New obligations incurred	4	9
Changes in estimated cash flow or settlement date	(100)	16
Obligations settled	(16)	(19)
ARO at end of period	$345	$426

In addition to periodically updating the nuclear decommissioning ARO as described above, changes to other ARO costs and settlement dates, which affect the carrying value of various AROs, are reviewed periodically to ensure that any material changes are incorporated into the latest estimates of the obligation.  In 2010, PPL Energy Supply revised cost estimates at several plants, the most significant being the Susquehanna nuclear plant discussed above and the ash basins at Montour and Martins Creek.  In 2009, PPL Energy Supply revised cost estimates for several AROs and recognized additional asbestos liabilities at several plants, the most significant being the asbestos AROs at the Montour plant.  The effect of these new and revised liabilities was to increase the ARO liability and related plant balances by $7 million in 2010 and $25 million in 2009.  The 2010 and 2009 income statement impact of these changes was insignificant.

The classification of AROs on the Balance Sheets was as follows.

	2010	2009

Current portion (a)	$13	$10
Long-term portion (b)	332	416
Total	$345	$426

(a)	Included in "Other current liabilities."
(b)	Included in "Asset retirement obligations."

18.  Variable Interest Entities

In December 2001, a subsidiary of PPL Energy Supply entered into a $455 million operating lease arrangement, as lessee, for the development, construction and operation of a gas-fired combined-cycle generation facility located in Lower Mt. Bethel Township, Northampton County, Pennsylvania.  The owner/lessor of this generation facility, LMB Funding, LP, was created to own/lease the facility and incur the related financing costs.  The initial lease term commenced on the date of commercial operation, which occurred in May 2004, and ends in December 2013.  Under a residual value guarantee, if the generation facility is sold at the end of the lease term and the cash proceeds from the sale are less than the original acquisition cost, the subsidiary of PPL Energy Supply is obligated to pay up to 70.52% of the original acquisition cost.  This residual value guarantee protects the other variable interest holders from losses related to their investments.  LMB Funding, LP cannot extend or cancel the lease or sell the facility without the prior consent of the PPL Energy Supply subsidiary.  As a result, LMB Funding, LP was determined to be a VIE and the subsidiary of PPL Energy Supply was considered the primary beneficiary that consolidates this VIE.

The lease financing, which includes $437 million of "Long-term Debt" and $18 million of "Noncontrolling Interests" at December 31, 2010 and December 31, 2009, is secured by, among other things, the generation facility, the carrying amount of which is disclosed on the Balance Sheets.  The debt matures at the end of the initial lease term.  As a result of the consolidation, PPL Energy Supply has recorded interest expense in lieu of rent expense.  For 2010, 2009 and 2008, additional depreciation on the generation facility of $16 million, $11 million and $11 million was recorded.

19.  Available-for-Sale Securities

PPL Energy Supply and its subsidiaries classify certain short-term investments, securities held by the NDT funds and auction rate securities as available-for-sale.  Available-for-sale securities are carried on the balance sheet at fair value.  Unrealized gains and losses on these securities are reported, net of tax, in OCI or are recognized currently in earnings when a decline in fair value is determined to be other-than-temporary.  The specific identification method is used to calculate realized gains and losses.

The following table shows the amortized cost of available-for-sale securities and the gross unrealized gains recorded in AOCI.  See Note 14 for information regarding the fair value of these securities.

	2010		2009
		Gross		Gross
	Amortized	Unrealized	Amortized	Unrealized
	Cost	Gains	Cost	Gains
NDT funds:
Cash and cash equivalents	$10		$7
Equity securities:
U.S. large-cap	180	$123	170	$89
U.S. mid/small-cap	67	52	65	36
Debt securities:
U.S. Treasury	71	4	72	2
U.S. government sponsored agency	6	1	9
Municipality	69		63	2
Investment-grade corporate	31	2	28	1
Residential mortgage-backed securities			1
Other	1
Receivables/payables, net	1		3
Total NDT funds	436	182	418	130
Auction rate securities	20		20
Total	$456	$182	$438	$130

There were no securities with credit losses at December 31, 2010 and 2009.

The following table shows the scheduled maturity dates of debt securities held at December 31, 2010.

	Maturity	Maturity	Maturity	Maturity
	Less Than	1-5	5-10	in Excess
	1 Year	Years	Years	of 10 Years	Total

Amortized cost	$14	$61	$60	$63	$198
Fair value	14	63	63	65	205

The following table shows proceeds from and realized gains and losses on sales of available-for-sale securities.

	2010	2009	2008

Proceeds from sales of NDT securities (a)	$114	$201	$197
Other proceeds from sales		154	33
Gross realized gains (b)	13	27	19
Gross realized losses (b)	(5)	(20)	(23)

(a)
These proceeds, along with deposits of amounts collected from customers, are used to pay income taxes and fees related to managing the trust.  Remaining proceeds are reinvested in the trust.  Collections from customers ended in December 2009.

(b)	Excludes the impact of other-than-temporary impairment charges recognized in the Statements of Income.

Short-term Investments

In December 2008, the PEDFA issued $150 million aggregate principal amount of Exempt Facilities Revenue Bonds, Series 2008A and 2008B due 2038 (Series 2008 Bonds) on behalf of PPL Energy Supply.  PPL Investment Corp. acted as the initial purchaser of the Series 2008 Bonds upon issuance.  In April 2009, PPL Investment Corp. received $150 million for its investment in the Series 2008 bonds when they were refunded by the PEDFA.  See "Long-term Debt" in Note 4 for more information on the refundings.  No realized or unrealized gains (losses) were recorded on these securities, as the difference between carrying value and fair value was insignificant.

NDT Funds

Beginning in January 1999 and ending in December 2009, in accordance with the PUC Final Order, approximately $130 million of decommissioning costs were recovered from PPL Electric's customers through the CTC over the 11-year life of the CTC rather than the remaining life of the Susquehanna nuclear plant.  The recovery included a return on unamortized decommissioning costs.  Under the power supply agreements between PPL Electric and PPL EnergyPlus, these revenues were passed on to PPL EnergyPlus.  Similarly, these revenues were passed on to PPL Susquehanna under a power supply agreement between PPL EnergyPlus and PPL Susquehanna.

Amounts collected from PPL Electric's customers for decommissioning, less applicable taxes, were deposited in external trust funds for investment and can only be used for future decommissioning costs.  To the extent that the actual costs for decommissioning exceed the amounts in the nuclear decommissioning trust funds, PPL Susquehanna would be obligated to fund 90% of the shortfall.

When the fair value of a security is less than amortized cost, PPL Energy Supply must make certain assertions to avoid recording an other-than-temporary impairment that requires a current period charge to earnings.  The NRC requires that nuclear decommissioning trusts be managed by independent investment managers, with discretion to buy and sell securities in the trusts.  As a result, PPL Energy Supply has been unable to demonstrate the ability to hold an impaired security until it recovers its value; therefore, unrealized losses on debt securities through March 31, 2009 and unrealized losses on equity securities for all periods presented, represented other-than-temporary impairments that required a current period charge to earnings.  PPL Energy Supply recorded impairments for certain securities invested in the NDT funds of $3 million, $18 million and $36 million for 2010, 2009 and 2008.  These impairments are reflected on the Statements of Income in "Other-Than-Temporary Impairments."

Effective April 1, 2009, when PPL Energy Supply intends to sell a debt security or more likely than not will be required to sell a debt security before recovery, then the other-than-temporary impairment recognized in earnings will equal the entire difference between the security's amortized cost basis and its fair value.  However, if there is no intent to sell a debt security and it is not more likely than not that they will be required to sell the security before recovery, but the security has suffered a credit loss, the other-than-temporary impairment will be separated into the credit loss component, which is recognized in earnings, and the remainder of the other-than-temporary impairment, which is recorded in OCI.  Temporary impairments of debt securities and unrealized gains on both debt and equity securities are recorded to OCI.  There were no credit losses on debt securities held in the NDT funds at December 31, 2010 or December 31, 2009.

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31
2010
Operating revenues as previously reported	$2,307	$1,013	$1,680	$889
Reclassification of discontinued operations (b)	(213)	(178)	(172)	(198)
Operating revenues	2,094	835	1,508	691
Operating income as previously reported	375	167	435	477
Reclassification of discontinued operations (b)	(122)	(93)	(88)	(90)
Operating income	253	74	347	387
Income from continuing operations after income taxes as
previously reported	192	78	320	291
Reclassification of discontinued operations (b)	(68)	(52)	(107)	(34)
Income from continuing operations after income taxes	124	26	213	257
Income (loss) from discontinued operations as previously reported	8	8	(54)	19
Reclassification of discontinued operations (b)	68	52	107	34
Income (loss) from discontinued operations	76	60	53	53
Net income	200	86	266	310
Net income attributable to PPL Energy Supply	200	86	265	310

2009
Operating revenues as previously reported	$1,919	$1,326	1,433	1,347
Reclassification of discontinued operations (b)	(183)	(163)	(173)	(197)
Operating revenues	1,736	1,163	1,260	1,150
Operating income as previously reported	274	15	82	152
Reclassification of discontinued operations (b)	(107)	(88)	(90)	(103)
Operating income (loss)	167	(73)	(8)	49
Income (loss) from continuing operations after income taxes as
previously reported	177	(7)	13	71
Reclassification of discontinued operations (b)	(87)	(61)	(63)	(59)
Income (loss) from continuing operations after income taxes	90	(68)	(50)	12
Income (loss) from discontinued operations as previously reported	14	(24)	(28)	31
Reclassification of discontinued operations (b)	87	61	63	59
Income (loss) from discontinued operations	101	37	35	90
Net income (loss)	191	(31)	(15)	102
Net income (loss) attributable to PPL Energy Supply	191	(31)	(16)	102

(a)
Quarterly results can vary depending on, among other things, weather and the forward pricing of power.  In addition, earnings in 2010 and 2009 were affected by special items.  Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.  These special items include $24 million of tax expense recorded in the third quarter of 2009 by for the correction to the previously computed tax bases of the Latin American businesses that were sold in 2007.  See Note 6 to the Financial Statements for additional information.

(b)	In January 2011, PPL Energy Supply distributed its membership interest in PPL Global to its parent, PPL Energy Funding. See Note 6 to the Financial Statements for additional information.